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As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 333-59284

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 5 to
Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANSTAR COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

New York	7389	59-2757389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SEE TABLE OF ADDITIONAL REGISTRANTS
One Park Avenue
New York, NY 10016
(212) 951-6600

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David W. Montgomery
Vice President-Finance, Chief Financial Officer & Secretary
Advanstar Communications Inc.
131 West First Street
Duluth, MN 55802
(218) 723-9200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael Kaplan, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number

Men's Apparel Guild in California, Inc.	California	7389	95-1588605

Applied Business telecommunications	California	7389	94-2896012

PROSPECTUS

         $160,000,000
 ADVANSTAR COMMUNICATIONS INC.

12% Series B Senior Subordinated Notes due 2011

        Interest on the notes is payable every February 15 and August 15, beginning August 15, 2001. The notes are redeemable on or after February 15, 2006 at the prices specified in this prospectus. We may redeem the notes upon a change of control prior to February 15, 2006 at a price equal to 100% plus an applicable premium.

        This investment involves risks. See "Risk Factors" beginning on page 8.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus will be used by Credit Suisse First Boston LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Credit Suisse First Boston LLC has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Credit Suisse First Boston LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.

Credit Suisse First Boston

The date of this Prospectus is April 16, 2004.

        You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The names of events, publications and services used in this prospectus are trademarks, trade names and service marks of Advanstar Communications Inc., it subsidiaries or its joint ventures. Names of companies and associations used in this prospectus are trademarks or trade names of the respective organizations.

        In this prospectus, "Advanstar," the "Company," "we," "us" or "our" refer to Advanstar Communications Inc. and its subsidiaries, except where the context makes clear that the reference is only to Advanstar Communications Inc. itself and not its subsidiaries.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

Summary Description of the Securities

        The following summary contains basic information about the notes. It does not contain all of the information that is important to you. For a more complete understanding of this offering, see "Description of Notes."

Maturity Date	February 15, 2011.
Interest Payment Dates	Every February 15 and August 15.
Ranking	The notes and the guarantees rank:
	•	junior to all of our and the guarantors' existing and future senior indebtedness and secured indebtedness, including any borrowings under our credit facility;
	•	equally with any of our and the guarantors' future senior subordinated indebtedness, including trade payables;
	•	senior to any of our and the guarantors' future subordinated indebtedness; and
	•	effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.
At December 31, 2003, the notes and the guarantees ranked junior to:
	•	$463.7 million of senior indebtedness and
	•	$10.7 million of liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.
Optional Redemption
We may redeem any of the notes at any time on or after February 15, 2006, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Change of Control
Upon a change of control, as defined in "Description of Notes," we will have the option, at any time prior to February 15, 2006, to redeem all of the notes at a redemption price equal to 100% of their principal amount plus the "applicable premium," as defined in "Description of Notes," together with accrued and unpaid interest. If a change of control occurs and we do not exercise our option to redeem the notes, we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest to the date of repurchase.

Subsidiary Guarantees	The notes are jointly and severally guaranteed on an unsecured, senior subordinated basis by all of our existing and future domestic restricted subsidiaries.
Certain Covenants	The terms of the notes restrict our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	create liens;
	•	engage in sale-leaseback transactions;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets;
	•	engage in transactions with affiliates; or
	•	effect a consolidation or merger.

However, these limitations are subject to a number of important qualifications and exceptions. In particular, some of our joint ventures are not "subsidiaries" under the indenture, although they are consolidated subsidiaries for accounting purposes.
Use of Proceeds	This prospectus is delivered in connection with the sale of the notes by Credit Suisse First Boston LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

OUR COMPANY

Overview

        We are a leading worldwide provider of integrated B-to-B marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, directories, guides and reference books. We are one of the largest trade show operators in the United States based on total square footage and number of shows in 2003 and one of the largest B-to-B trade publishers in the United States as measured by advertising pages in 2003.

Products and Services

        We offer our customers a comprehensive array of B-to-B communications products and services to reach their existing and prospective buyers on a cost-effective basis.

  Trade Shows

        As of December 31, 2003, we owned and managed 60 trade shows and 12 standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Our trade show revenue is derived primarily from the sale of trade show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Trade show revenue accounted for approximately 54%, 52% and 48% of our revenue in 2001, 2002 and 2003, respectively.

  Trade Publications

        As of December 31, 2003, we published 78 specialized business magazines and professional journals and 22 directories and other publications. Of our 69 magazines and journals for which competitive data is available, 68% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the year ended December 31, 2003. Our publications are generally distributed free-of-charge to qualified professional recipients and generate revenues predominantly from advertising. Trade publications revenue accounted for approximately 41%, 43% and 47% of our total revenue in 2001, 2002 and 2003, respectively. See "The Acquisition."

  Marketing Services

        We provide a comprehensive set of marketing communications products, services and support geared to a variety of industries' marketing and customer needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' B-to-B marketing and communications programs. Marketing services revenue accounted for approximately 5% of our revenue in each of 2001, 2002 and 2003.

  Internet

        In addition, we work with Advanstar.com, a subsidiary of our parent but not an obligor of the notes, to use Internet based products and services to complement our delivery of trade show, publishing and marketing services products to our customers. We also use the Internet as a cost-effective method of developing qualifying magazine circulation and to register trade show and conference attendees. We intend to integrate Advanstar.com into our core operations, at which point it would become part of Advanstar Communications. Such integration is not expected to have a material effect on our future results of operations or financial condition. See "Certain Relationships and Related Party Transactions—Relationship with Advanstar.com."

Industry Sectors

        We also operate our business by targeting a number of industry sectors in North America, Latin America, Europe and Asia through certain niche markets grouped together in five core clusters. For financial information relating to Advanstar's operations by geographic area see Note 11 to our consolidated financial statements for the year ended December 31, 2003. In addition to our five core clusters, we have grouped the industry sectors in which we provide products and services but do not have a significant industry presence into a "Portfolio" cluster. We believe that by focusing on industries in addition to product segments, we better identify the broad array of our customers' B-to-B marketing communications needs which our products and services can meet. In addition, we believe our industry focus allows us to cross-sell our products and services effectively and to capture a larger share of our customers' marketing budgets. In each of our niche markets, many of the same customers advertise in our publications, exhibit at our trade shows and use our marketing services to reach their buyers. We have expanded our trade show, conference and publication offerings within each cluster through new product introductions and strategic acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

Industry Overview

        B-to-B communications companies provide marketing solutions for our customers through trade shows and conferences, trade publications, ancillary marketing services and through Internet applications. According to the July 2003 Veronis Suhler Stevenson Communications Industry Forecast, total spending on B-to-B communications, including magazines and trade shows, declined for the second consecutive year in 2002 at a rate of 8.7% to $19.2 billion. Total B-to-B spending was virtually flat on a compound annual basis from 1997 to 2002, largely because of the two-year B-to-B media recession that took place in 2001 and 2002.

        According to Veronis Suhler Stevenson, total spending on U.S. trade shows and conferences amounted to $8 billion in 2002, a decline of 1.2% from 2001 following a 3.2% contraction from 2000 as a result of a sluggish economy, corporate profit declines and steep cutbacks in company travel. As measured by Tradeshow Week, 2003 saw an increase in attendance and the number of exhibiting companies of 3.6% and 0.6%, respectively, though there was a slight decline of 0.4% in net square footage. Results improved in the fourth quarter due to renewed confidence in air travel.

        The U.S. B-to-B publishing industry generated revenue of $11.2 billion in 2002 according to Veronis Suhler Stevenson, with a CAGR of 1.2% from 1997 to 2002. Spending in 4 of the 5 largest ad categories fell at double digit rates for 2002 led by a 27.8% plunge in tech advertising. A slow recovery appeared to be taking place in the B-to-B media industry at the end of 2002 and the through the first quarter of 2003. Industry-wide advertising pages, as measured by the Business Information Network, declined 3.2% in 2003 from 2002 levels following a 15.0% decline in 2002 from 2001 levels. Veronis Suhler Stevenson is forecasting that total spending on business-to-business media will grow at a compound annual growth rate of 4.8% from 2002 to 2007.

        Our results during 2003 reflect the unevenness and sporadic nature of economic recovery in the United States across the multiple industry sectors in which our customers operate. However, we believe that our balanced portfolio between trade shows and publications and our diversification across many industry sectors mitigates the overall impact of the tentative nature of the economic recovery and reduces our exposure to the potential volatility of any one sector.

Competitive Strengths

        We believe that the following factors contribute to our strong competitive position:

  •
  Market Leadership

  •
  Diverse Customer Base

  •
  Experienced and Motivated Management Team

        See "Business—Competitive Strengths" for additional detail on these strengths.

Business Strategy

        Our objective is to increase profitability by solidifying our position as a leading provider of comprehensive one stop B-to-B marketing communications products and services. In order to achieve this objective, we operate our business based on the following strategies:

  •
  Operate Leading Trade Shows and Publish Leading Magazines in Attractive Niche Markets

  •
  Utilize Industry Cluster Strategy to Drive Growth

  •
  Maximize Share of Customers' Total Marketing Expenditures

  •
  Launch New Products and Services Within Existing Clusters

  •
  Identify and Consummate Strategic Acquisitions

        For additional detail on our Business Strategy see "Business—Business Strategy."

Risk Factors

        See "Risk Factors" for a discussion of various risks associated with an investment in the notes.

        Our principal executive offices are located at One Park Avenue, New York, New York and our telephone number is (212) 951-6600.

Summary Financial Data

        The table below includes summary historical, consolidated financial data for Advanstar and its predecessor for each of the periods indicated. The summary historical consolidated financial data for Advanstar's predecessor for the year ended December 31, 1999 and for the period January 1, 2000 through October 11, 2000 has been derived from the audited consolidated financial statements and notes thereto of the predecessor for those periods, which are not included herein. The consolidated balance sheet data as of December 31, 2000 and December 31, 2001 and the summary historical consolidated financial data for Advanstar for the period October 12, 2000 through December 31, 2000 have been derived from the audited consolidated financial statements and the notes thereto of Advanstar which are not included herein. The summary consolidated financial data for Advanstar for the years ended December 31, 2001, 2002 and 2003 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The combined financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements and notes thereto of the predecessor and Advanstar but has not been audited and does not comply with generally accepted accounting principles. You should read the information contained in this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements included elsewhere in this prospectus.

	Predecessor		Advanstar
	Year Ended December 31, 1999	For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000	Combined 2000	2001	Year Ended December 31, 2002	2003
				(unaudited)
			(dollars in thousands)
Income Statement Data:
Revenue	$328,372	$314,045	$63,434	$377,479	$346,997	$307,183	$323,673
Cost of production and selling	211,511	191,638	49,339	240,977	219,992	187,683	201,857
General and administrative expenses	33,196	32,981	7,740	40,721	35,697	35,027	34,555
Stock option compensation expense (benefit) (1)	3,925	(2,485)	—	(2,485)	—	—	—
Restructuring charge (2)	—	—	—	—	—	—	2,692
Funding of affiliated dot.com company operations	—	—	—	—	—	39,587	1,121
Depreciation and amortization (3)	53,258	39,653	15,747	55,400	94,261	69,132	56,603

Operating income (loss)	26,482	52,258	(9,392)	42,866	(2,953)	(24,246)	26,845
Other income (expense):
Interest expense	(39,888)	(38,161)	(13,765)	(51,926)	(55,499)	(51,211)	(58,103)
Write-off of deferred financing costs	—	—	—	—	(4,038)	—	(11,324)
Other income (expense), net	(198)	(2,394)	215	(2,179)	788	2,931	486

Income (loss) before income taxes, minority interests and cumulative effect of accounting change	(13,604)	11,703	(22,942)	(11,239)	(61,702)	(72,526)	(42,096)
Provision (benefit) for income taxes	(11,431)	11,190	(4,772)	6,418	(12,648)	(15,478)	6,725
Minority interests	1,588	(1,003)	125	(878)	(156)	(474)	(627)

Income (loss) before cumulative effect of accounting change	(585)	(490)	(18,045)	(18,535)	(49,210)	(57,522)	(49,448)

Cumulative effect of accounting change, net of tax and minority interests	—	—	—	—	(552)	(66,817)	—

Net income (loss)	$(585)	$(490)	$(18,045)	$(18,535)	$(49,762)	$(124,339)	$(49,448)

Cash flows provided by (used in):
Operating activities	$53,520	$39,948	$(3,675)	$36,273	$41,813	$24,275	$45,848
Investing activities	(150,902)	(29,550)	(22,395)	(51,945)	(41,733)	(31,155)	(145,333)
Financing activities	94,904	(17,978)	—	(17,978)	24,774	(15,388)	110,236

Balance sheet data (at end of period):
Cash and cash equivalents	$11,237		$17,675		$44,636	$18,930	$29,274
Working capital (4)	(53,479)		(62,568)		(79,498)	(69,536)	(78,351)
Total assets	781,581		1,028,377		1,000,779	866,026	985,085
Total debt	523,154		565,000		570,000	557,700	626,069
Total stockholder's equity	132,961		335,461		276,386	186,153	209,296
Other Data:
Capital expenditures	$9,722			$11,882	$7,935	$7,216	$7,608
Ratio of earnings to fixed charges (5)	—	1.3	—	—	—	—

(1)
We account for stock-based compensation using the intrinsic value method. As a result, for options that do not have fixed terms, we measure compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. Our results for the period January 1, 2000 through October 11, 2000 were favorably impacted by compensation benefits due to a decrease in the fair value of the shares underlying the options. Because we no longer maintain the variable plan that resulted in compensation cost (benefit) and we intend to issue options with fixed terms, we will no longer expect to recognize compensation expense or benefit in future periods unless changes in GAAP require otherwise.

(2)
In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

(3)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Predecessor		Advanstar
	Year Ended December 31, 1999	For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000	Combined 2000	2001	Year Ended December 31, 2002	2003
				(unaudited)
			(dollars in thousands)
Reported income (loss) before cumulative effect of accounting change	$(585)	$(490)	$(18,045)	$(18,535)	$(49,210)	$(57,522)	$(49,448)
Add: goodwill amortization, net of tax	22,140	15,450	7,308	22,758	22,738	—	—

Adjusted income (loss) before cumulative effect of accounting change	$21,555	$14,960	$(10,737)	$4,223	$(26,472)	$(57,522)	$(49,448)

Reported net income (loss)	$(585)	$(490)	$(18,045)	$(18,535)	$(49,762)	$(124,339)	$(49,448)
Add: goodwill amortization, net of tax	22,140	15,450	7,308	22,758	22,738	—	—

Adjusted net income (loss)	$21,555	$14,960	$(10,737)	$4,223	$(27,024)	$(124,339)	$(49,448)

(4)
Working capital is defined as current assets, excluding cash, of $47.7 million, $48.7 million, $35.9 million, $34.0 million, and $45.3 million in each period ending December 31, 1999, 2000, 2001, 2002 and 2003, less current liabilities, excluding the current portion of long-term debt of approximately $101.2 million, $111.3 million, $115.4 million, $103.5 million and $123.7 million in each period ending December 31, 1999, 2000, 2001, 2002 and 2003.

(5)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges, and fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 1999, 2000, 2001, 2002 and 2003 by $12.0 million, $12.1 million, $61.9 million, $73.0 million and $42.7 million, respectively.

RISK FACTORS

        In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before making an investment in the notes.

Risks Relating to Our Debt

        We have a significant amount of debt, which could limit our ability to remain competitive or grow our business

        As of December 31, 2003, we had (a) total indebtedness of approximately $626.1 million and (b) approximately $49.9 million of borrowings available under our credit facility, subject to customary borrowing conditions. In addition, subject to the restrictions in our credit facility, the indenture and our other debt instruments, we may incur significant additional indebtedness from time to time. The level of our indebtedness may have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

  •
  limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally; and

  •
  exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

        We may not be able to service our debt without the need for additional financing, which we may not be able to obtain on satisfactory terms, if at all

        Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

        Our parent company will likely need to rely upon distributions from us to service its debt and we may not be able to make distributions in amounts sufficient to satisfy such debt service

        In addition to our debt service needs, our parent company, Advanstar, Inc., will likely need to rely upon distributions from us to service its 15% Senior Discount Notes due 2011, which we refer to as "parent company notes", including for the payment of interest which must be paid in cash beginning April 15, 2006. Our ability to generate sufficient cash from operations to make distributions to Advanstar, Inc. will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. In addition, our ability to make distributions to Advanstar, Inc. is subject to restrictions in our various debt instruments. For example, the notes and our second priority senior secured notes limit the amount of "restricted payments," including dividends, that we can make. Generally, we can make dividend payments only if our leverage ratio (as defined) is 6.0 to 1 or better and only from the amount by which our cumulative EBITDA (as defined) since January 1, 2001 exceeds 150% of our cumulative interest expense in that same period. As described above, our ability to generate EBITDA will depend upon various factors that may be beyond our control. Our interest expense will increase as a result of this offering and, because a portion of our debt bears variable rates of interest, our interest expense could increase further in the future. We may not generate sufficient cash flow from operations or be permitted by the terms of our debt instruments to pay dividends or distributions to Advanstar, Inc. in amounts sufficient to allow it to pay cash interest on the parent company notes. If Advanstar, Inc. is unable to meet its debt service obligations, it could attempt to restructure or refinance its indebtedness or seek additional equity capital. We cannot assure you that Advanstar, Inc. will be able to accomplish these actions on satisfactory terms or at all. A default under the parent company notes could result in an acceleration of all outstanding loans under our credit facility which, in turn, would trigger a cross-default under both the notes and our second priority senior secured notes. See "Description of Certain Indebtedness."

        Restrictive covenants in our debt instruments may limit our ability to engage in a variety of transactions and could trigger defaults that would accelerate all of our debt

        The indentures governing the notes contain various covenants that limit our ability to engage in a variety of transactions. In addition, our second priority senior secured notes, the parent company notes and our credit facility contain other and more restrictive covenants. Our credit facility requires us to maintain a fixed charge coverage ratio (as defined). Our ability to meet such financial covenant can be affected by events beyond our control, and we cannot assure you that we will meet those tests. We have required amendments in the past to relax financial covenants contained in our credit facility. If not for the completion of the offering of second priority senior secured notes in August 2003, management expects that Advanstar would have needed additional covenant or other relief in the future. We are substantially leveraged and our business remains subject to the same risks that created our historical liquidity and covenant concerns. A breach of any of these covenants or other provisions in the agreement governing the credit facility, our second priority senior secured notes, the parent company notes and/or the notes could result in a default under our credit facility, our second priority senior secured notes, the parent company notes, and/or the notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility on a first-priority basis and as security for the second priority senior secured notes on a second priority basis. If the lenders under our credit facility or second priority senior secured notes accelerate the repayment of this indebtedness, we cannot assure you that we will have sufficient assets to repay our credit facility and our other indebtedness, including the notes.

Risks Relating to Our Business

        Trade show exhibit space and ad pages declined significantly in 2001, 2002 and 2003 as a result of the economic slowdown in the United States and the September 11, 2001 terrorist attacks, and this trend may continue

        Our customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United States or in any other market where we conduct a significant amount of business. The longer a recession or economic downturn continues, the more likely it becomes that our customers may significantly reduce their marketing and advertising budgets. Any material decrease in marketing budgets could reduce the demand for exhibition space and also reduce attendance at our trade shows and conferences. In addition, any material decrease in advertising budgets could reduce the demand for advertising space in our publications. As a result, our revenue and our cash flow from operations could decrease significantly. In addition, our integrated marketing strategy could be materially adversely affected if advertising revenue cannot support one or more of our important publications or if declines in our customers' marketing and advertising budgets require us to discontinue one or more of our important trade shows or conferences.

        Our business and results of operations in 2001, 2002 and 2003 were significantly impacted by the downturn in the U.S. economy, particularly in our Information Technology & Communications cluster and Travel & Hospitality cluster, which together accounted for approximately 18.9% of our revenue in 2003 and 12.3% of our contribution margin. Our future results will continue to be affected if the economic slowdown continues. We expect any improvement in the performance of our trade shows and conferences to lag behind any general economic recovery, just as it lagged behind the downturn in the economy going into the recession beginning in late 2000. The events of September 11, 2001 also significantly impacted our results in those periods, including cancellations in ad pages, particularly in our travel industry publications, and cancellations of exhibitor participation in several of our events in the quarters following September 11, 2001.

        Further terrorist attacks and continued geopolitical concern (including conflict in the Middle East) may significantly affect our future results of operations or financial condition, whether as a result of (1) reduced attendance at, or curtailment or cancellation of, trade shows due to travel fears, (2) further reduction in economic activity and a related reduction in marketing expenditures on publications or trade shows, or (3) other circumstances that could result from these or subsequent attacks.

        We depend on securing desirable dates and locations for our trade shows and conferences, which we may not be able to secure

        The date and location of a trade show or a conference can impact its profitability and prospects. The market for desirable dates and locations is highly competitive. If we cannot secure desirable dates and locations for our trade shows and conferences, their profitability and future prospects would suffer, and our financial condition and results of operations would be materially adversely affected. In general, we maintain multi-year reservations for our trade shows and conferences. Consistent with industry practice, we do not pay for these reservations, and these reservations are not binding on the facility owners until we execute a contract with the owner. We typically sign contracts that guarantee the right to venues or dates for only one year. Therefore, our multi-year reservations may not lead to binding contracts with facility owners. In addition, because trade shows and conferences are held on pre-scheduled dates at specific locations, the success of a particular trade show or conference depends upon events outside of our control, such as natural catastrophes, labor strikes and transportation shutdowns.

        A significant portion of our revenue and contribution before general and administrative expenses is generated from our MAGIC trade shows, so any decline in the performance of these shows would reduce our revenues and operating income

        For the year ended December 31, 2003, our MAGIC trade shows represented approximately 19.7% of our total revenue and approximately 32.6% of contribution margin (defined as revenue less cost of production and selling, editorial and circulation costs). We expect that the MAGIC trade shows will continue to represent a significant portion of our overall revenue and contribution margin in the future. Therefore, a significant decline in the performance of one or both of the MAGIC trade shows, typically held in the first and third quarters, could have a material adverse effect on our financial condition and results of operations. For example, MAGIC trade shows' performance in 2003 was adversely affected by a difficult apparel market (which has also affected our other apparel and fashion shows).

        As a result of the Thomson acquisition, we derive significant revenue from our healthcare cluster, which is dependent upon pharmaceutical marketing budgets

        As a result of the Thomson acquisition we expect the percentage of revenues from our healthcare sector, which accounted for 18% of our revenues in 2003, to increase significantly. A substantial portion of the advertising in the healthcare sector is by pharmaceutical companies. As a result, any material reduction in marketing activities by pharmaceutical companies, which could occur due to general economic conditions or factors specific to the industry, including a continued reduction in new drug introductions, a shift in marketing expenditures by pharmaceutical companies to sources other than publications (which shift has occurred to some extent in the last several years) and any future governmental regulation such as price controls or types of advertising restrictions, could have a material adverse effect on our results.

        Any significant increase in paper or postage costs would cause our expenses to increase significantly

        Because of our print products, direct mail solicitations and product distributions, we incur substantial costs for paper and postage. We do not use forward contracts to purchase paper, and therefore are not protected against fluctuations in paper prices. In general, we use the U.S. Postal Service to distribute our print products and mailings. U.S. Postal Service rates increase periodically. If we cannot pass increased paper and postage costs through to our customers, our financial condition and results of operations could be materially adversely affected.

  The market for our products and services is intensely competitive

        The market for our products and services is intensely competitive. The competition is highly fragmented by product offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in trade shows, conferences, publications and marketing services. In several industries, such as information technology and healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we do.

        Within each particular industry sector, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market, in some cases, our competitors operate in several geographic markets. Our trade shows and conferences compete with trade associations and, in several international markets, with exposition hall owners and operators. Our publications typically have between two and five direct competitors that target the same industry sector, and we also have many indirect competitors that define niche markets differently than we do and thus may provide alternatives for readers and/or advertisers.

        We depend in part on new product introductions, and the process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly

        Our success depends in part upon our ability to monitor rapidly changing market trends and to adapt our events and publications to meet the evolving needs of existing and emerging target audiences. Our future success will depend in part on our ability to continue to adapt our existing events and publications and to offer new events and publications by addressing the needs of specific audience groups within our target markets. The process of researching, developing, launching and establishing profitability for a new event or publication is inherently risky and costly. We generally incur initial operating losses when we introduce new events and publications. Our efforts to introduce new events or publications may not ultimately be successful or profitable. In addition, costs related to the development of new events and publications are accounted for as expenses, so our year-to-year results may be materially adversely affected by the number and timing of new product launches.

        Our growth strategy of identifying and consummating acquisitions entails integration and financing risk

        We intend to continue to grow in part through strategic acquisitions and joint ventures. This growth strategy entails risks inherent in identifying desirable acquisition candidates, in integrating the operations of acquired businesses into our existing operations and risks relating to potential unknown liabilities associated with acquired businesses. In addition, we may not be able to finance the acquisition of a desirable candidate or to pay as much as our competitors because of our leveraged financial condition or general economic conditions. Difficulties that we may encounter in integrating the operations of acquired businesses, including the asset portfolio we purchased from Thomson, could have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition, and integration costs may exceed anticipated amounts. For example, we expect synergies in connection with the Thomson acquisition but we may not be able to achieve them. In addition, while we believe that we will be able to stop the decline in operating results of the assets acquired from Thomson, we may not be able to do so, which could substantially reduce the benefits of the Thomson acquisition and have a material adverse effect on our expected results of operations and financial condition.

        We depend on our senior management team, and we do not have employment contracts for many of our senior managers

        We benefit substantially from the leadership and experience of members of our senior management team and depend on their continued services to successfully implement our business strategy. The loss of any member of our senior management team or other key employee could materially adversely affect our financial condition and results of operations. Although we have entered into employment agreements with Mr. Loggia, Mr. Krakoff and Mr. Alic, we do not have employment contracts with most other members of our senior management team or other key employees. We cannot be certain that we will continue to retain the executives' services, or the services of other key personnel, in the future. Moreover, we may not be able to attract and retain other qualified personnel in the future. We do not currently maintain key-man life insurance policies on any member of our senior management team or other key employees.

        Our international operations and expansion strategy exposes us to various risks associated with international operations

        We currently maintain offices in Brazil, the United Kingdom, Germany and Hong Kong and also hold an important show in France. International operations accounted for approximately 7% of our total revenue in 2003. International operations and expansion involve numerous risks, such as:

  •
  the uncertainty of product acceptance by different cultures;

  •
  divergent business expectations or cultural incompatibility in establishing joint ventures with foreign partners;

  •
  difficulties in staffing and managing multinational operations;

  •
  currency fluctuations;

  •
  state-imposed restrictions on the repatriation of funds; and

  •
  potentially adverse tax consequences.

        The impact of any of these risks could materially adversely affect our future international operations and our financial condition and results of operations.

        Current geopolitical conditions and the continuing threat of domestic and international terrorist attacks may adversely impact our results

        International geopolitical conditions, exacerbated by the war in Iraq and the escalating tensions elsewhere have contributed to an uncertain political and economic climate, both in the United States and globally, which may affect our ability to generate revenue on a predictable basis. In particular, our travel publications and trade shows remain sensitive to cutbacks in trade advertising directed to destination and vacation travel in response to concerns over terrorism and possible further conflicts in the Middle East and in other regions of the world. In addition, terrorist attacks internationally and the threat of future terrorist attacks both domestically and internationally have negatively impacted an already weakened worldwide economy. Customers have deferred and may continue to defer or reconsider purchasing our products and services as a result of these factors. Accordingly, adverse impacts on our business due to these factors could continue or worsen for an unknown period of time.

  We have some exposure to fluctuations in the exchange rates of international currencies

        Our consolidated financial statements are prepared in U.S. dollars. However, a portion of our revenues, expenses, assets and liabilities is denominated in currencies other than the U.S. dollar, including the British Pound Sterling, the euro and the Brazilian Real. Consequently, fluctuations in exchange rates could result in exchange losses. In 2001, 2002 and 2003, there was no material effect on our net income due to currency fluctuations, but the impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Moreover, because we intend to continue our international expansion, the effect of exchange rate fluctuations could be greater in the future. We have previously undertaken, and in the future may undertake, transactions to hedge the risks associated with fluctuations in exchange rates of other currencies to the dollar. We do not know if any hedging techniques that we may implement will be successful or will mitigate the effect, if any, of exchange rate fluctuations on our financial condition and results of operations.

  Our business is seasonal due largely to higher trade show revenue in the first and third quarters

        Our business is seasonal, with revenue typically reaching its highest levels during the first and third quarters of each calendar year, largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences. In 2003, approximately 34% of our revenue was generated during the first quarter and approximately 24% during the third quarter. The second quarter accounted for approximately 20% of revenue in 2003 and the fourth quarter accounted for approximately 22% of revenue in 2003. Because event revenue is recognized when a particular event is held, we may also experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

Risks Related to Our Stockholders

  We are controlled by principal stockholders whose interests may differ from your interests

        Circumstances may occur in which the interests of our principal stockholders could be in conflict with your interests. In addition, these stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in our company, even though those transactions may involve risks to you as a holder of the notes.

        Substantially all of the outstanding shares of common stock of our ultimate parent company are held by the DLJ Merchant Banking funds. As a result of their stock ownership, the DLJ Merchant Banking funds control us and have the power to elect a majority of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to our certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets. The directors elected by the DLJ Merchant Banking funds have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

        The general partners of each of the DLJ Merchant Banking funds are affiliates or employees of Credit Suisse First Boston LLC, which is also an affiliate of (1) Credit Suisse First Boston, the arranger, syndication agent and a lender under our credit facility, to which we have obtained amendments in the past to avoid future potential covenant defaults, and (2) the general partners of each of the DLJ Investment Partners funds, which own a substantial portion of the parent Company notes.

Risks Related to the Notes

        The notes and the guarantees will rank junior to other debt, and senior debtholders may force us to stop making payments to you if we are in default on our other debt

  The notes and the guarantees will rank junior to our senior indebtedness

        The notes will rank junior to all of our existing and future senior indebtedness, including all indebtedness under our credit facility and our second priority senior secured notes. As a result of the subordination of the notes, if we become insolvent or enter into a bankruptcy or similar proceeding, then the holders of our senior indebtedness must be paid in full before you are paid. In addition, we cannot make any cash payments to you if we have failed to make payments to holders of designated senior indebtedness. In addition, we cannot make any payments to you for a period of up to 179 days if we have defaulted, other than failures to make payments, under our designated senior indebtedness covenants.

        The guarantees will rank junior to all existing and future senior indebtedness of the guarantors, including their guarantees of our credit facility and our second priority senior secured notes, to the same extent that the notes are subordinated to our senior indebtedness.

        At December 31, 2003, the notes and the guarantees ranked junior in right of payment to $462.7 million of senior indebtedness.

  We may incur additional indebtedness ranking equal to the notes or the guarantees

        The indenture permits us to incur additional debt subject to the satisfaction of a debt incurrence covenant. If we or a guarantor incur any additional debt that ranks equally with the notes or the guarantees, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

  The notes will be structurally junior to indebtedness and other liabilities of our non-guarantor subsidiaries

        Our foreign subsidiaries and our joint ventures (which are consolidated subsidiaries for accounting purposes but not "subsidiaries" subject to the restrictive covenants of the indenture) will not be guarantors of the notes. You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. As of December 31, 2003, our non-guarantor subsidiaries would have had $10.7 million of outstanding liabilities, including trade payables but excluding intercompany obligations.

  We may be unable to purchase the notes upon a change of control

        Upon the occurrence of "change of control" events specified in "Description of Notes," holders of the notes may require us to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. We cannot assure you that we will have the financial resources to purchase the notes, particularly as that change of control event will trigger a similar repurchase requirement for, or result in the acceleration of, other indebtedness, including the second priority senior secured notes and the parent company notes. In addition, our credit facility currently provides that certain change of control events, including any event constituting a change of control under the indentures, will constitute a default and could result in the acceleration of our indebtedness under the credit facility.

        We are dependent upon dividends from our subsidiaries to meet our debt service obligations, our ability to receive those dividends may be limited by law and contract

        We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See "Description of Notes—Certain Covenants." In addition, under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock.

  Fraudulent transfer statutes may limit your rights as holder of the notes

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to

  •
  avoid all or a portion of our obligations to you;

  •
  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to you, including invalidating the notes.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  (1)
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  (2)
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

  (a)
  were insolvent or were rendered insolvent by reason of the issuance of the notes;

  (b)
  were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

  (c)
  intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

        To the extent that proceeds from the sale of the notes and the other related financings were used, in part, to make payments to our former stockholders or to refinance debt incurred to make such payments, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

        Jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we issued the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the notes will be guaranteed by all of our domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of Advanstar, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

        There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all

        There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell their new notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Credit Suisse First Boston LLC intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Credit Suisse First Boston LLC. No assurance can be given as to the liquidity of or the trading market for the notes.

        Credit Suisse First Boston LLC may be deemed to be our "affiliate", as defined the Securities Act, and, as a result, may be required to deliver a prospectus in connection with its market-making activities in the notes. In the registration rights agreement that we signed with Credit Suisse First Boston LLC in connection with the initial sale of the notes, we agreed to use our best efforts to file and maintain a registration statement that would allow Credit Suisse First Boston LLC to engage in market-making transactions in the notes. We have agreed to bear substantially all the costs and expenses related to registration.

Risks Related to Forward-Looking Statements

  You May Not Be Able to Rely on Forward-Looking Statements

        The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or by discussions of strategy or intentions. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance, achievements or industry results expressed or implied by those forward-looking statements. These factors include, but are not limited to:

  •
  the competitive environment in our industry;

  •
  economic conditions in general and in the industry in which we compete;

  •
  changes in or our failure to comply with federal, state, local or foreign laws and government regulations;

  •
  liability and other claims asserted against our company;

  •
  changes in operating strategy or development plans;

  •
  the ability to attract and retain qualified personnel;

  •
  our significant indebtedness;

  •
  changes in our acquisition and capital expenditure plans; and

  •
  other factors we refer to in this "Risk Factors" section and elsewhere in this prospectus.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and those future events or circumstances may not occur. Given these uncertainties, you are warned not to place undue reliance on the forward-looking statements. We are not undertaking any obligation to update these factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

RECENT DEVELOPMENTS

Overview

        On October 1, 2003, we purchased a portfolio of healthcare industry magazines and related custom services projects from The Thomson Corporation and its subsidiaries for $136 million in cash, including $1 million of related fees and expenses. We used the net proceeds from our offering of second priority senior secured notes in September 2003, $7 million of cash generated by operations, revolver borrowings of $13 million and $60 million of equity contributions from Advanstar, Inc. (raised from the sale by our parent company of equity to the DLJ Merchant Banking funds) to fund the acquisition and pay related fees and expenses.

Business

        The Thomson healthcare portfolio of publications and custom project services are targeted at primary and specialty healthcare segments as well as nursing, pharmacy, dental and veterinary professionals. Specifically, the portfolio is composed of three groups: Medical Economics Communications Group, Dental Products Report Group and Veterinary Healthcare Communications Group. In total, the portfolio includes 15 magazines, one veterinary tradeshow, and a significant special projects group, which includes custom projects, symposia, and continuing medical education programs, which are produced in multiple media formats (print, audio, CD, live events, and on the Internet). Out of the 15 publications, 9 are ranked either 1st or 2nd in their fields based on the number of advertising pages in the twelve months ended December 31, 2002. Key publications include:

  •
  Medical Economics, one of the flagship publications serving physicians in the United States since its launch in 1923, which informs physicians about the business side of medicine and all the non-clinical issues associated with running a private, office-based practice;

  •
  Dental Products Report, a leading publication serving the information needs of dentists since 1967, which focuses on new products being introduced to the dental profession and features editorial content on techniques and product usage, trends in general and specialty dentistry, infection control and practice safety, new technologies, and cosmetic and restorative dentistry; and

  •
  Veterinary Economics, which is a leading source of practice management and business information for veterinarians in all private practice types; companion-animal, food animal, equine, exotic animal and mixed practice. Veterinary Economics and Veterinary Medicine will join our DVM Newsmagazine to give us a comprehensive combination of news, practice management and clinical publications.

        The following table sets forth information relating to the portfolio of magazines that were acquired from Thomson for the twelve months ended December 31, 2002:

	Magazines
Field	Ad Pages	Number of Magazines Ranked #1 or #2(1)
Medical Economics Group	6,530	5 of 8	(2)
Dental Products Group	2,587	3 of 5	(2)
Veterinary Healthcare Group	801	1 of 2

(1)
Ranking based on measured magazines for the twelve months ended December 31, 2002.

(2)
Ranking is based on the number of advertising pages as determined by PERQ/HCL, an independent third party. See "Industry and Market Data—Trade Publications."

        We believe that healthcare is a long-term growth sector, in part due to the growing pharmaceutical market, as pharmaceutical manufacturers launch major marketing campaigns to doctors in healthcare publications and medical education for each drug introduction, and we expect to further benefit from that growth because of the acquisition. We also believe that the acquisition of Thomson's custom project offering provides a platform for growth in our own smaller custom product business. The acquisition also helps further diversify and balance our portfolio. See "Risk Factors—As a result of the Thomson acquisition, we derive significant revenue from our healthcare cluster, which is dependent upon pharmaceutical marketing budgets."

        In the last quarter of 2003 we integrated the Thomson publications and projects and services with our healthcare publications and projects and services. This integration increased our revenues and operating income in publications and projects and services by $20.7 million and $5.2 million, respectively, in the fourth quarter of 2003 compared with the fourth quarter of 2002. Because most of the assets in the portfolio consist of publications, in 2003 more than a majority of the combined revenues of Advanstar and the Thomson assets would have been derived from publications with the balance derived from trade shows and marketing services/other.

Financial Information

        The following table summarizes financial information for the fiscal year 2002 and the nine months ended September 30, 2002 and 2003 for the portfolio of assets we acquired.

		Nine months ended
	Year ended December 31, 2002	September 30, 2002	September 30, 2003
Revenues	$87,665	$64,099	$63,471
Royalty Payments(1)	3,053	2,232	2,211
Depreciation and Amortization	1,570	1,061	931
Operating income	13,922	9,162	6,917
Net income	8,374	5,505	4,144

(1)
Reflects payments for intellectual property licensed from another Thomson entity. We have acquired such intellectual property and will no longer make such royalty payments.

        We believe that the decline in operating results in 2003 is due to a decline in advertising revenue in certain journals as a result of reductions in FDA approvals for new drug introductions over the past two years and competitive pressures, among other factors, partially offset by an increase in projects revenue, which has lower incremental margins. While there can be no assurances, we believe that we will be able to remedy the decline in advertising revenue by strengthening and expanding the advertising sales and marketing teams, increasing marketing expenditures and creating cross-selling opportunities in both the advertising and projects areas across the combined Thomson and Advanstar product groups. We also expect that we will be able to achieve cost savings due to a reduction in corporate overhead, integration of operations and a reduction in paper and printing costs as a result of favorable pricing we can achieve due the substantial volume of publications in our portfolio. See "Risk Factors—Risks Relating to Our Business—Our growth strategy of identifying and consummating acquisitions entails integration and financing risk."

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by Credit Suisse First Boston LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

        The following table presents our unaudited cash and cash equivalents and consolidated capitalization as of December 31, 2003. This table should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

As of December 31, 2003
(in millions)
Cash and cash equivalents	$29.3

Long-term debt, including current portion
Credit facility
Revolving credit facility (1)	$8.0
Term loan facility	25.0
Second priority senior secured floating rate notes	129.7
Second priority senior secured fixed rate notes (2)	301.0
12% Senior subordinated notes due 2011	160.0
Note payable	2.4

Total debt	$626.1
Stockholder's equity	209.3

Total capitalization	$835.4

(1)
We currently have a $60.0 million committed revolving credit facility which is available for borrowing, subject to satisfaction of customary borrowing conditions. We have obtained $2.1 million in letters of credit under our revolving credit facility, which reduces availability for borrowings thereunder.

(2)
The $301.0 million principal amount of fixed rate notes includes $300.0 million face amount plus the premium of $1 million we received upon the sale of such notes. We are amortizing the premium as a reduction of interest expense over the term of the notes.

INDUSTRY AND MARKET DATA

        Industry and market data for the business-to-business ("B-to-B") media industry and our market share and relative industry positions used throughout this annual report were obtained through company research, internal company surveys and studies conducted by third parties, independent industry publications and other publicly available information. We have not independently verified market and industry data from third- party sources. In addition, while we believe internal company surveys are reliable and we believe that we define markets appropriately, none of such surveys nor such market definitions have been verified by any independent sources.

        In particular:

  •
  Industry overview: Except where otherwise specifically referenced, we have based our discussion of the B-to-B communications industry on publications by Veronis Suhler Stevenson and reports and studies by the B-to-B trade association, American Business Media.

  •
  Trade Shows: We rank our trade shows against the trade shows of our competitors based on an internally conducted analysis of net square footage of exhibition space. This data is typically reported by trade show organizers and published in the Tradeshow Week Quarterly Report, a quarterly publication that lists trade shows grouped by show date. We include both direct and indirect competitors in such comparisons. Direct competitors are the trade shows within the same industrial classification code and geographic region as our trade shows, although we only include trade shows within the same industrial classification code that are within the same subcategory, as defined by us, as our trade shows. For example, we only include women's apparel shows in providing data about our women's apparel trade shows, although the relevant industrial classification code covers all apparel shows. Direct competitors are also determined in some cases by the time of the year during which a trade show is held. Indirect competitors are subjectively determined by us on a case-by-case basis. These indirect competitors include: (1) broad-based trade shows we know from prior experience that display, among other products, products displayed at our trade shows and (2) trade shows identified by our current exhibitors as other trade shows in which they participate. In determining our market position in comparison to these broad-based shows, we compare the square footage of our show against the estimated square footage of that broad-based show allocated to the products that are of the same type as those displayed in our trade show. Some of our trade shows have insignificant or no direct competition.

  •
  Trade Publications: We utilize the industry-standard method of ranking our publications against competitors' publications based on the number of advertising pages as determined, except where otherwise specifically referenced, by Inquiry Management Systems Ltd. and PERQ, independent vendors. For purposes of these rankings, we have defined our markets narrowly as the niche of businesses or professionals at which a publication is specifically targeted.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial data for Advanstar and its predecessor for each of the periods indicated. The selected historical consolidated financial data for Advanstar's predecessor for the year ended December 31, 1999 and for the period January 1, 2000 through October 11, 2000 has been derived from the audited consolidated financial statements and notes thereto of the predecessor for those periods, which are not included herein. The consolidated balance sheet data as of December 31, 2000 and December 31, 2001 and the selected historical consolidated financial data for Advanstar for the period October 12, 2000 through December 31, 2000 have been derived from the audited consolidated financial statements and the notes thereto of Advanstar which are not included herein. The selected consolidated financial data for Advanstar for the years ended December 31, 2001, 2002 and 2003 have been derived from Advanstar's audited financial statements and the notes thereto included herein. The combined financial data for the combined year ended December 31, 2000 has been derived from the audited consolidated financial statements and notes thereto of the predecessor and Advanstar but has not been audited and does not comply with generally accepted accounting principles. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this annual report.

	Predecessor		Advanstar
	Year Ended December 31, 1999	For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000	Combined 2000	2001	Year Ended December 31, 2002	2003
				(unaudited)
	(dollars in thousands)
Income Statement Data:
Revenue	$328,372	$314,045	$63,434	$377,479	$346,997	$307,183	$323,673
Cost of production and selling	211,511	191,638	49,339	240,977	219,992	187,683	201,857
General and administrative expenses	33,196	32,981	7,740	40,721	35,697	35,027	34,555
Stock option compensation expense (benefit)(1)	3,925	(2,485)	—	(2,485)	—	—	—
Restructuring charge (2)	—	—	—	—	—	—	2,692
Funding of affiliated dot.com company operations	—	—	—	—	—	39,587	1,121
Depreciation and amortization (3)	53,258	39,653	15,747	55,400	94,261	69,132	56,603

Operating income (loss)	26,482	52,258	(9,392)	42,866	(2,953)	(24,246)	26,845
Other income (expense):
Interest expense	(39,888)	(38,161)	(13,765)	(51,926)	(55,499)	(51,211)	(58,103)
Write-off of deferred financing costs	—	—	—	—	(4,038)	—	(11,324)
Other income (expense), net	(198)	(2,394)	215	(2,179)	788	2,931	486

Income (loss) before income taxes, minority interests
and cumulative effect of accounting change	(13,604)	11,703	(22,942)	(11,239)	(61,702)	(72,526)	(42,096)
Provision (benefit) for income taxes	(11,431)	11,190	(4,772)	6,418	(12,648)	(15,478)	6,725
Minority interests	1,588	(1,003)	125	(878)	(156)	(474)	(627)

Income (loss) before cumulative effect of accounting change	(585)	(490)	(18,045)	(18,535)	(49,210)	(57,522)	(49,448)

Cumulative effect of accounting change, net of tax and minority interests	—	—	—	—	(552)	(66,817)	—

Net income (loss)	$(585)	$(490)	$(18,045)	$(18,535)	$(49,762)	$(124,339)	$(49,448)

Cash flows provided by (used in):
Operating activities	$53,520	$39,948	$(3,675)	$36,273	$41,813	$24,275	$45,848
Investing activities	(150,902)	(29,550)	(22,395)	(51,945)	(41,733)	(31,155)	(145,333)
Financing activities	94,904	(17,978)	—	(17,978)	24,774	(15,388)	110,236
Balance sheet data (at end of period):
Cash and cash equivalents	$11,237		$17,675		$44,636	$18,930	$29,274
Working capital (4)	(53,479)		(62,568)		(79,498)	(69,536)	(78,351)
Total assets	781,581		1,028,377		1,000,779	866,026	985,085
Total debt	523,154		565,000		570,000	557,700	626,069
Total stockholder's equity	132,961		335,461		276,386	186,153	209,296
Other Data:
Capital expenditures	$9,722			$11,882	$7,935	$7,216	$7,608
Ratio of earnings to fixed charges (5)	—	1.3	—	—	—	—

(1)
We account for stock-based compensation using the intrinsic value method. As a result, for options that do not have fixed terms, we measure compensation cost as the difference between the exercise price of the options and the fair value of the shares underlying the options at the end of the period. Our results for the period January 1, 2000 through October 11, 2000 were favorably impacted by compensation benefits due to a decrease in the fair value of the shares underlying the options. Because we no longer maintain the variable plan that resulted in compensation cost (benefit) and we intend to issue options with fixed terms, we will no longer expect to recognize compensation expense or benefit in future periods unless changes in GAAP require otherwise.

(2)
In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through august 2015.

(3)
Upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," we discontinued the amortization of goodwill beginning January 1, 2002. The following table reflects a reconciliation of loss from continuing operations adjusted for the exclusion of goodwill amortization, net of tax:

	Predecessor		Advanstar
	Year Ended December 31, 1999	For the period from January 1, 2000 through October 11, 2000	For the period from October 12, 2000 through December 31, 2000	Combined 2000	2001	Year Ended December 31, 2002	2003
				(unaudited)
	(dollars in thousands)
Reported income (loss) before cumulative effect of accounting change	$(585)	$(490)	$(18,045)	$(18,535)	$(49,210)	$(57,522)	$(49,448)
Add: goodwill amortization, net of tax	22,140	15,450	7,308	22,758	22,738	—	—

Adjusted income (loss) before cumulative effect of accounting change	$21,555	$14,960	$(10,737)	$4,223	$(26,472)	$(57,522)	$(49,448)

Reported net income (loss)	$(585)	$(490)	$(18,045)	$(18,535)	$(49,762)	$(124,339)	$(49,448)
Add: goodwill amortization, net of tax	22,140	15,450	7,308	22,758	22,738	—	—

Adjusted net income (loss)	$21,555	$14,960	$(10,737)	$4,223	$(27,024)	$(124,339)	$(49,448)

(4)
Working capital is defined as current assets, excluding cash, of $47.7 million, $48.7 million, $35.9 million, $34.0 million, and $45.3 million in each period ending December 31, 1999, 2000, 2001, 2002 and 2003, less current liabilities, excluding the current portion of long-term debt of approximately $101.2 million, $111.3 million, $115.4 million, $103.5 million and $123.7 million in each period ending December 31, 1999, 2000, 2001, 2002 and 2003.

(5)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges, and fixed charges consist of interest expense and one-third of rental expense, which is considered by management to be representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges in the years ended December 31, 1999, 2000, 2001, 2002 and 2003 by $12.0 million, $12.1 million, $61.9 milli on, $73.0 million and $42.7 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

        This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause those differences include, but are not limited to, those discussed in "Risk Factors."

Overview

        We are a worldwide provider of integrated B-to-B marketing communications products and services for targeted industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, guides, and reference books.

        We report our business in three segments:

  •
  trade shows and conferences, which consists primarily of the management of trade shows and seminars held in convention and conference centers;

  •
  trade publications, which consists primarily of the creation and distribution of controlled circulation trade, business and professional magazines; and

  •
  marketing services, which consists primarily of sales of a variety of direct mail and database products, magazine editorial reprints, and classified advertising.

        Trade shows and conferences accounted for approximately 48%, 52% and 54% of total revenue in 2003, 2002 and 2001, respectively. Trade publications accounted for approximately 47%, 43% and 41% of total revenue in 2002, 2001 and 2000, respectively, while marketing services accounted for approximately 5% of total revenue in 2003, 2002 and 2001, respectively. As a result of our recent acquisition of healthcare publications, we expect publication revenue to increase as a percentage of total revenue. Our revenue reaches its highest levels during the first and third quarters of each year due to the timing of our MAGIC trade shows and our other large trade shows and conferences. Because trade shows and conferences revenue is recognized when a particular event is held, we may experience fluctuations in quarterly revenue based on the movement of annual trade show dates from one quarter to another.

Trends and Developments

        Our business and results of operations in the year ended December 31, 2003 reflect the tentative nature of the economic recovery in the U.S. economy. Our publishing properties continue to experience encouraging year over year recovery from the media advertising recession across many industry sectors. However, trade advertising for our technology and travel publications remains depressed. Media advertising from technology companies has not yet reached levels that would indicate a sustained technology recovery is underway. Travel advertising expenditures remain sluggish in the face of continuing geopolitical uncertainty and difficult economic conditions in the travel industry. Our trade shows and conferences reflect a similar pattern as publishing but are lagging in the strength and timing of their recovery from the media recession compared with publishing. Trade shows in non-technology sectors were essentially flat year over year while revenue from technology events remained depressed similar to technology publishing.

        Advertising in many of our markets shows good signs of recovery except for continuing downward pressure in our technology and travel markets. Advertising pages and revenue, across all industry sectors other than technology, travel and excluding the effect of acquisitions, grew 10.3% and 8.3% respectively over 2002. Revenue per page increased approximately 2.9% across our portfolio in 2003 compared with 2002. While we see this positive trend continuing in 2004, forward visibility on our advertising revenue and pages is limited due to uncertainties related to the rate of recovery of B-to-B media spending. Our travel publications remain highly sensitive to cutbacks in destination and vacation travel advertising in response to concern over terrorism, further unrest in the Middle East and in other regions of the world. We do not anticipate significant near term recovery in our technology based publications due to continued uncertainty by our customers as to the pace of a technology spending recovery.

        Our trade show segment continues to lag behind the general economic recovery, which we believe is due to the advance commitments required by our exhibitors. However, our major trade shows, including our MAGIC events, had increases in both revenue and attendance. Overall, revenue from trade shows and conferences held steady in 2003 across most industry groups with the exception of our technology sector events. For events other than technology, total square footage was down 1% while revenue increased 5.8% over 2002, primarily on the strength of price increases. For all trade shows our square footage was down 6.3% while revenue declined 2.2% compared to 2002.

        On October 1, 2003, we acquired a portfolio of healthcare industry magazines and related custom projects business from the Thomson Corporation. The integration of production and support activities into our Duluth, MN operations center proceeded as planned and was substantially completed by the end of December. We are continuing our planned transition of the organizational structure and are in the process of upgrading the available sales and marketing tools and procedures. The acquired Thomson properties contributed approximately $20.7 million and $6.7 million to our fourth quarter publishing revenue and publishing contribution margin, respectively.

Funding of Advanstar.com

        We provide our affiliate Advanstar.com with administrative support services in accounting, finance, legal, human resource management, information technology and business development. We also provide Advanstar.com with marketing and promotional support through advertising pages in our trade publications and exhibit space in our trade shows. In return, Advanstar.com provides promotional support on its web sites for our trade publications and trade shows.

        In 2001, our parent, Advanstar, Inc., more tightly focused the activities of Advanstar.com. These plans had the effect of more closely integrating many of the sales, marketing, technology and operating functions of Advanstar.com with our core activities in publishing, trade shows, and marketing services. As a result of the reorganization and redirection of the activities of Advanstar.com during 2001, there was a significant reduction in the levels of funding by us to Advanstar.com during 2002 and continuing into 2003. We funded approximately $1.1 million in support of those operations in 2003 compared to approximately $2.4 million in 2002 and $16.6 million in 2001.

        In the third quarter of 2001, certain events, including the slowdown in the economy, the changing business environment and continuing operating losses of Advanstar.com, caused management of Advanstar, Inc. to consider certain options between us and Advanstar.com to satisfy the outstanding advances and notes due to us from Advanstar.com. Accordingly, through December 31, 2001 we accounted for these advances and notes to Advanstar.com as a charge to capital in excess of par value in the accompanying consolidated balance sheet, pending final determination of the disposition of these advances and notes.

        In the first quarter of 2002, management of Advanstar, Inc. began to consider the further consolidation of the activities of Advanstar.com with us, or a merger of Advanstar.com into us.

Consequently, we recorded a first quarter non-cash charge of $37.2 million related to a provision against the outstanding advances and notes due to us from Advanstar.com as of December 31, 2001.

        In the first quarter of 2002, we began recording the current advances and notes issued for funds advanced to Advanstar.com as an operating expense in our consolidated statement of operations, as a reflection of the ongoing nature of the operations of Advanstar.com in support of our operations. Net advances and notes included in operating expenses were approximately $1.1 million in support of those operations in 2003 compared to approximately $2.4 million in 2002 and $16.6 million in 2001.

  Presentation of Financial Information

Acquisitions, Joint Ventures and Divestitures

        Between May 31, 1996 and December 31, 2003, we completed 37 acquisitions and joint ventures, four of which were completed in 2001, four in 2002 and one in 2003.

  •
  On October 1, 2003, we purchased a portfolio of healthcare industry magazines and related custom services projects from The Thomson Corporation and its subsidiaries for $136 million in cash (including $1 million of related fees and expenses). We used the net proceeds from our offering of second priority senior secured notes in September 2003, $7 million of cash generated by operations, revolver borrowings of $13 million and $60 million of equity contributions from Advanstar, Inc. (raised from the sale by our parent company of equity to the DLJ Merchant Banking funds) to fund the acquisition and pay related fees and expenses.

  •
  From January 1, 2002 through December 31, 2002 we completed the acquisitions of AIIM International Exposition and Conference, HT-the Magazine for Healthcare Travel Professionals and several smaller publications for a cumulative purchase price of $24.0 million in cash and assumed liabilities.

  •
  From January 1, 2001 through December 31, 2001 we purchased the outstanding minority interests in Advanstar Wideband (our License! magazine), several automotive industry magazines and an e-Learning conference ("TechLearn") for a cumulative purchase price of $14.3 million in cash and assumed liabilities. We also financed a portion of the TechLearn conference with a $6.0 million note payable. In addition, we contributed SeCA to a joint venture and recorded a minority interest of $6.3 million representing the minority stockholder's proportional share of the joint venture's equity at its formation date.

        We have accounted for our acquisitions under the purchase method of accounting. Accordingly, our results of operations include the effect of these acquisitions from the date of purchase.

        On December 31, 2003, we sold a portfolio of automotive and technology industry-specific trade shows and magazines operated by our U.K. subsidiary for a total sales price of $2.2 million in cash, subject to a working capital adjustment. Total revenue and contribution margin for these properties in 2003 was $5.8 million and $0.2 million, respectively.

        On March 12, 2004, we sold our portfolio of art industry-specific trade shows and magazines for a total sales price of $19.5 million in cash, subject to a working capital adjustment. In total, the portfolio included three trade shows, with 186,216 aggregate square feet in 2003, and two publications, with 935 aggregate advertising pages in 2003. Total revenue and contribution margin for the Art group in 2003 was $10.7 million and $2.8 million, respectively.

  The Acquisition of our Company by DLJ Merchant Banking Partners III, L.P.

        As a result of the acquisition of Advanstar by DLJ Merchant Banking Partners III, L.P. ("DLJMB") and related funds in October 2000, we have, and will continue to have, significantly higher indebtedness and interest expense than reflected in our historical results of operations prior to the acquisition. In addition, the DLJMB acquisition was accounted for under the purchase method of accounting. Under the purchase method, the purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values, with the remainder being allocated to goodwill. Accordingly, the increase in basis of our assets resulted in non-cash depreciation and amortization charges in 2001, 2002 and 2003 that were significantly higher than that reflected in our previous historical financial information.

        During the first quarter of 2001, we recorded a charge of approximately $4.0 million, in connection with the repayment of the 9.25% senior subordinated notes and the write-off of deferred financing fees related to the bridge facility. The 9.25% senior subordinated notes were refinanced with the proceeds of the 12.00% senior subordinated notes and the concurrent offering of additional senior discount notes. See the notes to our consolidated financial statements included within this annual report on Form 10-K for further details.

  Goodwill Impairment

        In connection with the adoption of FAS 142, we engaged an appraiser to determine the fair value of each of our reporting units as of January 1, 2002. Based on this valuation, which utilized a discounted cash flow valuation technique, we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, in the first quarter of 2002, attributable primarily to an impairment of the carrying value of goodwill in our trade show segment. The charge is reported as a cumulative effect of a change in accounting principle in 2002. See Note 3 of the notes to our consolidated financial statements included within this annual report on Form 10-K for further details.

  Restructuring Activities

        In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

  Private Placement of Second Priority Senior Secured Notes and Refinancing of Credit Facility

        In August 2003, in connection with the issuance of $360.0 million of second priority senior secured notes, we amended our credit facility to permit the offering and the use of the proceeds thereof, eliminate the leverage ratio covenant and amend certain other covenants contained in the credit facility and reduce the revolving loan commitments thereunder from $80 million to $60 million. We recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans which were repaid with the proceeds of the offering. Our interest expense and cash interest will be higher in future periods as a result of this refinancing. In addition, we reclassified $1.8 million of deferred losses related to our interest rate collar and swap agreements previously reported as a component of accumulated other comprehensive income into other expenses in the third quarter of 2003. Gains and losses on the portion of these agreements not designated as hedges of the second priority senior secured floating rate notes at the end of each fiscal quarter (which are calculated as the net amount payable upon termination at the date of determination) are recognized in current earnings.

        In September 2003, we issued $70 million of second priority senior secured notes and used the net proceeds thereof to repay approximately $12 million of outstanding borrowings under our revolving credit facility and purchase short-term investments pending completion of the Thomson acquisition. On October 1, 2003, we used $136.0 million in cash, including $56 million of the net proceeds of the September offering to finance the Thomson acquisition.

  Sources of Revenue

  Trade Shows and Conferences

        The trade shows and conferences segment derives revenue principally from the sale of exhibit space and conference attendance fees generated at its events. In 2003, approximately 82% of our trade shows and conferences revenue was from the sale of exhibit space. Events are generally held on an annual basis in major metropolitan or convention areas such as New York City and Las Vegas. At many of our trade shows, a portion of exhibit space is reserved as much as a year in advance. The sale of exhibit space is generally impacted by the ongoing quality and quantity of attendance, venue selection and availability, industry life cycle and general market conditions. Revenue and related direct event expenses are recognized in the month in which the event is held. Cash is collected in advance of an event and is recorded on our consolidated balance sheet as deferred revenue.

  Trade Publications

        The trade publications segment derives revenue principally from the sale of advertising in its B-to-B magazines. Additionally, certain publications derive revenue from paid subscriptions and custom publishing and projects. Paid subscriptions comprise less than 5% of total publishing revenue. Most publications are produced monthly with advertising sold both on an annual schedule and single insertion basis. The sale of advertising is generally impacted by new product releases, circulation quality, readership and general market conditions. Advertising revenue is recognized on the publication issue date, and subscription revenue, if any, is recognized over the subscription period, typically one year.

        Our publishing properties operate in many different markets and industries which are subject to economic conditions prevalent in those industries. Accordingly, publishing revenues may fluctuate in connection with the markets in which we operate.

  Marketing Services

        The marketing services segment derives its revenue from the sale of value-added marketing products such as classified advertising, both print and internet-based, direct mail services, reprints, database marketing, directories, guides and reference books. These products complement and, in many cases, utilize the content or databases generated by our trade shows, conferences and publications. The sale of these products is generally impacted by the success of the event or publication from which these products are derived, the quality of the sales team and general market conditions. Revenue is generally recognized when the applicable product is shipped or otherwise delivered.

Components of Expenses

  Trade Shows and Conferences

        Costs incurred by the trade shows and conferences segment include facility rent, attendee and exhibitor promotion and outsourced services such as registration, security and set-up. Exhibitors generally contract directly with third parties for on-site services such as electrical and booth set-up. Staff salaries and related payroll expenses are treated as monthly period expenses. All other direct costs are expensed in the month the event occurs.

  Trade Publications

        Costs incurred by the trade publications segment include printing, paper and postage; selling and promotion; editorial and prepress; and circulation acquisition and fulfillment. Additionally, publisher and sales staff costs, and production, editorial and circulation staff costs, with related payroll taxes and benefits, are charged to the publications segment. We outsource the actual printing of our publications. Printing, paper and postage costs are charged to operations at the time of publication issuance. All other direct costs are charged to operations in the month incurred.

  Marketing Services

        Costs of the marketing services segment include printing and distribution costs, database administration fees and selling and product development salaries and related payroll taxes and benefits. All direct costs are expensed in the month incurred.

Significant Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate these estimates, including those related to bad debts, intangible assets and income taxes. We base these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We apply the following critical accounting policies in the preparation of our consolidated financial statements:

        Revenue Recognition.    We recognize revenue as discussed in the "—Sources of Revenue" section above. The balance of deferred revenue at December 31, 2003 was $49.5 million and $11.4 million for trade shows and trade publications, respectively. On a relative basis, our deferred revenue reaches its highest levels during the second and fourth quarters of the year largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences.

        Allowance for Doubtful Accounts.    We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The balance of the allowance for doubtful accounts at December 31, 2003 and December 31, 2002 was $1.0 million and $1.0 million, respectively. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        The allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves. We evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based on the best available facts and an evaluation of the circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. We also establish a general reserve for all customers based on percentages applied to customer balances depending on the age of the amount due. This percentage is based on historical collection and write-off experience and varies by geographic region. If circumstances change, our estimates of the recoverability of amounts due us could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.

        Deferred Taxes.    Pursuant to the requirements of SFAS No. 109, we record a valuation allowance to reduce our deferred tax assets to the amount that we determine is more likely than not to be realized. At December 31, 2003 we have recorded a valuation allowance to offset the deferred tax benefit associated with all of our U.S. and foreign net operating loss carryforwards because the realization of these benefits is not considered likely. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we were to subsequently determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, a reduction in the valuation allowance would result in an income tax benefit and would increase net income or reduce net loss in the period such determination was made.

        Amortization of Intangible Assets.    Intangible assets related to trade exhibitor and advertiser lists are amortized using a double-declining balance method over 6 years and 5 years, respectively. Intangible assets related to tradenames and trade marks are amortized using a straight-line method over 20 years. Intangible assets related to subscriber lists and other intangible assets are amortized using a straight-line method over 3 to 10 years. We amortize intangible assets on a basis which corresponds to our projections of future cash flows directly related to these intangible assets. The estimates that are included in our projections of future cash flow are based upon the best available information at the time we determine useful life and amortization methods. A change in circumstances could result in a determination that asset lives should be changed or that the related assets are impaired and impairment charges to reduce the carrying value of intangible assets may be necessary. The effect of any changes in useful lives or a determination that the carrying value of an intangible asset is impaired would be accounted for in the period that such determination was made.

        Impairment of Long-Lived Assets.    We evaluate the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        In accordance with the provisions of SFAS No. 142, we evaluate goodwill for impairment using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment by comparing the carrying value of the net assets of each reporting unit to an estimate of the fair value of each of our reporting units (as defined by SFAS No. 142), while the second step calculates the amount of impairment, if any. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. We determine the fair value of our reporting units by application of a discounted cash flow analysis. We make estimates that are included in our discounted cash flow analyses based upon the best available information at the time that the determinations of fair value are made. If circumstances change, our estimates of fair value will also change and could result in a determination that additional impairment charges to reduce the carrying value of goodwill are necessary. We engaged an appraiser to assist us in completing the first step of our annual goodwill impairment test for each of our three reporting units as of July 1, 2003. Based on this first step test, which utilized a discounted cash flow method, there was no impairment of goodwill indicated.

Results of Operations

  2003 compared to 2002

Revenue

        Total revenue increased $16.5 million, or 5.4%, to $323.7 million in 2003 from $307.2 million in 2002.

        Revenue from trade shows and conferences declined $3.6 million, or 2.2%, to $155.5 million in 2003 from $159.1 million in 2002. Total trade shows square footage of 4.7 million square feet declined approximately 6.3% from 2002 while price per square foot increased 4.5%. The decline in revenue was attributable primarily to the performance of our events in the technology sector. Revenue from our events serving the technology sector declined $10.5 million, or 26.5%, from 2002, including the discontinuation of seven events held in 2002. Technology events made up approximately 13% of our total square footage and 19% of total trade show revenue in 2003. Total trade show square footage for non-technology events was essentially flat, declining 1.0%, while revenue increased 5.8% in 2003 over 2002. Revenue for our MAGIC events increased approximately 4.2% over 2002. Strong performances also came from our trade shows serving the art, beauty, home entertainment, licensing, travel and powersports markets.

        Revenue from publications increased $21.1 million, or 16.1%, to $152.2 million in 2003 from $131.1 million in 2002. The acquisitions of the Thomson healthcare publications in October of 2003 and Healthcare Traveler in October of 2002 resulted in a revenue increase of approximately $23.8 million between 2002 and 2003. Publications in a wide cross section of our markets continued their solid recovery from the declines experienced in 2002, particularly those serving the beauty, healthcare, home entertainment, licensing, pharmaceutical, science, golf/landscape, veterinary and automotive markets. Revenue from technology and travel publications declined $10.3 million, or 26%, from 2002 as advertising pages continued to decline in these markets.

        Revenue from marketing services and other declined $1.0 million, or 5.8%, to $16.0 million in 2003 from $17.0 million in 2002 primarily due to low demand for classified and recruitment advertising, which we believe reflects low employment growth needs in response to the tentative nature of the economic recovery in their industries.

Cost of production and selling

        Cost of production and selling expenses increased $14.2 million, or 7.6%, to $201.9 million in 2003 from $187.7 million in 2002.

        Expenses of trade shows and conferences increased $3.3 million, or 4.2%, to $81.5 million in 2003 from $78.2 million in 2002. This increase is primarily due to the impact of a $2.8 million insurance recovery received in the last half of 2002 and reported as a reduction of our 2002 costs, and a $1.8 million fourth quarter charge in 2003 related to our decision to cancel certain venue space arrangements. We also invested in additional development staff and show programs for our MAGIC events to expand our product categories and continue to build the attendee base. These increases were partially offset by cost savings associated with canceling certain events in 2003.

        Expenses of trade publications increased $10.4 million, or 10.9%, to $105.1 million in 2003 from $94.7 million in 2002. This increase is attributable to additional costs of $14.1 million associated with our acquisition of the Thomson healthcare properties in October 2003 and of Healthcare Traveler, in October 2002. The increased operating costs were partially offset by reductions in sales, editorial and circulation costs across our publications attributable to efforts to improve processes and monitor cost structures and activity levels. Printing prices remained flat in 2003, however we have negotiated lower printing rates for 2004 due to the increased volume resulting from the acquired Thomson publications.

Postage costs increased in 2003 due to a 15% average increase in postage rates implemented in June 2002. Postal rates remained unchanged throughout the balance of 2002 and 2003. Paper prices increased on average 3% to 5% at the end of both the first and third quarters of 2003. Our overall paper costs decreased as we aggressively manage our inventories, folio sizes and paper stock in an effort to minimize the impact of paper price fluctuations.

        Expenses of marketing services and other declined $0.1 million, or 1.7%, to $9.4 million in 2003 from $9.5 million in 2002.

        Department and support costs of $5.9 million increased $0.7 million from 2002 due to increased departmental production staff related to the Thomson acquisition.

General and administrative expenses

        General and administrative expenses declined $0.4 million, or 1.3%, to $34.6 million in 2003 from $35.0 million in 2002. The decline is principally due to cost savings as a result of lower bad debt expense and a reduction in credit card processing fees, partially offset by increases in staffing and occupancy costs related to the Thomson acquisition.

Restructuring charge

        In September 2003, we consolidated our midtown New York leased office space from two floors to one and sublet the excess space. These actions resulted in a third quarter restructuring charge of approximately $2.1 million. In December 2003, we consolidated our Chester, U.K. leased office space and vacated two of our four floors, resulting in a fourth quarter charge of approximately $0.6 million. These activities included a charge for the present value of future rental payments, net of sublease income, of $2.3 million, and other relocation costs and expenses of $0.4 million. We will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015.

Funding of affiliated dot.com company operations

        Advanstar.com, Inc. ("Advanstar.com"), an affiliate of ours, operates our event and publication-related web sites and develops certain enhanced web opportunities to serve our customers in selected industries. We provide Advanstar.com with certain administrative support services and charge for these services based on a general overhead charge. In addition, we share selected sales, editorial, marketing and production staff with Advanstar.com. We also provide Advanstar.com with marketing and promotional support through advertising pages in our trade publications and exhibit space in our trade shows. In return, Advanstar.com provides us with support on its web sites for trade publications and trade shows.

        In 2002 we began recording the advances and notes issued to Advanstar.com during the current year as an operating expense in our consolidated statement of operations, to reflect the ongoing nature of the operations of Advanstar.com in support of our operations. Net advances and notes charged to our operations in 2003 were reduced $1.3 million from $2.4 million in 2002 to $1.1 million in 2003. As a result of the reorganization and redirection of the activities of Advanstar.com during 2001, there was a significant reduction in the levels of funding by us to Advanstar.com during 2002 and continuing into 2003.

Depreciation and amortization

        Depreciation and amortization expense declined approximately $12.5 million to $56.6 million in 2003 from $69.1 million in 2002 primarily due to the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists partially offset by an additional

$6.2 million of amortization expense related to the assets acquired in our October 2003 acquisition of the Thomson publications.

Interest expense

        Interest expense increased $6.9 million, or 13.5%, to $58.1 million in 2003 from $51.2 million in 2002 due to an increase in our weighted-average debt outstanding of approximately $10.5 million and an increase in our weighted average interest rate of approximately 100 basis points as a result of our financings discussed below.

        In August 2003, we issued $360 million of Senior Secured Notes and used the net proceeds to repay and terminate all outstanding term A loans under our credit facility and all but $25 million of the outstanding term B loans and a portion of our revolving credit borrowings under our credit facility. In September 2003, we issued $70 million of the Senior Secured Notes to finance, in part, the Thomson acquisition. Our interest expense will be higher in future periods as a result of these financings. See "Presentation of Financial Information-Private Placement of Second Priority Senior Secured Notes and Refinancing of Credit Facility".

        At December 31, 2003, approximately $462.4 million, or 73.9% of our total debt is at a fixed rate with the balance subject to interest rate fluctuations. A 100 basis point increase in interest rates on our current variable rate debt would result in an increase in annual interest expense of $1.6 million. We previously entered into an interest rate collar agreement to hedge our interest rate risk on these variable rate borrowings. The interest rate collar agreement had a notional amount of $150.0 million, and expired in February 2004. We currently have no plans to renew this interest rate collar agreement or otherwise hedge our remaining floating rate debt.

Write-off of Deferred Financing Costs

        We recorded an expense of $11.3 million in the third quarter of 2003 to reflect the write-off of deferred financing costs related to the term loans which were repaid with the proceeds of the August senior secured notes offering and the reduction in the revolving loan commitment. See "Presentation of Financial Information-Private Placement of Second Priority Senior Secured Notes and Refinancing of Credit Facility".

Other income (expense), net

        Other income declined $2.4 million to $0.5 million in 2003 from $2.9 million in 2002. We recorded foreign exchange losses of $0.3 million in 2003 resulting primarily from the strengthening of the Brazilian Real against the U.S. dollar compared to foreign exchange gains of $1.8 million recorded in 2002 as the Brazilian Real weakened against the U.S. dollar. We also recorded a $0.6 million loss on the sale of certain of our U.K. publishing and trade show assets. These declines were partially offset by a $0.5 million increase in non-cash gains related to our interest rate hedging activities.

Provision (benefit) for income taxes

        The provision for income taxes was $6.7 million in 2003 compared to an income tax benefit of $15.5 million in 2002. The 2003 provision is related to a basis difference resulting from goodwill for tax purposes being less than the carrying value of goodwill for financial reporting purposes. We recorded no income tax benefit related to the net operating losses we generated during 2003 because we have established a valuation allowance to offset any related tax benefits, due to uncertainty about realization of these benefits. Our tax benefit in 2002 was recorded at a rate less than the applicable statutory rates primarily because we recorded a valuation allowance to offset the portion of the benefits associated with net operating losses we generated in 2002, for which realization was not likely.

Cumulative effect of accounting change

        In the first quarter of 2002, in connection with the adoption of SFAS 142, "Goodwill and Other Intangible Assets", we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, attributable to an impairment of the carrying value of goodwill in our tradeshow operating segment which management believes resulted from a slow-down in the economy and its associated impact on the tradeshow business in general, and on our technology events in particular. The net charge of $66.8 million was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.

  2002 compared to 2001

Revenue

        Total revenue declined $39.8 million, or 11.5%, to $307.2 million in 2002 from $347.0 million in 2001.

        Revenue from trade shows and conferences declined $27.2 million, or 14.6% to $159.1 million in 2002 from $186.3 million in 2001. Our trade shows had 5.1 million square feet of exhibit space, a declined of approximately 13.6% from 2001. This decline occurred across most of the sectors in which we held events, however, it was concentrated in the technology, fashion and art sectors. The technology sector continues to suffer from the overall curtailment of spending in technology markets, which impacts marketing spending by our customers. Our fashion sector was impacted by a difficult apparel retail business environment and the impact of the terrorist attack of September 11, 2001 on exhibiting companies and attendance at our February MAGIC events. Attendance at our August MAGIC events increased significantly over the spring events and MAGIC remains the major fashion and apparel event in the industry with over 850,000 square feet of exhibit space. The art sector is particularly subject to economic downturns due to the discretionary purchasing nature of its product. We also held fewer events in several of our markets, including the IT markets in the U.S., Europe and Brazil and the art market. These declines were partially offset by revenue from our AIIM acquisition and several product launches.

        Trade publications and related marketing services revenue declined $12.6 million, or 7.9% to $148.1 million in 2002 from $160.7 million last year. Advertising pages declined approximately 2.2% and revenue per page declined approximately 6.4% across our portfolio, both principally due to adverse economic conditions. The page decline was concentrated in our technology and travel sectors. Advertising pages increased 4.4% across all sectors other than technology and travel, primarily due to market share gains, resulting in a 1.6% revenue increase in these other sectors. The overall decline in revenue was partially offset by the acquisition late in the year of Healthcare Traveler and several new publication launches in our pharmaceutical market.

Cost of production and selling

        Cost of production and selling expenses declined $32.3 million, or 14.7%, to $187.7 million in 2002 from $220.0 million in 2001.

        Expenses of trade shows and conferences declined $21.1 million, or 21.3%, to $78.2 million in 2002 from $99.3 million in 2001. The shortfall in revenue for the period was substantially mitigated by cost savings associated with canceling certain events in 2002 and by our continuing actions to reduce our cost structure in response to lower revenues in this current economic downturn. Notwithstanding our cost management actions, in 2002 we made strategic investments in our MAGIC events and other key trade shows which we believe will strengthen the events and position them for long term growth as the economy recovers. In 2002, we also received an insurance recovery of $2.8 million in the third quarter related to losses resulting from the terrorist attack of September 11, 2001 that are reported as a reduction of our 2002 costs.

        Expenses of trade publications and marketing services declined $11.2 million, or 9.3%, to $109.5 million in 2002 from $120.7 million in 2001. Revenue reductions were addressed by cost reduction programs including cost reductions in circulation, sales promotion, staffing and a 14% reduction in paper costs. At the same time, we restructured our sales and editorial teams using metrics-based productivity measures. We believe these measures have enabled our sales and editorial teams to increase efficiency and deepen our penetration of our customer base. Operating costs of Healthcare Traveler, acquired in October 2002, and an increase in sales staff resources dedicated to developing our small space advertiser page opportunities also served to partially offset the overall decline in operating expenses of trade publications and marketing services.

General and administrative expenses

        General and administrative expenses declined $0.7 million, or 1.9% to $35.0 million in 2002 from $35.7 million in 2001. This decrease was primarily attributable to our ongoing cost reduction programs including reductions in travel and other operating costs, and reorganization of certain support functions and processes.

Depreciation and amortization

        Depreciation and amortization expense declined approximately $25.2 million to $69.1 million in 2002 from $94.3 million in 2001 primarily due to the adoption in January 2002 of SFAS No. 142, "Goodwill and Other Intangible Assets", and the effect of the double declining balance method of accelerated amortization on our exhibitor and advertiser lists, partially offset by additional amortization related to acquisitions and fixed asset additions. Upon adoption of SFAS No. 142, we discontinued the amortization of goodwill. Goodwill amortization expense in 2001 was $27.7 million.

Interest expense

        Net interest expense declined $4.3 million, or 7.7%, to $51.2 million in 2002 from $55.5 million in 2001 due to a decrease in our weighted average interest rate of approximately 1.8%, partially offset by an increase in our weighted-average debt outstanding of approximately $3.5 million. In February 2001, we replaced our then outstanding $150.0 million 9.25% senior subordinated notes with $160.0 million 12.00% senior subordinated notes.

        Approximately $164.8 million of our total debt is at a fixed rate through coupon rates on our senior subordinated notes with an additional $150.0 million covered by our interest rate protection agreements.

Write-off of Deferred Financing Costs

        We recorded an expense of $4.0 million in the first quarter of 2001 in connection with the repayment of our then outstanding 9.25% senior subordinated notes and the write-off of deferred financing fees related to our bridge facility.

Other income (expense), net

        Other income increased $2.1 million to $2.9 million in 2002 from $0.8 million in 2001. This increase was primarily a result of an increase in non-cash gains related to our foreign currency, interest rate hedging activities and foreign exchange gains.

Provision (benefit) for income taxes

        We recorded a tax benefit of approximately $15.5 million in 2002 compared to a tax benefit of approximately $12.6 million in 2001. We reduced our effective tax rate in 2002 as a result of establishing a valuation allowance to offset our net deferred tax assets due to uncertainty about ultimate realization. At December 31, 2001 we had a net deferred tax liability. At that time we had established a valuation allowance to offset the potential benefits related to our net operating loss carryforwards in foreign jurisdictions. At December 31, 2002, due to the goodwill impairment charge recorded in 2002 and the accelerated amortization of intangible assets for financial reporting purposes, we had a net deferred tax asset in the U.S tax jurisdiction. We established a valuation allowance to offset all of these net deferred tax assets due to uncertainty about their ultimate realization.

Cumulative effect of accounting change

        In connection with the adoption of FAS 142, "Goodwill and Other Intangible Assets", we recorded a goodwill impairment charge of $66.8 million, net of minority interest effect of $4.1 million, in the first quarter of 2002, attributable primarily to an impairment of the carrying value of goodwill related to the Acquisition. In 2001, in connection with the adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", we recorded a charge of $0.6 million.

Liquidity and Capital Resources

        Our principal sources of liquidity have been, and are expected to be, cash flow from operations and borrowings under our credit facility. Our principal uses of cash have been, and are expected to be, the debt service requirements of our indebtedness described below, capital expenditures, investments in our publications and trade shows and strategic acquisitions.

Debt Service.

        As of December 31, 2003, we had total indebtedness of $626.1 million and approximately $49.9 million of borrowings available under our revolving credit facility. Our principal debt obligations are described below.

        Credit Facility.    Our credit facility consists of a $60.0 million revolving credit facility and $25.0 million outstanding under the Term Loan B facility. The revolving credit facility will terminate in April 2007 and the Term Loan B matures in October 2008. Borrowings under the credit facility generally bear interest based on a margin over, at our option, the base rate or LIBOR. The applicable margin for revolving credit loans varies based upon our ratio of consolidated debt to EBITDA, as defined in the credit facility, and is currently 3.75% over LIBOR and 2.50% over the base rate. The applicable margin for the Term Loan B varies based upon the rating assigned by S&P and Moody's to our credit facility and is currently 4.50% over LIBOR and 3.25% over the base rate. Our obligations under the credit facility are guaranteed by Advanstar Holdings Corp. ("Advanstar Holdings"), our ultimate parent company, Advanstar, Inc., our direct parent company, and all our existing and future domestic subsidiaries and are collateralized by substantially all of the assets of our company and the subsidiary guarantors, including a pledge of the capital stock of all our existing and future domestic subsidiaries, a pledge of no more than 65% of the voting stock of any foreign subsidiary directly owned by our company or any domestic subsidiary, a pledge of all intercompany indebtedness in favor of our company and our domestic subsidiaries, a pledge of our company's and Advanstar IH, Inc.'s capital stock by our parent company, and a pledge of our parent company's capital stock by Advanstar Holdings. Our credit facility contains restrictive covenants which require us to, among other things, maintain a minimum fixed charge coverage ratio (as defined in the credit facility documents) as of the end of each fiscal quarter. Although there can be no assurance, we believe, based on our anticipated performance and expected economic conditions, that we will be able to comply with the amended financial covenant contained in the credit facility in 2004.

        Second Priority Senior Secured Notes.    Our $130 million of floating rate notes mature in 2008 and our $300 million of fixed rate notes mature in 2010. The notes of each series are guaranteed by each of our existing and future domestic restricted subsidiaries and collateralized by second-priority liens on the assets collateralizing our credit facility (other than certain subsidiary stock and assets of our parent companies). The fixed rate notes bear interest at an annual rate of 10.75% and the floating rate notes bear interest at an annual rate equal to the three-month LIBOR, which is reset quarterly, plus 7.50%. Interest on the fixed rate notes is payable semi-annually in cash and interest on the floating rate notes, along with amortization of 0.25% of the principal of such floating rate notes, is payable quarterly in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

        Senior Subordinated Notes.    Our $160 million 12% senior subordinated notes mature in 2011 and are guaranteed by each of our existing and future domestic restricted subsidiaries. Interest on the notes is payable semi-annually in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments.

        Parent Company Notes.    Our parent, Advanstar, Inc., issued 15% senior discount notes due October 2011 with a principal amount at maturity of $171.8 million. These discount notes do not require cash interest payments until 2006 and contain restrictive covenants that, among other things, limit the ability of Advanstar, Inc. and its subsidiaries (including us) to incur debt, pay dividends and make investments. Neither we nor any of our subsidiaries have guaranteed the discount notes. Advanstar, Inc., however, is a holding company and its ability to pay interest on these discount notes will be dependent upon the receipt of dividends from its subsidiaries, principally Advanstar. However, the terms of our borrowing arrangements significantly restrict our ability to pay dividends to Advanstar, Inc. and Advanstar, Inc.'s failure to pay these notes would be a default under our credit facility.

        Contractual and contingent obligations.    Our contractual obligations (excluding accounts payable and accrued expenses), as of December 31, 2003 are as set forth below (in millions):

	Payments Due By Period
	2004	2005	2006	2007	2008	After 2008	Total
Indebtedness	$3.7	$1.3	$1.3	$9.3	$149.5	$460.0	$625.1
Interest on indebtedness (1)	65.8	64.7	64.6	64.2	60.7	104.4	424.4
Operating lease obligations	6.5	6.2	5.2	4.1	3.9	3.2	29.1

Total Contractual Cash Obligations	$76.0	$72.2	$71.1	$77.6	$214.1	$567.6	$1,078.6

(1)
Interest on the second priority floating rate notes, revolving credit facility and Term Loan B is calculated using LIBOR of 1.12%, the rate in effect on December 31, 2003. Because the floating rate notes, revolving credit facility and Term Loan B bear interest at a variable rate, actual payments could differ.

        We have no material capital lease obligations or purchase obligations. Our contingent obligations are primarily composed of $2.1 million of letters of credit and our interest rate and foreign currency derivatives discussed more fully below in "—Qualitative and Quantitative Disclosure About Market Risk."

Off-Balance Sheet Arrangements.

        We have no material off-balance sheet arrangements.

Sources and Uses of Funds

        We generally operate with negative working capital, excluding cash and current maturities of long-term debt, due to the impact of deferred revenue from trade shows, which is billed and collected as deposits up to one year in advance of the respective trade show. Consequently, our existing operations are expected to maintain very low or negative working capital balances, excluding cash and current maturities of long-term debt.

        On a relative basis, our revenue reaches its highest levels during the first and third quarters of the year largely due to the timing of the MAGIC trade shows and our other large trade shows and conferences. This seasonality, when combined with the shift in the timing of when events take place from year to year, may have a significant effect on our quarterly deferred revenue and working capital balances.

        We anticipate that our operating cash flow, together with borrowings under the credit facility (assuming continued compliance with the covenants contained therein or a modification thereof) and other future financings and refinancings, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service and other obligations as they become due. However, our ability to make scheduled payments of principal, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

  Historical

        Historically, our financing requirements have been funded primarily through cash generated by operating activities and borrowings under our revolving credit facility. From time to time, we have also raised additional funds through sales of common stock, high yield offerings and term borrowings under our credit facility for purposes of completing strategic acquisitions.

        Cash flows from operating activities.    Net cash provided by operations increased $21.6 million to $45.8 million in 2003 compared to $24.3 million in 2002. Non-cash charges including a write-off of deferred financing costs of $11.3 million, depreciation and amortization expense of $56.6 million, deferred income taxes of $7.0 million, other non-cash charges totaling $4.5 million and changes in operating assets and liabilities of $15.9 million reduced the cash effect of the 2003 net loss of $49.4 million. The increase in cash generated from changes in our operating assets and liabilities is due largely to a delay in payments on accounts payable to 2004, accelerated collections on accounts receivable and increased collections of customer advance deposits related to future trade shows. Net cash provided by operations totaled $24.3 million in 2002 compared to $41.8 million in 2001. Non-cash charges including a provision for notes and advances from our affiliated dot.com company of $37.2 million, transitional goodwill impairment charge of $66.8 million, depreciation and amortization expense of $69.1 million and other non-cash charges of $3.6 million, offset by a deferred tax benefit of $16.6 million and changes in our operating assets and liabilities of $11.5 million reduced the cash effect of the 2002 net loss of $124.3 million.

        Cash flows used in investing activities.    Net cash used in investing activities increased $114.1 million to $145.3 million in 2003, from $31.2 million in 2002. This increase was principally due to the acquisitions of the Thomson healthcare publications in October of 2003.

        We incurred capital expenses of $7.6 million, $7.2 million, and $7.9 million in 2003, 2002 and 2001, respectively. We anticipate that we will spend approximately $7.5 million on capital expenditures in

2004. The majority of these expenditures are related to expansions and enhancements to our IT and communications infrastructure and management and operating group information systems. We believe that this amount of capital expenditure will be adequate to grow our business according to our business strategy and to maintain the key trade shows, publications and business of our continuing operations.

        Cash used for acquisitions in 2003 increased $113.8 million relative to 2002 due to the acquisition of the Thomson healthcare publications. Our business strategy includes the consummation of strategic acquisitions. In connection with any future acquisitions, we may require additional funding, which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms or in a manner that complies with the restrictive covenants in our debt instruments. Consistent with our longstanding strategy, we continue to pursue potential acquisitions of complementary businesses.

        Cash flows from financing activities.    Net cash flows provided by financing activities increased $125.6 million to $110.2 million in 2003 from 2002. In August 2003, we issued $360 million of second priority senior secured notes used to repay and terminate all outstanding term A loans under our credit facility and all but $25 million of the outstanding term B loans and a portion of our revolving credit borrowings under our credit facility. In September 2003 we issued an additional $70 million of second priority senior secured notes and received $60.0 million in equity contributions from our parent company to finance the acquisition of the Thomson healthcare publications in October 2003. Fees paid to our senior lenders for the amendment to our credit facility in April 2003 were $3.9 million, compared to fees paid for the amendment in March 2002 of $1.8 million. We also paid fees of $13.1 million in connection with the second priority senior secured notes offerings in August and September 2003.

  Recently Issued Accounting Standards

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities, which addressed accounting for special-purpose and variable interest entities. This interpretation was effective for financial statements issued after December 31, 2002. In September 2003, the FASB issued a Staff Position to allow a deferment of the effective date to the end of the first interim or annual period ending after December 15, 2003, if certain conditions were met. In December 2003, the FASB issued Interpretation No. 46R, Consolidation of Variable Interest Entities, which addresses accounting for special-purpose and variable interest entities and which superseded Interpretation No. 46. The provisions of Interpretation No. 46R are effective for the Company in the first quarter of 2005. Specifically, based upon the Company's preliminary analysis, the Company believes that it will be required to consolidate the operations of Advanstar.com effective January 1, 2005. If the Company consolidates Advanstar.com, management believes the effect of adoption will be to reduce the amount of Advanstar.com losses included in the Company's operating results. The Company does not expect this consolidation to have a material effect on its financial position, results of operations or cash flows.

        In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. SFAS No. 145 amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted SFAS No. 145 effective January 1, 2003. The adoption of SFAS No. 145 resulted in reclassification of the

2001 extraordinary item, net of income tax, into other income (expense). The effect of this reclassification was to increase the (loss) income before income taxes, minority interests, and cumulative effect of accounting change by $4.0 million and to increase the income tax benefit of $1.5 million. This reclassification had no effect on the previously reported 2001 net loss.

Qualitative and Quantitative Disclosure about Market Risk

        We are exposed to various market risks, which is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We enter into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates.

        Interest Rates.    At December 31, 2003, we had fixed rate debt of $462.4 million and variable rate debt of $162.7 million. The annual pre-tax earnings and cash flows impact resulting from a 100 basis point increase in interest rates on variable rate debt, holding other variables constant and excluding the impact of the hedging agreements described below, would be approximately $1.6 million per year.

        The term loan B under our credit facility bears interest at a variable rate. We have previously entered into an interest rate collar agreement to hedge our interest rate risk on these borrowings. The interest rate collar agreement has a notional amount of $150.0 million, and expires in February 2004. Under this agreement, based on current LIBOR, we will be required to make payments of $0.9 million in the first quarter of 2004, which we will account for as interest expense. A decrease in LIBOR of 100 basis points would increase our interest expense on these agreements by $0.2 million per year. Approximately $125 million of the interest rate collar agreement is considered undesignated for hedging purposes. Changes in fair value of the undesignated portion of these instruments are recognized in current earnings.

        Currencies.    Outside of the United States, we maintain assets and operations in Europe, South America and Asia. The results of operations and financial position of our foreign operations are principally measured in their respective currency and translated into U.S. dollars. As a result, exposure to foreign currency gains and losses exists. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency. Our subsidiaries and affiliates also purchase and sell products and services in various currencies. As a result, we may be exposed to cost increases relative to the local currencies in the markets in which we sell.

        A portion of our assets are based in our foreign locations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected in other comprehensive income (loss). Accordingly, our consolidated stockholder's equity will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

        Our strategy for management of currency risk relies primarily on conducting our operations in a country's respective currency and may, from time to time, involve currency derivatives, primarily forward exchange contracts, to reduce our exposure to currency fluctuations. As of December 31, 2003, we had open foreign exchange derivative contracts to sell with a notional amount totaling $7.5 million, and to buy with a notional amount totaling $2.4 million. The estimated fair value of the foreign exchange contracts based upon market quotes was a net liability of approximately $0.1 million. The potential loss in fair value resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates amounts to an additional loss of approximately $0.5 million. Actual results may differ.

BUSINESS

General

        We are a leading worldwide provider of integrated, B-to-B, marketing communications products and services for specific industry sectors, principally through trade shows and conferences and through controlled circulation trade, business and professional magazines. We also provide a broad range of other marketing services products, including classified advertising, direct mail services, reprints, database marketing, directories, guides and reference books. We are one of the largest U.S. trade show operators based on the number of trade shows and total square footage in 2003 and the second largest B-to-B trade publishers in the United States as measured by advertising pages in 2003. In 2003, most of our trade shows and stand-alone conferences were among the leading events in their respective markets based on square footage. For the year ended December 31, 2003, 68% of our 69 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages. We had approximately 1,400 employees as of December 31, 2003 in 20 U.S. offices and 6 international locations in Europe, Latin America and Asia.

Industry Overview

        B-to-B communications companies provide marketing solutions for our customers through trade shows and conferences, trade publications, ancillary marketing services and through Internet applications. According to the July 2003 Veronis Suhler Stevenson Communications Industry Forecast, total spending on B-to-B communications, including magazines and trade shows, declined for the second consecutive year in 2002 at a rate of 8.7% to $19.2 billion. Total B-to-B spending was virtually flat on a compound annual basis from 1997 to 2002, largely because of the two-year B-to-B media recession that took place in 2001 and 2002.

        According to Veronis Suhler Stevenson, total spending on U.S. trade shows and conferences amounted to $8 billion in 2002, a decline of 1.2% from 2001 following a 3.2% contraction from 2000 as a result of a sluggish economy, corporate profit declines and steep cutbacks in Company travel. As measured by Tradeshow Week, 2003 saw an increase in attendance and the number of exhibiting companies of 3.6% and 0.6%, respectively, though there was a slight decline of 0.4% in net square footage. Results improved in the fourth quarter due to renewed confidence in air travel.

        The U.S. B-to-B publishing industry generated revenue of $11.2 billion in 2002 according to Veronis Suhler Stevenson, with a CAGR of 1.2% from 1997 to 2002. Spending in 4 of the 5 largest ad categories fell at double digit rates for 2002 led by a 27.8% plunge in tech advertising. A slow recovery appeared to be taking place in the B-to-B media industry at the end of 2002 and the through the first quarter of 2003. Industry-wide advertising pages, as measured by the Business Information Network, declined 3.2% in 2003 from 2002 levels following a 15.0% decline in 2002 from 2001 levels. Veronis Suhler Stevenson is forecasting that total spending on business-to-business media will grow at a compound annual growth rate of 4.8% from 2002 to 2007.

        Our results during 2003 reflect the unevenness and sporadic nature of economic recovery in the United States across the multiple industry sectors in which our customers operate. However, we believe that our balanced portfolio between trade shows and publications and our diversification across many industry sectors mitigates the overall impact of the tentative nature of the economic recovery and reduces our exposure to the potential volatility of any one sector.

Trade Shows

        Trade shows are an important B-to-B sales, marketing and educational medium in the global economy, seen among corporate marketers as a highly cost-effective marketing tool. Trade shows provide an opportunity for industry participants to conduct face-to-face selling efforts, transact business and receive product information from exhibits, conferences, workshops and other forums. Trade show attendees include executives, manufacturers and operating management, sales and marketing personnel, industry analysts, middle-level managers and other industry professionals. The economic slowdown in 2001 and 2002 and the events of September 11, 2001 had a significant short term impact on trade show attendance and exhibitor participation. Concern over travel and future economic uncertainty impacted our customers' marketing and travel decisions. However, we believe that trade show participation and attendance will fundamentally be driven by the economic recovery of that event's particular industry and our customers' view of future general economic developments.

Trade Publications

        Trade publications are generally published monthly and provide information about a specific industry or market segment within an industry. Advertisers are attracted to B-to-B print media by the highly targeted and controlled circulation of publications. By focusing on targeted audiences, publishers aim to connect advertisers with key purchasing decision-makers. Controlled distribution assists advertisers in reaching very specific target groups and provides for more efficient use of advertising dollars. The cost efficiency of controlled circulation advertising versus general business advertising or consumer advertising enhances the stability of B-to-B advertising spending during difficult economic conditions. The historical growth in B-to-B publishing has been driven primarily by rising levels of advertising spending as opposed to growth in subscription revenues.

        As reported by the December 2003 American Business Media report, the current downturn in marketing and advertising has had the most significant impact on the telecom, computers, software, travel and manufacturing sectors. Advertising pages in these sectors decreased 22%, 17%, 15%, 12% and 10%, respectively, in 2003 from 2002 levels.

Product Segments

        Our business is grouped in three broad segments reflecting products and services we provide to our customers to serve their marketing needs. We offer our customers a comprehensive array of B-to-B communications products and services to reach their existing and prospective buyers on a cost-effective basis. Our product and service offerings are trade shows and conferences, trade publications, and marketing services.

Trade Shows and Conferences

        As of December 31, 2003, we owned and managed 60 trade shows and 12 standalone conferences for business, professional and consumer audiences worldwide, most of which were among the leading events in their respective markets based on square footage. Six of our largest trade shows are listed in the April 2003 issue of Tradeshow Week 200's list of the top 200 trade shows as measured by total square footage. These included MAGIC Fall, MAGIC Spring, International Powersports Dealer Expo, AIIM Conference and Expo, International Beauty Show New York and Licensing International. Additionally, we own Telexpo, which we believe is the largest telecommunications trade show in Latin America. Collectively, these seven trade shows represented 2.5 million of the 4.7 million total square footage of all our trade shows for the year ended December 31, 2003.

        Our trade show revenue is derived primarily from the sale of trade show floor space to exhibitors, show-specific advertising, sponsorships and conferences. Trade show revenue accounted for approximately 54%, 52% and 48% of our revenue in 2001, 2002 and 2003, respectively.

        Trade shows are a long-established means of community building, bringing buyers and sellers in one particular industry or business face-to-face, in a single forum. In addition, as new products and services proliferate, both suppliers and their customers need efficient forums to interact and transact business with one another. Events often include an extensive conference program, which provides a forum for the exchange and dissemination of information relevant to the particular event's focus. A conference linked to a trade show plays a strategic role in trade show development because it represents the unique editorial content for an event, and it can be used to build new segments, raise the profile of particular segments or technologies and drive attendance at the underlying trade show. In addition, each event typically has one or more keynote speakers drawn from notable industry leaders.

        The advantages of trade shows to exhibitors and attendees are summarized below:

Advantages to Exhibitor		Advantages to Attendee
•	conduct sales more efficiently than in the field;	•	receive overview of market and emerging trends;
•	position product and company in target industry;	•	network with industry participants;
•	communicate vision;	•	identify and work with new vendors; and
•	service existing customers;	•	source new products.
•	open new accounts; and
•	introduce new products.

Trade Publications

        We are the second largest B-to-B trade publisher in the United States as measured by advertising pages in 2003. As of December 31, 2003, we published 78 specialized business magazines and professional journals and 22 directories and other publications. Of our 69 magazines and journals for which competitive data is available, 68% ranked either #1 or #2 in their respective markets, based on the number of advertising pages in the year ended December 31, 2003.

        Our publications are generally distributed free-of-charge to qualified professional recipients and generate revenues predominantly from advertising. Trade publications revenue accounted for approximately 41%, 43% and 47% of our total revenue in 2001, 2002 and 2003, respectively. Our largest publications include Travel Agent, Medical Economics, Pharmaceutical Technology, Drug Topics, American Salon, Dental Products Report, Video Store, Automotive Body Repair News and Motor Age which collectively represented 27% of total advertising pages of all our publications for the year ended December 31, 2003.

        By offering our advertisers access to a targeted and industry-specific customer base, we believe that we are able to sell advertising space in our publications at a rate per customer that is higher than the average rate charged by publications aimed at more general audiences. We believe that our targeted circulation lists for our U.S. and international publications provide our advertising customers with a cost-effective method of reaching their target market's decision-makers. We seek to increase advertising revenues by introducing existing advertisers to new titles, by attracting new advertisers who target our readership and by developing new reader and advertising categories.

        The advantages of trade publications to advertisers and readers are summarized below:

Advantages to Advertiser		Advantages to Reader
•	cost effective;	•	relevant, industry specific information;
•	highly targeted audience of qualified readers;	•	promotion of industry stewardship;
•	focused medium; attractive means to introduce new products;	•	keep up with peers in the industry; and
•	audited, controlled circulation; and	•	interactive follow-up system in print and/or electronically.
•	editorial 100% focused on target market.

Marketing Services

        We provide a comprehensive set of marketing communications products, services and support geared to a variety of industries' marketing and customer needs. These services include direct mail and database marketing programs, reprint services, reference books and other services to facilitate our clients' B-to-B marketing and communications programs. These services are incremental to trade shows and publications and allow our customers to fill in their marketing plans.

        Marketing services are centrally managed, thus allowing our executives to dedicate their activities to high value sales. In addition, our central telesales and product management provide professional skills to these specialized product offerings. Marketing services revenue accounted for approximately 5% of our revenue in each of 2001, 2002 and 2003.

Internet

        In addition to our three product segments, we work with Advanstar.com, a subsidiary of our parent, to use Internet based products and services to complement our delivery of trade show, publishing and marketing services products to our customers. We use the Internet as a cost-effective method of developing qualifying magazine circulation and to register trade show and conference attendees. See "Certain Relationships and Related Party Transactions—Relationship with Advanstar.com."

Industry Sectors

        We also operate our business by targeting a number of industry sectors in North America, Latin America, Europe and Asia through certain niche markets grouped together in five core clusters. For financial information relating to Advanstar's operations by geographic area see Note 11 to our consolidated financial statements for the year ended December 31, 2003. In addition to our five core clusters, we have grouped the industry sectors in which we provide products and services but do not have a significant industry presence into a "Portfolio" cluster. We believe that by focusing on industries in addition to product segments, we better identify the broad array of our customers' B-to-B marketing communications needs which our products and services can meet. In addition, we believe our industry focus allows us to cross-sell our products and services effectively and to capture a larger share of our customers' marketing budgets. In each of our niche markets, many of the same customers advertise in our publications, exhibit at our trade shows and use our marketing services to reach their buyers. We have expanded our trade show, conference and publication offerings within each cluster through new product introductions and strategic acquisitions, which we believe maximize our existing marketing and customer service infrastructure and industry expertise.

        The following chart displays our cluster-based integrated revenue model:

Competitive Strengths

        We believe that the following factors contribute to our strong competitive position:

  Market Leadership

        We have achieved a strong market position within each of our five core industry clusters, primarily as a result of our ability to offer customers in each cluster comprehensive and integrated marketing communications products and services, consisting of significant trade shows and conferences, leading publications and marketing services. Most of our trade shows and stand-alone conferences are among the leading events in their respective markets based on square footage. For the year ended December 31, 2003, 68% of our 69 magazines and journals for which competitive data is available ranked either #1 or #2 in their respective markets, based on number of advertising pages.

  Diverse Customer Base

        Our customer base has provided us with stable and diverse sources of revenue and cash flow as well as an established foundation from which to further penetrate existing markets and to develop new markets. We benefit from:

  •
  A high level of revenue diversification, primarily as a result of our business presence in 20 different industry sectors consisting of over 25,600 advertisers and exhibitors, none of which represented more than 3% of our revenues in 2003. This industry diversity helps to mitigate our exposure to economic volatility in particular industries or geographic markets;

  •
  A strong balance of revenue, with 48% of our revenues coming from trade shows, 47% from publishing and 5% from marketing services in 2003; and

  •
  Modest exposure to currency fluctuations with approximately 7% of our revenues generated from international markets in 2003, reduced to 6% after taking into account our sale of certain of our U.K. based properties on December 31, 2003.

  Experienced and Motivated Management Team

        Our senior management team is led by Joseph Loggia, our Chief Executive Officer, who joined Advanstar in April 1998. Our senior management team has significant industry experience and an established track record in:

  •
  Delivering revenue and profit growth;

  •
  Developing new products;

  •
  Penetrating new markets;

  •
  Managing tradeshows and publications in difficult economic conditions; and

  •
  Integrating 37 acquisitions and joint ventures since 1996.

Business Strategy

        Our objective is to increase profitability by solidifying our position as a leading provider of comprehensive one stop B-to-B marketing communications products and services. In order to achieve this objective, we operate our business based on the following strategies:

  Operate Leading Trade Shows and Publish Leading Magazines in Attractive Niche Markets

        We focus on owning and managing businesses that are the leading sources of information for businesses and professionals in specific niches. We believe that our trade shows and trade publications serve as unique forums for B-to-B communications and provide substantial value to industry participants. Niche markets are often attractive publishing and trade show opportunities because of the difficulty in reaching industry leaders through general interest publications or broad based expositions. Of our 69 magazines and journals for which competitive data is available, 68% ranked either #1 or #2 in their respective niche markets in the year ended December 31, 2003. Most of our trade shows and conferences also were among the leading events in their respective markets based upon total square footage.

  Utilize Industry Cluster Strategy to Drive Growth

        We organize our business based on the markets served which allows us to provide expertise across all media products within a market. It also allows us to respond effectively to the market needs of buyers and sellers however they may choose to go to market to reach their customers. We are able to address evolving market needs through multiple means, including:

  •
  adaptation of existing trade shows and magazines to reflect industry trends and attract new categories of buyers and sellers;

  •
  development of new product extensions based on interaction with key members of the buying and selling community;

  •
  identification and introduction of international extensions of successful U.S. based products; and

  •
  identification of fill-in acquisition and joint venture opportunities based on continuing interaction within the market.

  Maximize Share of Customers' Total Marketing Expenditures

        We seek to create cross-selling opportunities across existing products and services and, as a result of such efforts, seek to maximize our share of each customer's total marketing budget. We offer customers a range of communications methods to attain their specific B-to-B marketing goals. For example, customers can choose to benefit from face-to-face meetings at trade shows and conferences, achieve cost effective advertising through controlled circulation trade publications and diversify and expand revenues through customized marketing services, including Internet advertising and education based programs through web sites owned and operated by our affiliate, Advanstar.com.

  Launch New Products and Services Within Existing Clusters

        We have successfully developed new products within existing industry sectors and will continue to make strategic new product introductions. In 2003, we launched eight magazines and 11 trade shows in existing industry sectors to fill in our product portfolio. Our launches are generally line extensions or regional expansions of existing product concepts, and, as a result, such product launches generally require less capital investment and are less risky than major new product introductions.

  Identify and Consummate Strategic Acquisitions

        As we expand further into our existing industry sectors, we explore strategic acquisitions and joint ventures designed to maintain and achieve market leading positions in particular niche markets. We believe we enhance the value of acquired businesses by (1) integrating acquisitions and joint ventures into our efficient infrastructure, (2) applying our industry experience and (3) cross-selling new products and services to increase our visibility in a given market. From May 31, 1996 to December 31, 2003, we completed 37 acquisitions and joint ventures. In 2002, we completed four acquisitions in the automotive, imaging, healthcare, and beauty markets. On October 1, 2003, we acquired the healthcare industry-specific magazines and related custom project business from The Thomson Corporation and its subsidiaries for $136 million in cash. See "The Acquisition." Consistent with our strategy since 1996, we are engaged in ongoing evaluations of potential acquisitions of complementary businesses.

Industry Sectors

        The following is a summary of our products and services by industry sector.

  Fashion

        Our Fashion group serves the men's, women's and children's industries. In 2003, we operated in these industry sectors through 14 trade shows. Four trade shows held concurrently in Las Vegas twice annually constitute the foundation of our apparel market position:

  •
  MAGIC, the world's largest and most widely recognized trade show for the men's apparel industry;

  •
  WWDMAGIC, which we believe is one of the largest women's apparel trade shows in the United States;

  •
  MAGICKids, which we believe is one of the largest children's apparel shows in the United States; and

  •
  The Edge, a showcase for cutting edge trends in men's, women's and unisex fashions.

        The following table sets forth information relating to trade shows in our Fashion group in the year ended December 31, 2003. We currently have no publications in this group.

Fashion Events

	Exhibitions(1)
Sector	Number	2003 Net Square Footage
Mens (includes Edge)	4	1,196,396
Womens	5	600,400
Kids	2	73,824
Fabric	3	80,370

(1)
Excludes conferences.

  Specialty Retail

        We served the Specialty Retail sector through 26 trade shows and 12 publications for the year ended December 31, 2003. This group includes the art, beauty, entertainment/marketing and motor vehicles sectors.

        Key trade shows and publications include:

  •
  International Powersports Dealer Expo, the largest aftermarket accessories trade show in the United States targeted at powersports dealers, the 13 city tour of consumer International Motorcycle shows and Dealernews, the #1 magazine targeted at retailers in the powersports market;

  •
  Licensing International, which we believe is one of the largest trade shows worldwide for the merchandise licensing industry, and License!, the #1 publication for the licensing industry;

  •
  IBS New York, the largest trade show and educational event on the East Coast for the beauty salon market, American Salon, the #1 publication for the professional beauty and hair care industry;

  •
  Artexpo New York, the largest mid-market art trade show in the United States, and Art Business News, a publication for gallery and framing professionals; and

  •
  Aftermarket Business, the #1 aftermarket book in the United States and three other automotive magazines in the United States, which provide Advanstar an important position in the automotive parts, supplies and services publishing market.

        The following table sets forth information relating to trade shows and magazines in our Specialty Retail cluster in the year ended December 31, 2003:

Specialty Retail Events and Magazines

	Exhibitions(1)		Magazines(2)
Sector	Number	2003 Net Square Footage	Number	2003 Ad Pages	Number of our magazines ranked #1 or #2 (3)
Art	3	186,216	2	935	0 of 1
Beauty	2	173,810	2	2,353	2 of 2
Entertainment/Marketing	5	276,904	4	1,932	2 of 3
Motor Vehicle	16	1,275,388	4	3,651	4 of 4

(1)
Excludes conferences.

(2)
Excludes directories.

(3)
Ranking based only on measured magazines for the year ended December 31, 2003.

        On March 12, 2004, we sold our portfolio of art industry-specific trade shows and magazines for a total sales price of $19.5 million in cash, subject to a working capital adjustment. In total, the portfolio includes three trade shows, with 186,216 aggregate square feet in 2003, and two publications, with 935 aggregate advertising pages in 2003. Total revenue and contribution margin for the Art group in 2003 was $10.7 million and $2.8 million, respectively.

Healthcare, Science & Pharmaceutical

        We serve the Healthcare, Science & Pharmaceutical sector by providing marketing products and services to these three related sectors with 6 trade shows and 38 publications for the year ended December 31, 2003. We serve the healthcare sector in both primary and specialized care areas, such as geriatrics, dermatology, ophthalmology and veterinary medicine; the science sector in areas such as spectroscopy and liquid and gas chromatography; and the pharmaceutical sector in areas such as research and development, manufacturing, testing and marketing.

        On October 1, 2003, we acquired a portfolio of healthcare industry-specific magazines and related custom project services from The Thomson Corporation and its subsidiaries for $136 million in cash. These Thomson healthcare publications and custom project services are targeted at primary and specialty healthcare segments as well as nursing, pharmacy, dental and veterinary professionals. Specifically, the portfolio is composed of three groups: Medical Economics Communications Group, Dental Products Report Group and Veterinary Healthcare Communications Group. In total, the portfolio includes 15 magazines, one veterinary tradeshow and conference, and a significant special projects group, which includes custom projects, symposia, and continuing medical education (CME) programs, which are produced in multiple media formats (print, audio, CD, live events, and on the

Internet). Out of the 15 publications, 7 are ranked either #1 or #2 in their fields based on the number of advertising pages in the year ended December 31, 2003.

        Key trade shows, conferences and publications include:

  •
  Medical Economics, one of the flagship publications serving physicians in the United States since its launch in 1923, which informs physicians about the business side of medicine and all the non-clinical issues associated with running a private, office-based practice;

  •
  Pharmaceutical Technology, the #1 publication targeted at pharmaceutical scientists, engineers and operation managers, and Pharmaceutical Executive, the #1 magazine for pharmaceutical company product managers and marketing professionals;

  •
  LCGC and LCGC Europe, the #1 magazines in the United States and Europe in liquid and gas chromatography;

  •
  DVM, The News Magazine of Veterinary Medicine, and Veterinary Economics the #1 and #2 magazine for veterinarians;

  •
  Geriatrics, the #2 magazine for the geriatrics segment of the primary care market, Formulary, the #1 magazine for the drug selection market;

  •
  Abilities Expos, which we believe is one of the largest consumer-oriented events targeting individuals with disabilities;

  •
  Dental Products Report, the #1 publication serving the information needs of dentists since 1967, which focuses on new products being introduced to the dental profession and features editorial content on techniques and product usage, trends in general and specialty dentistry, infection control and practice safety, new technologies, and cosmetic and restorative dentistry; and

  •
  Veterinary Economics, which is a leading source of practice management and business information for veterinarians in all private practice types-companion-animal, food animal, equine, exotic animal and mixed practice. Veterinary Economics and Veterinary Medicine will join our DVM Newsmagazine to give us a comprehensive combination of news, practice management and clinical publications.

        Since closing the acquisition we have integrated the Medical Economics Communications group of publications and projects with our existing portfolio of healthcare publications and projects into an expanded healthcare portfolio.

        The following table sets forth information relating to trade shows and magazines in our Healthcare, Science & Pharmaceutical group in the year ended December 31, 2003, including the portfolio of assets we acquired from The Thomson Corporation and its subsidiaries in October, 2003:

Healthcare, Science & Pharmaceutical Events and Magazines

	Exhibition(1)		Magazines(2)
Sector	Number	2003 Net Square Footage	Number	2003 Ad Pages	Number of our magazines ranked #1 or #2 (3)
Healthcare	6	137,100	26	12,859	12 of 24
Pharmaceutical	—	N/A	7	4,066	5 of 7
Science	—	N/A	5	2,082	2 of 4

(1)
Excludes conferences.

(2)
Excludes directories.

(3)
Ranking based only on measured magazines for the year ended December 31, 2003.

  Information Technology & Communications

        Our Information Technology & Communications group serves the information technology, telecommunications, manufacturing technology and call center industries. For the year ended December 31, 2003, we operated in these industry sectors through 13 trade shows and 10 publications. We are a very specialized niche company in the information technology market with focused events in data storage, digital printing and digital media. We have a strong worldwide presence in trade shows and magazines serving the telecommunications industry. We also serve markets for teleconferencing, web-based collaboration and e-learning, and call centers.

        Key trade shows, conferences and publications include:

  •
  AIIM, the largest U.S. trade show focused on document management and enterprise content management;

  •
  On Demand Digital Printing & Publishing Conference and Expo, which we believe is one of the largest trade shows and conferences for the digital print and publishing market;

  •
  Incoming Call Center Management Conference & Exhibition and Call Center Conference & Exhibition, trade shows and conferences for call center managers focused on management tools and technology in the call center market;

  •
  Telexpo, which we believe is one of the largest telecom trade shows and conferences in Latin America, held in São Paulo with over 55,000 attendees and 290 exhibitors;

  •
  Frontline Solution Magazine and FLS Supply Chain Week Expo, for the automatic data capture, identification, tracking systems and supply chain integration market;

  •
  Sensors, the #1 U.S. magazine for engineers focused on the expanding use of sensors in industrial and consumer products, and Sensors Expos, which we believe is one of the leading trade shows serving the sensors market; and

  •
  a global grouping of leading telecom magazines, including America's Network, Telecom Asia, Wireless Asia, and RNT(Brazil).

        The following table sets forth information relating to magazines in our Information Technology & Communications cluster in the year ended December 31, 2003:

Information Technology & Communications Events and Magazines

	Exhibition(1)		Magazines(2)
Sector	Number	2003 Net Square Footage	Number	2003 Ad Pages	Number of our magazines ranked #1 or #2 (3)
Call Center/CRM	5	106,005	—	—	N/A
Collaborate/e-learning	1	22,500	1	52	0 of 1
Information Technology	6	290,404	5	1,172	3 of 4
Telecommunications	1	211,552	4	567	3 of 4

(1)
Excludes conferences.

(2)
Excludes directories.

(3)
Ranking based only on measured magazines for the year ended December 31, 2003.

  Travel & Hospitality

        We served the travel and hospitality sector through one trade show and six publications in the year ended December 31, 2003. Our publications for the travel and hospitality sector provide a strong foundation to launch related trade shows and services as well as to develop custom-publishing products.

        Selected publications include:

  •
  Travel Agent, the second largest U.S. magazine as measured by Ad Age, and #1 trade periodical for the travel industry;

  •
  Hotel & Motel Management, the #1 publication for the hospitality management market; and

  •
  Premier Hotels and Resorts, the #1 directory of 4 and 5 star hotel and resort properties.

        The following table sets forth information relating to trade shows and magazines in our Travel & Hospitality cluster in the year ended December 31, 2003:

Travel & Hospitality Events and Magazines

	Exhibition(1)		Magazines(2)
Sector	Number	2003 Net Square Footage	Number	2003 Ad Pages	Number of our magazines ranked #1 or #2 (3)
Travel	1	62,300	5	3,696	2 of 3
Hospitality	—	N/A	1	908	1 of 1

(1)
Excludes conferences.

(2)
Excludes directories.

(3)
Ranking based only on measured magazines for the year ended December 31, 2003.

  Portfolio

        We group the balance of our products and services into a Portfolio group charged with maximizing revenue and cash flow opportunities from these disparate properties. The Portfolio cluster addresses large and attractive market sectors in which we provide selected products and services but do not have a significant presence. Markets currently served include energy, geospatial, landscaping/pest control, mining, paper, post production and roofing sectors. We deliver our B-to-B marketing communications products and services to our customers in these industry sectors through 12 publications.

        The following table sets forth information relating to magazines in our Portfolio cluster in the year ended December 31, 2003:

Portfolio Events and Magazines

	Magazines(2)
Sector	Number	2003 Ad Pages	Number of our magazines ranked #1 or #2 (3)
Energy	1	363	1 of 1
GeoSpatial	3	603	2 of 2
Landscape/Pest Control	3	1,784	3 of 3
Mining	1	559	1 of 1
Paper	2	870	2 of 2
Post production	1	484	1 of 1
Roofing	1	387	1 of 1

(1)
Excludes conferences.

(2)
Excludes directories.

(3)
Ranking based only on measured magazines for the year ended December 31, 2003.

Company Operations

  Trade Shows

        The sales cycle for a future trade show typically begins shortly before the current show. Pricing information, preliminary floor plans and exhibitor promotion for the future show are mailed in advance of the current show so that selling for the future show can begin at the current show. Typically, this "upfront" selling includes floor space reservations with exhibitors executing a contract and making deposits for the future show. At many of our trade shows, reservations for a large portion of exhibit space for the next event is reserved by the end of the current event. The sales cycle continues with selling to new exhibitors and collecting the balance of payments due. In general, we require exhibitor payments in full prior to a trade show as a condition to participation.

        In addition to the sale of exhibit space, we market to exhibitors a wide range of promotional opportunities to raise their visibility at an event. These opportunities include directory and preview advertising, banners, sponsorships of various functions and a wide variety of other products or services. We also produce related conferences and workshops, which represent the editorial content for an event and play a crucial strategic role in trade show development. Conferences, workshops and other ancillary forums all stimulate interest in the industry and drive attendance at the trade show. While show attendance is typically free for qualified attendees, participation in conferences at these shows can be a significant revenue source.

        Event promotion is primarily undertaken through direct mail, trade advertising and direct contact. In those industry sectors for which we also have complementary publications, our publications play a key role in event promotion by providing lists from circulation files and editorial coverage for the upcoming show. Other industry magazines may also be involved, as the goal of any event is to represent the entire industry or market. The "show issue" of an industry magazine for a related event is often the biggest issue of the year, as the advertisers want to reinforce their show presence.

        In operating trade shows and conferences, we function in a capacity similar to a general contractor. Through our central trade show and conference operations, we select and manage venues, hotels, and vendors for set-up, registration, travel and housing, audio-visual services and other services. In many cases, venue and hotel reservations are made several years in advance, particularly for primary markets such as New York, Chicago, Las Vegas, Los Angeles and San Francisco. While the production of a show may involve hundreds of workers, most workers are employees of our subcontractor vendors. We employ very few of the workers on-site.

  Trade Publications

        We operate an efficient publishing infrastructure in the United States and Europe. Our publications generally follow the controlled circulation model and are distributed free-of-charge to qualified recipients. We build readership and maintain the quality and quantity of our circulation based on delivering high quality, professional coverage of relevant industry information. Because we offer our advertisers access to a highly-targeted, industry-specific subscriber base with potential buying influence, our advertisers place their ads in our publications to reach their customers. Most of our magazines are published monthly, although some titles are published weekly or semi-monthly.

        We attract readership and improve the effectiveness of our advertising by maintaining and continuously improving the quality of the editorial content of our publications. Recipients of our publications are targeted through market research designed to determine the market coverage and purchasing authority desired by prospective advertisers. Based on existing and acquired mail lists, the targeted recipient is then solicited through promotions offering free subscriptions to the relevant publications. High-quality circulation is achieved when a high percentage of the circulation list is recently qualified, within one or two years, and the publication is delivered at the direct request of the recipient. Recipients are qualified and re-qualified on a regular basis through qualification cards included in the publication, various direct mail methods and the Internet.

        Our advertising sales and editorial functions are dispersed throughout North America, Asia, Europe and Brazil. Advertising sales are predominantly conducted by our dedicated sales force. Editorial content for our publications is either staff-written, contributed or purchased from freelance writers and industry or professional participants in selected markets.

        Our advertising materials and editorial content are integrated in our Duluth, Minnesota and Chester, England production facilities, where layout, ad insertion and output to film is completed. All printing is outsourced to vendors in various regions, but printing contracts are negotiated and managed centrally. We purchase paper centrally through a relationship with one of the industry's largest paper brokers. Paper is shipped directly from the mills to the printers at our request. We maintain our own central U.S. fulfillment operation in Duluth to generate mailing labels and mailing instructions for the printers. Our production workforce is highly experienced and is based in relatively low-cost locations in Duluth and Chester.

Internet

        Our affiliate, Advanstar.com, uses Internet based products and services to complement our delivery of trade show, publishing and marketing services products to our customers. We also use the Internet as a cost-effective method of developing qualifying magazine circulation and to register trade show and conference attendees.

Competition

        The markets for our products and services are intensely competitive. The competition is highly fragmented by product and/or service offering and by geography. On a global level, larger international firms operate in many geographic markets and have broad product offerings in trade shows, conferences, publications and marketing services. In several industries, such as information technology and healthcare, we compete with large firms with a single-industry focus. Many of these large international and single-industry firms are better capitalized than we are and have substantially greater financial and other resources than we have.

        Within each particular industry sector, we also compete with a large number of small to medium-sized firms. While most small to medium-sized firms operate in a single geographic market, in some cases, our competitors operate in several geographic markets. In the trade show and conference segment, we compete with trade associations and, in several international markets, with exposition hall owners and operators. Trade show and conference competition in each market and country occurs on many levels. The venues and dates of trade shows drive competition. Historically, successful shows have been held at desirable locations and on desirable dates. Given the availability of alternative venues and the ability to define events for particular market segments, the range of competition for exhibitor dollars, sponsorships, attendees and conferees is extensive. In the publications segment, we typically have between two and five direct competitors which target the same industry sector and many indirect competitors which define industries differently than we do and thus may be alternatives for either readers or advertisers.

Intellectual Property

        We have developed strong brand awareness for our principal products and services. Accordingly, we consider our trademarks, service marks, copyrights, trade secrets and similar intellectual property important to our success, and we rely on trademark, service mark, copyright and trade secret laws, as well as licensing and confidentiality agreements, to protect our intellectual property rights. We generally register our material trademarks and service marks in the United States and in certain other key countries in which these trademarks and service marks are used. Trademarks and service marks registered in the United States typically require periodic renewals, and we typically obtain these renewals as a routine matter so long as the applicable trademark and service marks are in use. Effective trademark, service mark and trade secret protection may not be available in every country in which our products and services are available.

Properties

        We have executive, marketing, sales and editorial offices in several cities in the United States, including Boston, Massachusetts; Chicago and Northfield, Illinois; Cleveland, Ohio; Iselin, New Jersey and Montvale, New Jersey; Peterborough, New Hampshire; Milford, Connecticut; New York City, New York; Santa Ana and Woodland Hills, California; and Lenexa, Kansas. In addition, we have offices in São Paulo, Brazil; Hong Kong, China; Essen, Germany; and Chester and London, United Kingdom. Our finance, trade show registration, call center, circulation, fulfillment, production and other necessary operational support facilities in the United States are located in Duluth, Minnesota.

        We generally lease our offices from third parties. However, we own our offices in Duluth and Cleveland although we have granted mortgages on the Cleveland property to the lenders under our credit facility and, on a second priority basis, for the benefit of the holders of the second priority senior secured notes. We believe that our properties are in good operating condition and that suitable additional or alternative space will be available on commercially reasonable terms for future expansion.

Environmental Matters

        We are subject to various foreign, federal, state and local environmental protection and health and safety laws and regulations. Accordingly, we incur and will continue to incur some costs to comply with these laws and regulations. We own or lease real property, and some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination on, under, or from that property, even if they did not know of and were not responsible for the contamination. In addition, some environmental laws hold companies liable for the cleanup of landfills or other sites to which they may have sent waste. Based on available information, we do not believe we are responsible or liable for any such environmental contamination and we do not currently anticipate that the costs of complying with environmental laws and regulations will materially adversely affect us. However, we cannot ensure that we will not incur material costs or liabilities in the future, due to the discovery of new facts or conditions, releases of hazardous materials, or a change in environmental laws and regulations.

Employees

        As of December 31, 2003, we had approximately 1,400 full-time equivalent employees. Of these, approximately 140 employees were located in Europe, Brazil and Asia with the balance based in the United States. None of our U.S. employees are represented by a labor union. We consider our relationships with our employees to be good.

Legal Proceedings

        We are not a party to any legal proceedings other than ordinary course, routine litigation which is not material to our business, financial condition or results of operations.

Financial Information about Geographic Areas

        Financial information relating to our operations by geographic area is set forth in Note 11 to our consolidated financial statements included in this prospectus.

MANAGEMENT

Directors and Executive Officers of the Registrant

        The following table sets forth the name, age and position of each of our executive officers, directors and other key employees.

Name	Age	Position
Joseph Loggia	44	Chief Executive Officer and Director
James M. Alic	61	Vice President, Vice Chairman and Director
David W. Montgomery	46	Vice President-Finance, Chief Financial Officer and Secretary
Eric I. Lisman	46	Executive Vice President and General Counsel
Alexander S. DeBarr	43	Executive Vice President
Daniel M. Phillips	41	Executive Vice President
Scott E. Pierce	45	Executive Vice President
Robert L. Krakoff	68	Chairman of the Board
OhSang Kwon	35	Director
David M. Wittels	39	Director
Douglas B. Fox	56	Director

  Executive Officers

        Joseph Loggia has served as our Chief Executive Officer since January 1, 2004. Prior to that he served as President and Chief Operating Officer since July 2001. Since May 1998, when Advanstar acquired MAGIC, Mr. Loggia has also served as President of MAGIC. Prior to that, he had served as MAGIC's President and Chief Executive Officer since May 1997, President from August 1996 and Chief Operating Officer beginning in 1995. From August 1993 to August 1996, he was Chief Financial Officer of MAGIC. Prior to joining MAGIC, Mr. Loggia was a manager at the accounting firm of Coopers & Lybrand responsible for Fraud & Financial Investigations.

        James M. Alic has served as our Vice Chairman and Vice President since he joined Advanstar in July 1996. From June 1995 to June 1996, he was Vice President and Controller of IBM Corporation, a computer hardware and software manufacturer. From September 1994 to May 1995, he was Chairman of Reed Exhibition Companies. From August 1991 to August 1994, he was President of Reed Exhibitions North America.

        David W. Montgomery has served as our Vice President-Finance and Chief Financial Officer since January 1994. From July 1989 to December 1993, he was our Director of Corporate Finance. In July 1992, he became our Secretary. From January 1981 to June 1989, he was a practicing CPA with McGladrey & Pullen in Minneapolis and St. Paul, Minnesota.

        Eric I. Lisman has served as our Executive Vice President and General Counsel since September 1998. From November 1997 to August 1998, he engaged in a private legal practice. From August 1996 to July 1997, he was a Senior Vice President and General Counsel of Cahners Publishing Company. From July 1993 to July 1996, he was a Vice President and General Counsel of Reed Publishing USA.

  Key Employees

        Alexander S. DeBarr has served as our Executive Vice President since June 1997 and is responsible for the Healthcare, Portfolio and Marketing Services markets. From February 1995 to May 1997, he was a Group Vice President of Advanstar. Mr. DeBarr also served as a Group Publisher of Advanstar from February 1993 until January 1995.

        Daniel M. Phillips currently serves as Executive Vice President of our Information Technology, Call Center, Telecom and Powersports markets. He was previously Vice President and General Manager of Advanstar's Technology groups. Mr. Phillips joined Advanstar in 1996 as a group publisher of America's Network, Telecom Asia and Communicationes magazines, and in 1998 was promoted to Vice President and General Manager. Prior to joining Advanstar, Mr. Phillips was responsible for publications for EMAP (U.K.) in the area of telecommunications.

        Scott E. Pierce currently serves as Executive Vice President responsible for the Travel & Hospitality group, Pharmaceutical & Science group, Licensing group and the Art and Beauty groups. Mr. Pierce joined Advanstar in 1997 as a group publisher of the Travel & Hospitality group.

  Directors

        Joseph Loggia.    See "—Executive Officers."

        James M. Alic.    See "—Executive Officers."

        Robert L. Krakoff has served as our Chairman since he joined Advanstar in July 1996 and served as our Chief Executive Officer from July 1996 until December 31, 2003. From January 1993 to June 1996, he was the Chairman and Chief Executive Officer of Reed Publishing USA, a division of Reed Elsevier Inc. which included Cahners Publishing Company, a trade publications business, and Reed Exhibition Companies, an exposition and conference business. From January 1993 to June 1996, he was also a member of the board of directors of Reed Elsevier PLC. Mr. Krakoff currently serves on the board of directors of Freedom Communications, Inc.

        OhSang Kwon has served as a director since October 2000. Mr. Kwon has been a Principal of DLJ Merchant Banking since 2001 and a Vice President of DLJ Merchant Banking prior to that. From May 1997 to February 2000, he was an Associate with DLJ Securities Corporation, and he became a Vice President of DLJ Securities Corporation in February 2000. From October 1996 to May 1997, he was an Associate at Davis Polk & Wardwell. Prior to that, he was a law clerk for the Hon. William C. Conner in the United States District Court for the Southern District of New York. Mr. Kwon currently serves on the board of directors of UAE Holdings Corp., MSW Energy Holdings II LLC and American Ref-Fuel Company LLC.

        David M. Wittels has served as a director since October 2000. Mr. Wittels has been a Managing Director of DLJ Merchant Banking since 2001 and has served in various capacities with DLJ Merchant Banking for the past five years. Mr. Wittels serves as a director of AKI Holding Corp., AKI Inc., Mueller Holdings (N.A.) Inc., Ziff Davis Holdings Inc. and Jostens, Inc.

        Douglas B. Fox has served as a director and chairman of the audit committee since September 2002. Mr. Fox is a private investor and consultant. Prior to his current activities, he served as Senior Vice President of Marketing and Strategy at Compaq Computer Company from 2000 to 2001 and Senior Vice President of Marketing at International Paper Inc. from 1997 to 2000. He served as President of Landmark Communications Inc. from 1994 to 1996 and prior to that while at Newsday in New York from 1987 to 1994 he served as President and Chief Operating Officer. Mr. Fox currently serves on the Board of Directors of Bowne Inc., Bowne Global Services, Arcade Marketing Inc., The Oreck Company, and Ziff-Davis Media Inc.

        On March 23, 2004, Mr. James Quella, who has served as a director since October 2000, submitted his resignation as a director effective on that date.

        All of our directors also serve on the board of directors of Advanstar, Inc.

  Audit Committee Financial Expert

        Our Audit Committee is comprised of three non-management directors who are appointed by the Board of Directors: Mr. Douglas B. Fox, Mr. David M. Wittels and Mr. OhSang Kwon. Our Board of Directors has carefully considered the definition of "audit committee financial expert" adopted by the United States Securities and Exchange Commission and has determined that Mr. Fox is an audit committee financial expert. Our Board of Directors has determined that Mr. Fox is not independent under Rule 10A-3 of the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation paid to our chief executive officer and the four other most highly paid officers in the last three fiscal years.

Name and Principal Position	Year	Salary	Bonus (1)		Other Annual Compensation (3)	Long-Term Compensation Awards Securities Underlying Options/SARs	All Other Compensation (2)
Robert L. Krakoff	2003	$600,000	$175,256		$13,680	—	$20,478
Chairman of the Board (4)	2002	$600,000	$245,246		13,680	—	19,948
	2001	600,000	—	(5)	19,721	—	19,578
Joseph Loggia	2003	500,000	146,046		—	600,000	7,140
Chief Executive Officer and	2002	500,000	204,373		—	100,000	6,775
Director (4)	2001	500,000	—	(5)	3,375	—	5,195
James M. Alic	2003	150,000	50,000		—	—	6,427
Vice Chairman, Vice President	2002	209,230	—	(6)	—	—	8,426
and Director	2001	500,000	—	(5)	—	—	7,594
David W. Montgomery	2003	259,615	75,000		—	—	7,015
Vice President-Finance, Chief	2002	250,000	58,000		—	50,000	6,504
Financial Officer and Secretary	2001	250,000	17,000		1,500	—	5,895
Eric I. Lisman	2003	361,539	65,639		—	—	7,379
Executive Vice President and	2002	350,000	59,200		—	50,000	6,773
General Counsel	2001	280,000	10,000		—	50,000	5,961

(1)
Bonuses are reported in the year earned, even though they were actually paid in the subsequent year.

(2)
Includes value of group term life insurance benefits paid for by our company.

(3)
Includes the fair market value of fringe benefits provided for by our company.

(4)
Mr. Krakoff served as Chairman and Chief Executive Officer until December 31, 2003, following which time, he will continue as Chairman of the Board until December 31, 2005. Mr. Loggia served as our president and chief operating officer through December 31, 2003, following which time he succeeded to the position of Chief Executive Officer. See "—Employment Agreements and Arrangements" for a discussion of Mr. Krakoff and Mr. Loggia's employment agreements.

(5)
For the year ended December 31, 2001, this executive voluntarily forfeited his right to any bonus during the period.

(6)
See "—Employment Agreements and Arrangements" for a discussion of Mr. Alic's amended employment agreement.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options made by Advanstar (consisting of options to purchase stock of Holdings) during the year ended December 31, 2003 pursuant to the 2000 Management Incentive Plan described below to each of the named executive officers. We have not granted any stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Number of Securities Underlying Options Granted
Name			Exercise Price ($/share)	Expiration Date
					5% ($)	10% ($)
Joseph Loggia	600,000	100.0%	$10.00	2013	$3,773,368	$9,562,455

Option Exercises and Holdings

        The following table sets forth, for each of the officers named in the Summary Compensation Table, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2003. None of the unexercised options were "in the money" at December 31, 2003.

Aggregated Option Exercises in 2003 and December 31, 2003 Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Krakoff	—	$—	600,000	300,000	$—	$—
James M. Alic	—	—	102,084	66,666	—	—
Joseph Loggia	—	—	218,750	881,250	—	—
David W. Montgomery	—	—	109,375	140,625	—	—
Eric I. Lisman	—	—	78,125	121,875	—	—

Stock Option and Incentive Plans

  2000 Management Incentive Plan

        The 2000 Management Incentive Plan was adopted by the board of Advanstar Holdings ("Holdings") on October 11, 2000 and amended by the board of Holdings as of September 17, 2002 and December 10, 2002. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

Purpose of the Plan

        The purpose of the plan is to attract and retain the best available key employees, non-employee directors and consultants for Holdings and its subsidiaries and affiliates and to encourage the highest level of performance by those individuals, thereby enhancing Holdings' value for the benefit of its stockholders. The plan is also intended to motivate such individuals by means of performance-related incentives to achieve longer-range performance goals and enable such individuals to participate in the long-term growth and financial success of Holdings.

Administration of the Plan

        The plan will be administered by the compensation committee or the board as a whole, if no committee is constituted. The compensation committee has the power, in its discretion, to select the participants who will participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan and to take any action that it deems necessary or advisable for the administration of the plan.

Eligibility and Participation

        Eligibility to participate in the plan is limited to key employees of Holdings, its subsidiaries and affiliates. Participation in the plan is at the discretion of the compensation committee and will be based upon the individual's present and potential contributions to Holdings' success and such other factors as the compensation committee deems relevant. No individual may be granted in any calendar year awards covering more than 900,000 shares of Holdings common stock.

Type of Awards Under the Plan

        The plan provides that the compensation committee may grant non-statutory stock options to eligible participants subject to such terms, conditions and provisions as the compensation committee may determine to be necessary or desirable.

Number of Authorized Shares

        Holdings has authorized a maximum of 4,047,789 shares of its common stock for participants under the plan during the term of the plan, of which 3,843,750 have been granted and remain outstanding as of December 31, 2003. In addition, the number of shares available will be increased to the extent that shares are not purchased on a leveraged basis under Holdings' Direct Investment Program. The compensation committee may adjust the number and class of shares available under the plan to prevent dilution or enlargement of rights in the event of various changes in Holdings' capitalization.

Put and Call Rights

        Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

Change in Control

        If there is a change in control of Holdings, all unvested time-vesting options granted pursuant to the plan will vest and become immediately exercisable and, if the change in control constitutes a liquidity event (as defined in the award agreements), all performance vesting options will vest. A change in control generally means the acquisition by any person or group of persons, other than an affiliate or affiliates of the DLJ Merchant Banking funds, of more than 51% of the outstanding voting securities of Holdings or a sale of all or substantially all of Holdings' assets.

Amendment and Termination

        Holdings' board may amend, alter, suspend, discontinue or terminate the plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement with which the board deems it necessary or desirable to qualify or comply.

Direct Investment Plan

        The Direct Investment Plan was adopted by the board of Holdings on October 11, 2000 to promote the interests of Holdings and its stockholders by retaining exceptional executive personnel and aligning the interests of such employees with those of Holdings' equity investors. Upon the closing of the DLJ Acquisition, 1,100,000 million shares of common stock of Holdings were purchased by executives of the Company pursuant to the plan, and participation in the plan was closed at that level as of December 31, 2000. Pursuant to the plan, one-half of the shares were purchased through non-recourse loans granted by Holdings.

        Holdings has certain rights to repurchase, or "call," shares purchased pursuant to the plan if a plan participant is terminated by Holdings or one of its subsidiaries for cause or without cause, or if the participant terminates employment for good reason, without good reason, or due to death, disability or "qualified retirement." A plan participant has the right to sell, or "put," shares purchased pursuant to the plan to Holdings if a participant's employment is terminated due to disability, "qualified retirement" or death. "Qualified retirement" means retirement at age 62 or with board approval.

  401(k) Plan

        Advanstar, Inc. has an Employees' 401(k) Plan and Trust. All current and future employees who have completed one year of service with Advanstar, Inc. or any other domestic subsidiary of Advanstar, Inc. and are at least 21 years-of-age are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may not contribute more than the lesser of a specified statutory amount or 15% of his or her pre-tax total compensation. Advanstar, Inc. is required to make a matching contribution to the 401(k) Plan, which vests in equal installments over five years, in accordance with the following schedule:

  •
  with respect to the employee's elective contribution in an amount up to 2% of the employee's gross compensation, the matching contribution is required to be equal to 100% of the employee's contribution;

  •
  with respect to the employee's elective contribution in excess of 2% and not in excess of 6% of gross compensation, the matching contribution is required to be equal to 25% of such employee's contribution; and

  •
  with respect to the employee's elective contribution in excess of 6% of gross compensation, there shall be no matching contribution.

Employment Agreements and Arrangements

        Mr. Krakoff entered into an employment agreement with Advanstar, Inc., dated as of October 1, 2003. The agreement provides for a term through December 31, 2005. Pursuant to the agreement, Mr. Krakoff continued as Chairman and Chief Executive Officer until December 31, 2003, following which time, he will continue as Chairman of the Board until December 31, 2005. The agreement provides that Mr. Krakoff is entitled to an annual base salary of $600,000. Mr. Krakoff is also entitled to an annual bonus for fiscal year 2003 based on our EBITDA for fiscal year 2003, up to a maximum of 100% of base salary. For fiscal years 2004 and 2005, Mr. Krakoff is entitled to annual bonuses equal to 0.5% of the transaction value of certain acquisitions of business operations or assets by Advanstar (as more fully described in the agreement). The agreement provides for indemnification of the executive to the extent permissible under applicable law. The agreement further provides for severance benefits equal to a maximum of one year's base salary and a pro rated bonus upon termination of employment by Advanstar without "cause" or by the executive for "good reason", which includes a change in control. The agreement requires Advanstar Holdings to repurchase, upon Mr. Krakoff's election, at $10.00 per share, stock of Advanstar Holdings owned by Mr. Krakoff and formerly pledged by him as security for a loan from Advanstar Holdings, in an amount sufficient for Mr. Krakoff to repay $3,000,000 of the then outstanding principal balance of the loan plus accrued interest on the outstanding principal of the loan to the date of such repurchase such that, on a cash basis, no amounts will be distributed by Advanstar Holdings to Mr. Krakoff. Mr. Krakoff exercised this election and the shares were repurchased, and the loan repaid, as of October 1, 2003. Mr. Krakoff also entered into a non-competition and confidentiality agreement with us. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, Mr. Krakoff may not hire any employee or solicit any trade show or publishing business from a third party that has a relationship or contract with us.

        Mr. Loggia has also entered into an employment agreement with us dated as of November 21, 2003. Pursuant to the agreement, Mr. Loggia continued to act as our president and chief operating officer through December 31, 2003, following which time he succeeded to the position of Chief Executive Officer for an initial employment term of three years, followed by successive three year employment terms unless terminated by either party in accordance with this agreement. Mr. Loggia will continue to receive his current annual base salary of $500,000 and annual bonus until December 31, 2003, following which time he is entitled to an annual base salary of $625,000 and an annual bonus based on our EBITDA for any year, up to a maximum bonus in any one year of 100% of base salary. The agreement provides for indemnification to the maximum extent permitted by law. If Mr. Loggia is terminated by us without "cause" or terminates his employment for "good reason", each as defined in the employment agreement, he will be entitled to his bonus for that portion of the fiscal year before he was terminated and the continuation of his base salary for a period of two years following his termination. Mr. Loggia also has entered into a new non-compete and confidentiality agreement with us. The non-compete period is one year, during which time Mr. Loggia will continue to receive his base salary unless he was terminated for cause or as a result of his death or disability. Any base salary paid to Mr. Loggia under his non-compete and confidentiality agreement will offset any severance payments to which Mr. Loggia may become entitled under his new employment agreement.

        Mr. Alic has entered into an employment agreement with us which was amended effective March 1, 2002. The amended agreement provides for a fixed term through September 30, 2002, and continuation thereafter until terminated upon not less than sixty days notice by either party. Pursuant to the amended agreement, Mr. Alic will continue to serve on a part-time basis as our Vice Chairman and will be entitled to an annual base salary of $150,000. The amended agreement does not provide for a bonus payment or severance upon termination. The agreement provides for indemnification of the executive to the extent permissible under New York law. Mr. Alic also entered into a non-competition and confidentiality agreement with us. The non-compete period is one year after termination of employment unless employment is terminated by us without cause or by the executive for good reason, in which case the non-competition period is six months. During the non-compete period, Mr. Alic may not hire any employee or solicit any trade show or publishing business from a third party that has a relationship or contract with us.

        We currently have a severance arrangement with David W. Montgomery, our Vice President-Finance, Chief Financial Officer and Secretary. In the event that Mr. Montgomery's employment is involuntarily terminated for any reason other than for cause, the arrangement provides that Mr. Montgomery will receive a termination payment equal to six months salary.

        Advanstar, Inc. currently has a severance arrangement with Eric I. Lisman, its Executive Vice President and General Counsel. In the event that Mr. Lisman's employment is terminated for any reason other than for cause or if Mr. Lisman's principal office location is relocated outside the greater Boston area, the arrangement provides that Mr. Lisman will receive twelve months of severance based on his then current salary, his target bonus and health benefits.

        We do not have employment agreements with our other named executive officers.

Director Compensation

Standard Arrangements

        We currently have no standard arrangements pursuant to which our directors would be compensated for their services as a director.

Other Arrangements

        On September 17, 2002, Mr. Douglas B. Fox was appointed to the Board of Directors of the Company as a director. Mr. Fox receives an annual retention fee of $20,000 and, through Renaissance Brands, LLC, a company wholly owned by Mr. Fox, a separate annual advisory fee of $30,000, both payable in equal quarterly installments. Mr. Fox is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service as a director of the Company.

        As of the date of his appointment, Mr. Fox was granted options to purchase 25,000 shares of the common stock of Holdings at an exercise price of $10.00 per share, pursuant to Holdings' 2000 Management Incentive Plan. These options will vest over a four-year period, with 20% vesting immediately and an additional 20% vesting on each anniversary of the grant. Mr. Fox was also granted the right, expiring December 31, 2002, to purchase up to 50,000 shares of the common stock of Holdings at a price of $10.00 per share, which he did not exercise.

Compensation Committee Interlocks and Insider Participation

        During the periods up to and including 2003, we did not have a compensation committee. During the fiscal year ended December 31, 2003, Messrs. Krakoff, Loggia and Montgomery participated in deliberations of our board of directors concerning executive officer compensation. The Board of Directors, at the December 2003 board meeting for Advanstar Communications and Advanstar, Inc., established a compensation committee to oversee certain compensation related matters of the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our common stock is owned by our parent company, Advanstar, Inc., which is wholly-owned by Advanstar Holdings. The following table sets forth information with respect to the beneficial ownership of Holdings' common stock as of April 16, 2004 by (a) any person or group who beneficially owns more than five percent of Holdings common stock, (b) each of our directors and executive officers and (c) all directors and officers as a group.

        In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to warrants that are exercisable within 60 days of April 16, 2004. Shares issuable pursuant to warrants are deemed outstanding in computing the percentage held by the person holding the warrants but are not deemed outstanding in computing the percentage held by any other person.

Name of Beneficial Owner:	Number of shares of Common Stock beneficially owned	Percentage of Outstanding Common Stock
DLJ Merchant Banking Partners III, L.P. and related investors(1)	35,966,117	96.4%
Robert L. Krakoff	1,257,732(2)	3.4%
James M. Alic	412,011(3)	1.1%
Joseph Loggia	250,000(4)	*
David W. Montgomery	125,000(5)	*
Eric I. Lisman	90,625(6)	*
Douglas B. Fox	10,000(7)	*
David M. Wittels(8) DLJ Merchant Banking Inc. Eleven Madison Avenue New York, New York 10010	—	—
OhSang Kwon(8) DLJ Merchant Banking Inc. Eleven Madison Avenue New York, New York 10010	—	—
All directors and officers as a group (8 persons)(8)	2,145,368	5.5%
*
Represents less than 1% of the outstanding shares of common stock

(1)
Consists of 35,100,000 shares held directly by DLJ Merchant Banking Partners III, L.P. and the following related investors: DLJ ESC II, L.P., DLJMB Funding III, Inc., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJMB Funding III, Inc. and DLJ Partners III GmbH & Co. KG and warrants to purchase 866,117 shares of common stock issued to DLJ Investment Partners, II, L.P. and the following related investors: DLJ ESC II, L.P., DLJ Investment Funding II, Inc. and DLJ Investment Partners, L.P. See "—Certain Relationships and Related Party Transactions." The address of each of these investors is 11 Madison Avenue, New York, New York 10010, except that the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)
Consists of 485,451 shares, warrants to purchase 116,031 shares and 656,250 shares issuable pursuant to stock options exercisable within 60 days.

(3)
Consists of 266,809 shares, warrants to purchase 34,787 shares and 110,415 shares issuable pursuant to stock options exercisable within 60 days.

(4)
Consists of 250,000 shares issuable pursuant to stock options exercisable within 60 days.

(5)
Consists of 125,000 shares issuable pursuant to stock options exercisable within 60 days.

(6)
Consists of 90,625 shares issuable pursuant to stock options exercisable within 60 days.

(7)
Consists of 10,000 shares issuable pursuant to stock options exercisable within 60 days.

(8)
Messrs. Wittels and Kwon are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJ Merchant Banking funds and the DLJ Investment Partners funds. Shares shown for Messrs. Wittels and Kwon exclude shares shown as held by the DLJ Merchant Banking funds and the DLJ Investment Partners funds, as to which they disclaim beneficial ownership.

        Advanstar has no securities authorized for issuance under equity compensation plans; all equity issued as compensation consists of equity of Holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Financial Advisory Fees and Agreements

        Credit Suisse First Boston, an affiliate of the DLJ Merchant Banking funds, has and will receive customary fees and reimbursement of expenses in connection with the arrangement and syndication of the credit facility and as a lender thereunder. Credit Suisse First Boston LLC, an affiliate of the DLJ Merchant Banking funds, acts as our financial advisor and acted as our financial advisor in connection with the Thomson acquisition, was one of the initial purchasers of the second priority senior secured notes issued in August and September of 2003 and was an initial purchaser of our senior subordinated notes and the parent company discount notes. We paid fees for these services of $7.3 million in 2001, $0.2 million in 2002 and $10.4 million in 2003, plus out-of-pocket expenses.

        Advanstar Holdings has agreed to pay Credit Suisse First Boston LLC an annual advisory fee of $0.5 million beginning October 11, 2000 until the earlier to occur of:

  (1)
  an initial public offering of Advanstar Holdings;

  (2)
  the date when the DLJ Merchant Banking funds own less than 16 2/3% of the shares of Advanstar Holdings' common stock held by them on the closing date of the Acquisition; and

  (3)
  October 11, 2005.

        Advanstar Holdings is a holding company and has no direct material operations or source of cash to pay other than from Advanstar Communications Inc.

        Advanstar and its subsidiaries may from time to time enter into other investment banking relationships with Credit Suisse First Boston LLC or one of its affiliates pursuant to which Credit Suisse First Boston LLC or its affiliates will receive customary fees and will be entitled to reimbursement for all related disbursements and out-of-pocket expenses. We expect that any arrangement will include provisions for the indemnification of Credit Suisse First Boston LLC against a variety of liabilities, including liabilities under the federal securities laws.

Stockholders Agreement

        Advanstar Holdings, the DLJ Merchant Banking funds, the DLJ Investment Partners funds and the other stockholders of Advanstar Holdings (collectively, including Messrs. Krakoff and Alic, the "Advanstar Holdings Stockholders") entered into a stockholders' agreement at the closing of the DLJMB acquisition. The stockholders' agreement provides that any person acquiring shares of common stock of Advanstar Holdings who is required by the stockholders' agreement or by any other agreement or plan of Advanstar Holdings to become a party to the stockholders' agreement will execute an agreement to be bound by the stockholders' agreement. In April 2001, certain non-management Advanstar Holdings Stockholders sold an aggregate of 200,000 shares of Advanstar Holdings stock to an institutional investor. The new investor became a party to the stockholders' agreement in connection with the sale.

        The terms of the stockholders' agreement restrict transfers of shares of Advanstar Holdings capital stock by the Advanstar Holdings Stockholders, except to permitted transferees and subject to various exceptions. The agreement will permit:

  •
  the other stockholders to participate in specified sales of shares of Advanstar Holdings capital stock by the DLJ Merchant Banking funds,

  •
  the DLJ Merchant Banking funds to require the other stockholders to sell shares of Advanstar Holdings capital stock in specified circumstances should the DLJ Merchant Banking funds choose to sell any shares owned by them, and

  •
  the stockholders to purchase equity securities proposed to be issued by Advanstar Holdings to the DLJ Merchant Banking funds on a preemptive basis to maintain their percentage ownership interest.

        The stockholders' agreement also provides that the DLJ Merchant Banking funds have the right to select three of the five members of the board of directors of Advanstar Holdings, the DLJ Investment Partners funds will have the right to select one member so long as they maintain ownership of at least 50% of their initial ownership of senior discount notes of Advanstar, Inc. (and thereafter will have rights to an observer), and Mr. Krakoff will be the other director pursuant to the terms of his employment agreement. In addition, the DLJ Merchant Banking funds are permitted to expand Advanstar Holdings' board and select all of the additional directors. Messrs. Alic, Kwon and Wittels are the directors selected by the DLJ Merchant Banking funds.

        Under the stockholders' agreement, the Advanstar Holdings Stockholders entered into a registration rights agreement with Advanstar Holdings. Under that agreement, the DLJ Merchant Banking funds will have the right to six demand registrations (or five if the holders of the warrants issued with the parent company notes have exercised a demand), and the holders of the warrants issued with the parent company notes will have the right to one demand registration of common stock after an initial public offering. In addition, all of the holders will be entitled to piggyback registration rights, subject to customary cutback and deferral provisions. The agreement also provides that Advanstar Holdings will indemnify the parties against specified liabilities, including liabilities under the Securities Act.

Relationship with Advanstar.com

        Our affiliate, Advanstar.com, has developed vertical community web sites to serve industry sectors that we target and operates our event and publication-related web sites. We provide Advanstar.com with limited administrative support services in accounting, finance, legal, human resource management, information technology and business development. These services are charged to Advanstar.com based on level of activity. In addition, selected staff in editorial and other functions at Advanstar will be shared with Advanstar.com. To the extent the percentage of time devoted by our employees to Advanstar.com activities is significant, appropriate allocations of staff cost are made to Advanstar.com.

        We also provide Advanstar.com with marketing and promotional support through advertising pages in our trade publications and exhibit space in our trade shows. In return, Advanstar.com provides promotional support on its web sites for our trade publications and trade shows. Advanstar.com operates specific web sites in support of our trade publications and trade shows. Among other functions, these sites provide services, such as trade show and conference registration and publication subscription and reader services, in support of our products. Advanstar.com has the right to use the content from our publications and events, our brands and our customer lists for the purpose of building and operating the web sites.

        In addition, we have provided funding to Advanstar.com to support its operations. We provided funding of approximately $16.6 million in 2001, $2.4 million in 2002 and $1.1 in 2003. We anticipate that we will provide an aggregate of approximately $2.6 million of additional funding in 2004.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following descriptions are summaries of the material terms of certain indebtedness. They may not contain all of the information that may be important to you. To understand these agreements fully, you should carefully read each of the agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following description is qualified in its entirety by reference to the agreements.

Credit Facility

        The credit facility has been provided by a syndicate of financial institutions led by Credit Suisse First Boston, as lead arranger and syndication agent. The credit facility consists of (i) a $25 million term loan and (ii) a $60.0 million revolving credit facility, which provides for revolving credit loans and swingline loans and under which letters of credit may be issued. The revolving credit facility matures in April 2007 and the term loan matures in October 2008.

        Loans under the credit facility bear interest, at our option, at the reserve adjusted LIBOR rate plus, in the case of the term B loan, a margin of 4.50% (or, if our credit facility is rated at least B1 by Moody's and B+ by S&P, 4.25%) and, in the case of revolving loans, a margin of between 2.25% and 3.75% or the alternate base rate plus, in the case of the term B loan, a margin of 3.25% (or, if our credit facility is rated at least B1 by Moody's and B+ by S&P, 3.00%) and, in the case of the revolving loans, a margin of between 1.00% and 2.50%. The applicable margins for revolving loans are determined based on the leverage ratio, which measures the ratio of consolidated total debt to consolidated EBITDA of our company and its restricted subsidiaries, as defined in the credit facility, and are currently 3.75% over the adjusted LIBOR rate and 2.50% over the alternate base rate. The applicable margin for term B loan under our credit facility is currently 4.50% over adjusted LIBOR and 3.25% over the alternate base rate. Swingline loans may bear interest solely at the alternate base rate plus the applicable margin for the revolving loans.

        We are required to pay commitment fees on the unused revolving commitments under our credit facility at an annual rate determined using a formula based on the leverage ratio and the utilization of the revolving credit facility of between 0.375% and 1.250%. The commitment fees are payable quarterly in arrears and upon the maturity or termination of the revolving credit facility.

        We will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at an annual rate per year equal to the then existing interest rate margin above reserve-adjusted LIBOR that is applicable for revolving credit loans, or 1.25%, in the case of trade letter of credits, which fees shall be shared by all lenders participating in that letter of credit, and an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears.

        Loans under the credit facility are subject to mandatory prepayment:

  •
  with the net cash proceeds of the sale or other disposition of any of our property or assets, or receipt of casualty proceeds, that are not reinvested in our business within 365 days of receipt, subject to specified exceptions;

  •
  with 50% of the net cash proceeds received from the issuance of equity securities until the leverage ratio is less than 3.5:1, subject to specified exceptions;

  •
  with the net cash proceeds received from our incurrence of debt, subject to specified exceptions; and

  •
  with 50% of excess cash flow, as defined in the credit facility, for each fiscal year (beginning with the 2001 fiscal year) until the leverage ratio is less than 3.5:1.

        All such mandatory prepayments will first be applied to the term B loan and then to revolving loans. Any portion of the term B loan repaid or prepaid under the credit facility may not be reborrowed. Mandatory repayments of revolving loans under the credit facility will not reduce the lenders' revolving commitments under the credit facility except in the case of repayments with the proceeds of asset sales.

        Our direct and indirect parent companies, Advanstar, Inc. and Advanstar Holdings, and all our direct and indirect domestic subsidiaries are guarantors of the credit facility. Our obligations under the credit facility are secured by:

  •
  a first-priority perfected lien on substantially all existing and after-acquired personal property of Advanstar and the subsidiary guarantors, including a pledge of all of the stock of all our existing or future domestic subsidiaries and 65% of the voting stock of any foreign subsidiary that is a direct subsidiary of our company or one of our domestic subsidiaries and a pledge of all intercompany indebtedness in favor of our company or any domestic subsidiary;

  •
  first-priority perfected liens on all material existing and after-acquired real property fee and leasehold interests of Advanstar and the subsidiary guarantors, subject to customary permitted liens described in the credit facility;

  •
  a pledge by Advanstar, Inc. of our capital stock and the capital stock of Advanstar IH, Inc.;

  •
  a pledge by Advanstar Holdings of the capital stock of Advanstar, Inc.; and

  •
  a negative pledge on all assets of our company and its subsidiaries.

        The credit facility contains customary covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

  (1)
  limitations on other indebtedness, subsidiary stock, liens, investments and guarantees,

  (2)
  restrictions on dividends and redemptions and prepayments of subordinated debt,

  (3)
  restrictions on redemptions and prepayments of the notes,

  (4)
  limitations on capital expenditures,

  (5)
  restrictions on mergers and acquisitions, sales of assets and sale-leaseback transactions, and

  (6)
  restrictions on modifying certain agreements, including the indentures for the notes and the second priority senior secured notes.

        The credit facility also contains a financial covenant requiring us to maintain a level of fixed charge coverage ratio (as defined in the credit facility documents) as of the end of each fiscal quarter.

        Pursuant to the credit facility, the indenture, the Guarantees and the Security Documents relating to the second priority senior secured notes, the second priority senior secured notes may not be amended or supplemented without the consent of the credit facility lenders if such amendment or supplement would materially adversely affect the rights or remedies of the lenders or any obligor's ability to perform under the credit facility or any document relating thereto or which would increase the principal amount of, or increase the interest rate on, or add or increase any fee (other than a one-time consent fee payable in connection with such amendment, amendment and restatement, waiver or other modification) with respect to the indebtedness evidenced by such documents, advance any dates upon which payments of principal or interest are due thereon, add any mandatory payments or prepayments or mandatory redemptions or change any of the covenants with respect thereto in a manner which is more restrictive to Advanstar or any of its subsidiaries.

        The credit facility contains customary events of default, including events of default triggered by a failure to pay principal or interest on the loans, a failure to comply with covenants, a failure by

Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries) to pay material judgments, a cross default to other indebtedness of Advanstar, Inc. or any of its subsidiaries (including Advanstar and its subsidiaries), a material breach of our representations and warranties, certain ERISA events, a change of control (as defined in the credit facility documents) and, with respect to Advanstar Holdings and its subsidiaries (including Advanstar and its subsidiaries), certain bankruptcy and insolvency events.

        Borrowings under the credit facility are subject to significant conditions, including compliance with the financial covenant included in the credit facility and the absence of any material adverse change.

Parent Company Notes

        As part of the financing for the DLJMB acquisition, Advanstar, Inc. issued and sold units consisting of senior discount notes due October 15, 2011 and warrants to purchase common stock of its parent company. The senior discount notes accrete at a rate of 15% compounded semiannually to an aggregate principal amount of $171.8 million on October 15, 2005. Interest is payable in cash thereafter on each April 15 and October 15. The parent company notes are senior unsecured obligations of our parent but effectively rank junior to all liabilities of its subsidiaries, including our obligations under the notes issued hereby.

        The parent company notes are subject to redemption at Advanstar, Inc.'s option at any time at the redemption prices, expressed as a percentage of accreted value, plus accrued interest, as described below:

Period	Redemption Price
Prior to October 15, 2005	115.000%
October 15, 2005–October 14, 2006	107.500%
October 15, 2006–October 14, 2007	103.750%
October 15, 2007–October 14, 2008	101.875%
Thereafter	100.000%

        Holders have the option of requiring Advanstar, Inc. to repurchase their parent company notes upon a change of control at a repurchase price equal to 101% of the accreted value of the parent company notes plus accrued interest, if any, to the date of the repurchase. In addition, to the extent that Advanstar, Inc. does not reinvest the proceeds of specified asset sales in its business or use those proceeds to repay indebtedness, it will be required to use the proceeds to make an offer to repurchase the parent company notes at a repurchase price equal to accreted value of the parent company notes plus accrued interest.

        The indenture governing the parent company notes restricts the ability of Advanstar, Inc. and its restricted subsidiaries, including our company and our subsidiaries, to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of Advanstar, Inc.'s subsidiaries, including our company, to make dividends or loans, transfer assets or repay debt to Advanstar, Inc.;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The parent company notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by Advanstar, Inc. or its restricted subsidiaries (including Advanstar and its subsidiaries) to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to Advanstar, Inc. and its restricted subsidiaries (including Advanstar and its subsidiaries).

Second Priority Senior Secured Notes

        We issued $130.0 million aggregate principal amount of second priority senior secured floating rate notes due 2008 and $230.0 million aggregate principal amount of 10 3/4% second priority senior secured notes due 2010 in August 2003 and $70 million aggregate principal amount of second priority senior secured notes due 2010 in September 2003. The second-lien senior secured notes are our general senior obligations and rank equal in right of payment with all of our existing and future unsubordinated indebtedness. The second-lien senior secured notes are guaranteed by each of our restricted subsidiaries, other than our foreign subsidiaries. The second-lien senior secured notes are secured by second priority liens, subject to certain exceptions and permitted liens, on the collateral securing our credit facility, other than the capital stock of certain of our subsidiaries, Advanstar, Inc.'s assets and the assets of Advanstar Holdings. The rights of the holders of the second priority senior secured notes with respect to the collateral are governed by security documents and an intercreditor agreement.

        The second priority senior secured floating rate notes bear interest at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.50%, payable on each February 15, May 15, August 15 and November 15, beginning on November 15, 2003. Principal on the second-lien senior secured floating rate notes will be payable in quarterly installments through May 15, 2008, with each installment equal to 0.25% of the original principal amount, and the remainder payable at maturity. The 10 3/4% second priority senior secured notes bear interest at an annual rate of 10 3/4%, payable on May 15 and November 15 of each year, beginning on November 15, 2003.

        The second priority senior secured floating rate notes are subject to redemption, in whole or in part, at our option, at any time on or after February 15, 2006, at the redemption prices described below, if redeemed during the period set forth below:

Period	Redemption Price
February 15, 2006 through August 14, 2006	103.00%
August 15, 2006 and thereafter	100.00%

        The 10 3/4% second priority senior secured notes are subject to redemption, in whole or in part, at our option, at any time on or after February 15, 2008 at the redemption prices described below if redeemed during the period set forth below:

Period	Redemption Price
February 15, 2008 through August 14, 2008	105.375%
August 15, 2008 through August 14, 2009	102.688%
August 15, 2009 and thereafter	100.000%

        In addition, on or before February 15, 2006, in the case of the second priority senior secured floating rate notes, and August 15, 2006, in the case of the 10 3/4% second priority senior secured notes, we have the right to redeem up to 35% of the aggregate principal amount of the second-lien senior secured notes of each series originally issued at a redemption price of 100% plus the then applicable interest rate, in the case of the second priority senior secured floating rate notes, or 110.75%, in the case of the 10 3/4% second priority senior secured notes, with the proceeds of specified equity offerings. Upon a change of control, at any time prior to February 15, 2006, in the case of the second priority senior secured floating rate notes, or February 15, 2008, in the case of the 10 3/4% second priority senior secured notes, we also have the right to redeem the second-lien senior secured notes at a price equal to 100% of their principal amount plus the applicable premium (as defined in the indenture governing the second-lien senior secured notes) and accrued and unpaid interest.

        Upon the occurrence of a change in control, unless we shall have exercised our right to redeem the second-lien senior secured notes, the holders of the second-lien senior secured notes will have the option of requiring us to repurchase the second priority senior secured notes at a repurchase price of 101% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. In addition, to the extent that we do not reinvest the proceeds of specified asset sales in our business or use those proceeds to repay certain indebtedness, we will be required to use the proceeds to make an offer to repurchase the existing second-lien senior secured notes at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

        The indenture governing the second-lien senior secured notes contains covenants that restrict our ability and the ability of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  engage in sale-leaseback transactions;

  •
  pay dividends, including to our parent company, or make distributions in respect of capital stock;

  •
  purchase or redeem capital stock;

  •
  make investments or restricted payments;

  •
  enter into agreements that restrict the ability of our subsidiaries to make dividends or loans, transfer assets or repay debt to us;

  •
  sell assets;

  •
  enter into transactions with stockholders or affiliates; or

  •
  effect a consolidation or merger.

        However, these limitations are subject to a variety of exceptions and qualifications.

        The second priority senior secured notes include customary events of default, including failure to pay principal and interest on the notes, a failure to comply with covenants, a failure by us or our subsidiaries to pay material judgments or indebtedness and bankruptcy and insolvency events with respect to us and our material subsidiaries.

DESCRIPTION OF NOTES

        The notes were issued under an indenture, dated as of February 21, 2001, among Advanstar, the Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee. The indenture is limited in aggregate principal amount to $250.0 million, of which $160.0 million aggregate principal amount was issued in the offering. Additional notes may be issued in one or more series from time to time, subject to the limitations set forth under "Certain Covenants—Limitation on Indebtedness." These additional notes may vote as a class with the notes.

        The following summary highlights material terms of the indenture. Because this is a summary, it does not contain all of the information that is included in the indenture. You should read the entire indenture, including the definitions of many terms used below. The indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part.

        In this "Description of Notes", Advanstar refers to Advanstar Communications, Inc. and not any of its subsidiaries.

General

        The notes will be unsecured, senior subordinated obligations of Advanstar, initially limited to $160.0 million aggregate principal amount, and will mature on February 15, 2011. Each note will bear interest at the annual rate of 12% from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year commencing on August 15, 2001 to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date.

        Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months. Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Advanstar in the Borough of Manhattan, The City of New York, which initially will be the corporate trust office of the trustee in New York, New York. However, at the option of Advanstar, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register. No service charge will be made for any registration of transfer or exchange of notes, but Advanstar may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

        Except as set forth below, we may not redeem the notes prior to February 15, 2006. Thereafter, we may redeem, the notes, in whole or in part, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the redemption prices, expressed in percentages of principal amount, set forth below, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2006	106.000%
2007	104.000%
2008	102.000%
2009 and thereafter	100.000%

        At any time on or prior to February 15, 2006, we may redeem the notes as a whole upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice, but in no event more than 30 days after the occurrence of such Change of Control, mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Notices may be conditional.

        "Applicable Premium" means, with respect to a note at any Redemption Date, the greater of

  (1)
  1.0% of the principal amount of such note and

  (2)
  the excess of

  (A)
  the present value at such time of

  (a)
  the redemption price of such note at February 15, 2006, such redemption price being described under "Optional Redemption", plus

  (b)
  all required interest payments due on such note through February 15, 2006,

  computed
  using a discount rate equal to the Treasury Rate plus 50 basis points, over

  (B)
  the principal amount of such note.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date, or, if such Statistical Release is no longer published, any publicly available source of similar market data, most nearly equal to the period from the Redemption Date to February 15, 2006; provided, however, that if the period from the Redemption Date to February 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to February 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Selection of notes in partial redemption.    If we are redeeming less than all of the notes at any time, the trustee will select the notes for redemption

  •
  if the notes are not so listed on a pro rata basis by lot or

  •
  by any other method as the trustee shall deem fair and appropriate provided that no notes of $1,000 or less shall be redeemed in part. If we intend to redeem any note in part, the notice of redemption that we send to you will state the portion of the principal amount to be redeemed, and we will issue to you a new note in principal amount equal to the unredeemed portion when we cancel the original note.

Ranking and Subordination

        The payment of the principal of, premium, if any, and interest on the notes is subordinated in right of payment, to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of Advanstar. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein.

        As of December 31, 2003, the outstanding Senior Indebtedness of Advanstar would have been $463.7 million, exclusive of unused commitments. Although the indenture contains limitations on the amount of additional Indebtedness that Advanstar may Incur, the amount of such Indebtedness could be substantial and, such Indebtedness may be Senior Indebtedness. See "Certain Covenants—Limitation on Indebtedness" below.

        "Senior Indebtedness" is defined, as the Bank Indebtedness and all other Indebtedness of Advanstar, including accrued and unpaid interest thereon, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Advanstar at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding, and fees relating thereto, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment to the notes whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed; however, Senior Indebtedness will not include

  (1)
  any obligation of Advanstar to any Subsidiary,

  (2)
  any liability for Federal, state, foreign, local or other taxes owed or owing by Advanstar,

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

  (4)
  any Indebtedness, Guarantee or obligation of Advanstar that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of Advanstar, including any Senior Subordinated Indebtedness and any Subordinated Obligations or

  (5)
  any Capital Stock.

        Only Indebtedness of Advanstar that is Senior Indebtedness will rank senior to the notes in accordance with the provisions of the indenture. The notes will in all respects rank equally with all other indebtedness of Advanstar.

        Advanstar may not pay principal of, premium, if any, or interest on, the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any notes, collectively, "pay the notes", if

  (1)
  any Senior Indebtedness is not paid when due in cash or Cash Equivalents or

  (2)
  any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, Advanstar may pay the notes without regard to the foregoing if Advanstar and the trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default, other than a default described in clause (1) or (2) of the second preceding sentence, with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee, with a copy to Advanstar, of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter, or earlier if such Payment Blockage Period is terminated

  (1)
  by written notice to the Trustee and Advanstar from the Person or Persons who gave such Blockage Notice,

  (2)
  because the default giving rise to such Blockage Notice is no longer continuing or

  (3)
  because such Designated Senior Indebtedness has been repaid in full.

        Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

        Upon any payment or distribution of the assets or securities of Advanstar upon a total or partial liquidation, dissolution, reorganization or bankruptcy of or similar proceeding relating to Advanstar or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness, including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed, before the holders of the notes are entitled to receive any payment or distribution, and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a payment or distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

        If payment of the notes is accelerated because of an Event of Default, Advanstar or the trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. Advanstar may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of Advanstar who are holders of Senior Indebtedness may recover more, ratably, than the noteholders.

Guarantees

        Each Guarantor will unconditionally guarantee, jointly and severally, to each holder and the trustee, on a senior subordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the notes, and of all other obligations under the indenture.

        The Note Guarantees, will be subordinated to all Guarantor Senior Indebtedness of such Guarantor on the same basis as the notes are subordinated to Senior Indebtedness of Advanstar. As of December 31, 2003, there would have been approximately $463.7 million of Guarantor Senior Indebtedness, all of which would have represented Guarantees of borrowings under the Senior Credit Agreement. Although the indenture contains limitations on the amount of additional Indebtedness that Advanstar's Restricted Subsidiaries may Incur, the amount of such Indebtedness could be substantial and such Indebtedness may be Guarantor Senior Indebtedness. See "Certain Covenants—Limitation on Indebtedness" below. See "—Ranking and Subordination" above.

        The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, including, without limitation, any Guarantees under the Senior Credit Agreement, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other

Guarantor under its Note Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Guarantor may consolidate with or merge into or sell its assets to Advanstar or another Wholly-Owned Guarantor without limitation. Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership, trust, limited partnership, limited liability company or other similar entity other than Advanstar or a Wholly-Owned Guarantor (whether or not affiliated with the Guarantor) except that if the surviving corporation of any such merger or consolidation is a Subsidiary of Advanstar, such Subsidiary shall not be a Foreign Subsidiary. Upon the sale or disposition of a Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person (whether or not an Affiliate of the Guarantor) that is not a Subsidiary of Advanstar, which sale or disposition is otherwise in compliance with the indenture (including the covenant described under "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), such Guarantor will be deemed released from all its obligations under the indenture and its Note Guarantee and such Note Guarantee will terminate; provided, however, that any such termination will occur only to the extent that all obligations of such Guarantor under the Senior Credit Agreement and all of its Guarantees of, and under all of its pledges of assets or other security interests that secure, any other Indebtedness of Advanstar will also terminate upon such release, sale or transfer.

Change of Control

        Upon the occurrence of any of the following events, each, a "Change of Control", unless Advanstar shall have exercised its right to redeem the notes as described under "—Optional Redemption," each holder will have the right to require Advanstar to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date:

  (1)
  the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Advanstar and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

  (2)
  the adoption of a plan for the liquidation or dissolution of Advanstar;

  (3)
  the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13D-3 and Rule 13D-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 35% or more of the voting power of the outstanding voting stock of Advanstar; or

  (4)
  the first day on which a majority of the members of the Board of Directors of Advanstar are not Continuing Members.

        "Continuing Members" means, as of any date of determination, any member of the Board of Directors of Advanstar who:

  (1)
  was a member of Advanstar's Board of Directors immediately after the Issue Date; or

  (2)
  was nominated for election or elected to Advanstar's Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the

    Continuing Members who were members of Advanstar's Board of Directors at the time of that nomination or election.

        "Principals" means the DLJ Merchant Banking Funds.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        Within 30 days following any Change of Control, unless Advanstar has mailed a redemption notice with respect to all the outstanding notes in connection with such Change of Control as described under "—Optional Redemption," Advanstar will mail a notice to each holder with a copy to the trustee stating:

  (1)
  that a Change of Control has occurred and that such holder has the right to require Advanstar to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

  (2)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (3)
  the procedures determined by Advanstar, consistent with the indenture, that a holder must follow in order to have its notes purchased.

        Advanstar will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, Advanstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue thereof.

        The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of Holdings, Parent, Advanstar and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Advanstar to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Advanstar. Finally, Advanstar's ability to pay cash to the holders upon a repurchase may be limited by Advanstar's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Agreement will (and other Senior Indebtedness may) prohibit Advanstar's prepayment of notes prior to their scheduled maturity. Consequently, if Advanstar is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, Advanstar will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the indenture.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Advanstar by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Advanstar and its Restricted Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether Advanstar is required to make an offer to repurchase the notes as described above.

Certain Covenants

        The indenture contains certain covenants including, among others, the following:

        Limitation on Indebtedness.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Advanstar and its Restricted Subsidiaries that are Guarantors may Incur Indebtedness if on the date thereof, after giving pro forma effect to the incurrence of such Indebtedness, the Leverage Ratio for Advanstar and its Restricted Subsidiaries is less than 6.00 to 1.00.

(b)
Notwithstanding the foregoing paragraph (a), Advanstar and its Restricted Subsidiaries may Incur the following Indebtedness:

(1)
Indebtedness Incurred pursuant to the Senior Credit Agreement of up to $545.0 million outstanding at any time;

(2)
the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to paragraph (a) or clause (1) of this paragraph (b);

(3)
Indebtedness of Advanstar owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Advanstar or any Wholly-Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any subsequent transfer of any such Indebtedness, except to Advanstar or a Wholly-Owned Subsidiary, will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(4)
Indebtedness represented by

(x)
$160.0 million aggregate principal amount of the notes and the Note Guarantees,

(y)
any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3)) outstanding on the Issue Date and

(z)
any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to paragraph (a) above;

(5)
Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary, was acquired by Advanstar; provided, however, that at the time such Restricted Subsidiary is acquired by Advanstar, Advanstar would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6)
Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of Advanstar or its Restricted Subsidiaries, as determined in good faith by the Board of Directors or senior management of Advanstar, and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Advanstar or its Restricted Subsidiaries Incurred without violation of the indenture or to business transactions of Advanstar or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business; and

  (7)
  Indebtedness (other than Indebtedness described in clauses (1)-(6)) in a principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, will not exceed $20.0 million.

(c)
Neither Advanstar nor any Restricted Subsidiary will Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of Advanstar unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

(d)
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, Advanstar, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

(e)
Advanstar will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt.

        Limitation on Layering.    Advanstar will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Guarantor.

        Limitation on Restricted Payments.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to

  •
  declare or pay any dividend or make any distribution on or in respect of its Capital Stock, including any payment in connection with any merger or consolidation involving Advanstar or any of its Restricted Subsidiaries, except

  (A)
  dividends or distributions payable in its Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to purchase such Capital Stock and

  (B)
  dividends or distributions payable to Advanstar or a Restricted Subsidiary of Advanstar, and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis,

  •
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of Advanstar held by Persons other than a Restricted Subsidiary of Advanstar or any Capital Stock of a Restricted Subsidiary of Advanstar held by any Affiliate of Advanstar, other than another Restricted Subsidiary, in either case, other than in exchange for its Capital Stock (other than Disqualified Stock,

  •
  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition, or

  •
  make any Investment, other than a Permitted Investment, in any Person,

        We refer to any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment as a "Restricted Payment".

        if at the time Advanstar or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing, or would result therefrom; or

  (2)
  Advanstar is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

  (A)
  (1) Consolidated EBITDA accrued during the period, treated as one accounting period, from January 1, 2001 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available, or, in case such Consolidated EBITDA is a deficit, minus 100% of such deficit, less

  (2)
  150% of Consolidated Interest Expense for such period;

  (B)
  the aggregate Net Cash Proceeds received by Advanstar from the issue or sale of its Capital Stock, other than Disqualified Stock, or other capital contributions subsequent to the Issue Date, other than net proceeds to the extent

  (x)
  used to redeem notes or

  (y)
  received from an issuance or sale of such Capital Stock to a Subsidiary of Advanstar or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Advanstar or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

  (C)
  the amount by which Indebtedness of Advanstar is reduced on Advanstar's balance sheet upon the conversion or exchange, other than by a Subsidiary of Advanstar, subsequent to the Issue Date of any Indebtedness of Advanstar convertible or exchangeable for Capital Stock of Advanstar, less the amount of any cash, or other property, distributed by Advanstar upon such conversion or exchange; and

  (D)
  the amount equal to the net reduction in Investments, other than Permitted Investments, made by Advanstar or any of its Restricted Subsidiaries in any Person resulting from

  (1)
  repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets as a return of capital or similar payment, excluding by way of dividend or distribution, by such Person to Advanstar or any Restricted Subsidiary of Advanstar or

  (2)
  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case as provided in the definition of "Investment", not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments, excluding Permitted Investments, previously made by Advanstar or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (D) to the extent it is already included in Consolidated Net Income.

(b)
The provisions of paragraph (a) will not prohibit:

(1)
any purchase or redemption of Capital Stock or Subordinated Obligations of Advanstar made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Advanstar (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by Advanstar or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that

(A)
such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and

(B)
the Net Cash Proceeds from such sale will be excluded from clause (3) (B) of paragraph (a);

(2)
any purchase or redemption of Subordinated Obligations of Advanstar made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Advanstar; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)
any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock," below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)
dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5)
cash dividends to Parent or Holdings for the purpose of, and in amounts equal to, amounts required to permit Parent or Holdings

(A)
to redeem or repurchase Capital Stock of Parent or Holdings from existing or former employees or management of Parent, Holdings, Advanstar or any Subsidiary or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(B)
to make loans or advances to employees or directors of Advanstar or any Subsidiary the proceeds of which are used to purchase Capital Stock of Parent or Holdings; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(C)
to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of Advanstar and its Subsidiaries, pay franchise taxes and other fees required to maintain its legal existence, corporate overhead expenses Incurred in the ordinary course of business, and salaries or other compensation of employees who perform services for both Parent or Holdings and Advanstar; provided, however, that such dividends will be excluded in subsequent calculations of the amount of Restricted Payments and

    (D)
    so long as no Default or Event of Default shall have occurred and be continuing, in an amount not to exceed $100,000 in any fiscal year to enable Parent or Holdings to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

provided, however, that such dividends will be excluded in subsequent calculations of the amount of Restricted Payments; provided further, however, that the aggregate amount of dividends paid to Parent or Holdings pursuant to this clause (5) (other than payments for taxes permitted by clause (C)) shall not exceed $3.0 million in any fiscal year;

  (6)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price hereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments; and

  (7)
  so long as no Default or Event of Default has occurred and is continuing, any other Restricted Payment which, together with all other Restricted Payments made under this clause (7) since the Issue Date, does not exceed $20.0 million; provided that such payments will be included in subsequent calculations of the amounts of Restricted Payments.

        Limitation on Liens.    Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien, other than Permitted Liens and Liens securing Senior Indebtedness and Guarantor Senior Indebtedness, upon any of its property or assets (including Capital Stock), whether owned on the date of the indenture or thereafter acquired, securing any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the indenture and the notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Advanstar will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Advanstar,

  (2)
  make any loans or advances to Advanstar or

  (3)
  transfer any of its property or assets to Advanstar,

        except

    (a)
    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the indenture (including, without limitation, the Senior Credit Agreement);

    (b)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Advanstar (other than Indebtedness Incurred as consideration in, or to provide, all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Advanstar) and outstanding on such date;

    (c)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this covenant or this clause (c); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Holders of the notes than encumbrances and restrictions contained in such agreements;

    (d)
    in the case of clause (3) above, any encumbrance or restriction

    (A)
    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract,

    (B)
    by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Advanstar or any Restricted Subsidiary not otherwise prohibited by the indenture,

    (C)
    contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or

    (D)
    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Advanstar or any Restricted Subsidiary;

    (e)
    any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (f)
    encumbrances or restrictions arising or existing by reason of applicable law; and

    (g)
    encumbrances or restrictions arising or existing by reason of customary provisions in joint venture agreements and other similar agreements.

        Limitation on Sales of Assets and Subsidiary Stock.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless,

  •
  Advanstar or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and

  •
  at least 85% of the consideration thereof received by Advanstar or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

        With respect to any Asset Disposition occurring on or after the Issue Date from which Advanstar or any Restricted Subsidiary receives Net Available Cash, Advanstar or such Restricted Subsidiary shall apply an amount equal to 100% of the Net Available Cash from such Asset Disposition at its election, to either

  (1)
  prepay, repay or purchase Senior Indebtedness or Indebtedness, other than any Preferred Stock, of a Wholly-Owned Subsidiary, in each case other than Indebtedness owed to Advanstar or an Affiliate of Advanstar other than Bank Indebtedness, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  (2)
  invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or (3) make an offer pursuant to paragraph (b) to purchase the notes and other Senior Subordinated Indebtedness outstanding with similar provisions requiring Advanstar to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition, the "Pari Passu Notes", at 100% of the principal amount thereof, or 100% of the accreted value of such Pari Passu Notes so tendered if such Pari Passu Notes were issued at a discount, plus accrued and unpaid interest, if any, to the date of purchase;

        provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (1) above, Advanstar or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any), unless such commitment is for the provision of a revolving credit facility, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions, Advanstar and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceed $1.0 million. Any Net Available Cash from an Asset Disposition that is not invested or applied as provided and within the time period set forth in clauses (1) and (2) of the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

        For the purposes of this covenant and for no other purpose, the following will be deemed to be cash:

  (x)
  the assumption by the transferee of Senior Indebtedness of Advanstar or Indebtedness of any Restricted Subsidiary of Advanstar and the release of Advanstar or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition, in which case Advanstar will, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (1) of the preceding paragraph;

  (y)
  securities received by Advanstar or any Restricted Subsidiary of Advanstar from the transferee that are promptly converted by Advanstar or such Restricted Subsidiary into cash; and

  (z)
  the fair market value, as determined by the Board of Directors of Advanstar in good faith, of any Designated Noncash Consideration received by Advanstar or any of its Restricted

    Subsidiaries in any Asset Disposition, taken together with the fair market value, as determined by the Board of Directors of Advanstar in good faith, of all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, in which case such Designated Noncash Consideration shall not constitute Net Available Cash.

(b)
When the aggregate amount of Excess Proceeds exceeds $5.0 million, with lesser amounts to be carried forward for purposes of determining whether an Offer, as defined, is required with respect to the Excess Proceeds from any subsequent Asset Disposition, Advanstar will be required to apply such Excess Proceeds to the repayment of the notes and any Pari Passu Notes as follows:

  (A)
  Advanstar will make an offer to purchase (an "Offer") within ten days of such time from all holders of the notes in accordance with the procedures set forth in the indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding, principal amount of the notes and the outstanding principal amount, or accreted value, as the case may be, of the Pari Passu Notes at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and

  (B)
  Advanstar will make an offer to purchase any Pari Passu Notes, a "Pari Passu Offer", in an amount equal to the excess of the Excess Proceeds over the note Amount at a purchase price of 100% of the principal amount, or accreted value, as the case may be, thereof plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures, including prorating in the event of oversubscription, set forth in the documentation governing such Pari Passu Notes with respect to the Pari Passu Offer. If the aggregate purchase price of the notes and Pari Passu Notes tendered pursuant to the Offer and the Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to Advanstar to fund other corporate purposes not otherwise prohibited by the indenture.

(c)
Advanstar will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Advanstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue thereof.

        Limitation on Asset Swaps.    Advanstar will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

  (1)
  at the time or entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  in the event such Asset Swap involves the transfer by Advanstar or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of Advanstar in good faith, in excess of $1.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Advanstar and

  (3)
  in the event such Asset Swap involves an aggregate amount in excess of $10.0 million, Advanstar has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to Advanstar or such Restricted Subsidiary, as the case may be, from a financial point of view.

        Limitation on Affiliate Transactions.    (a) Advanstar will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction, including the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate of Advanstar, an "Affiliate Transaction", unless:

  (1)
  the terms of such Affiliate Transaction are no less favorable to Advanstar or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

  (2)
  in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Advanstar and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (1) above); and

  (3)
  in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, Advanstar has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; provided, however, that this clause (3) will not apply to any Affiliate Transaction with any joint venture or similar entity in which the Principals and their Related Parties do not have any direct or indirect interests other than the interests of Advanstar and its Restricted Subsidiaries in such joint venture or similar entity.

(b)
The foregoing paragraph (a) will not apply to

(1)
any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments;"

(2)
any issuance of

(A)
securities to any of the Principals and Related Parties or

(B)
securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Advanstar;

(3)
loans or advances to employees in the ordinary course of business of Advanstar or any of its Restricted Subsidiaries;

(4)
any transaction between Advanstar and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries;

(5)
payments of customary fees by Advanstar or any of its Restricted Subsidiaries to the DLJ Merchant Banking Funds and their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures; and

(6)
transactions on arm's-length basis with Advanstar IH, Inc. and its subsidiaries in the ordinary course of business; provided, in the case of this clause (6), that any individual transaction or series of related transactions consummated in a twelve month period in excess of $5.0 million shall require the written opinion referred to in clause (a)(3) above.

        Limitation on Dispositions of Capital Stock of Restricted Subsidiaries.    Advanstar

  (1)
  will not, and will not permit any Restricted Subsidiary of Advanstar to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than Advanstar or a Wholly-Owned Subsidiary), unless

  (A)
  such transfer, conveyance, sale, lease or other disposition is a sale of the common stock of such Restricted Subsidiary and, after giving effect to the consummation thereof, Advanstar owns

  (x)
  more than 50% of the outstanding common stock of such Restricted Subsidiary or

  (y)
  none of the outstanding common stock of such Restricted Subsidiary and

  (B)
  the cash net proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under "Limitation on Sales of Assets and Subsidiary Stock"; and

  (2)
  will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Advanstar or a Wholly-Owned Subsidiary, unless such issuance is an issuance of the common stock of such Restricted Subsidiary and, after giving effect to the consummation thereof, Advanstar owns

    (x)
    more than 50% of the outstanding common stock of such Restricted Subsidiary or

    (y)
    none of the outstanding common stock of such Restricted Subsidiary.

        Reports.    Notwithstanding that Advanstar may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Advanstar will file with the Commission, and provide, within 15 days after Advanstar is required to file the same with the Commission, the Trustee and the holders of the notes with the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that Advanstar is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Advanstar will nevertheless deliver such Exchange Act information to the Trustee and the holders of the notes as if Advanstar were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

        Merger and Consolidation.    Advanstar will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust, limited liability company or other similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company, if not Advanstar, will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Advanstar under the notes and the indenture;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "Limitation on Indebtedness"; and

  (4)
  Advanstar has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Advanstar under the indenture, but, in the case of a lease of all or substantially all its assets, Advanstar will not be released from the obligation to pay the principal of and interest on the notes.

        Notwithstanding the foregoing clauses (2) and (3),

  (1)
  any, Restricted Subsidiary of Advanstar may consolidate with, merge into or transfer all or part of its properties and assets to Advanstar and

  (2)
  Advanstar may merge with an Affiliate incorporated solely for the purpose of reincorporating Advanstar in another jurisdiction to realize tax or other benefits.

        Future Guarantors.    After the Issue Date, Advanstar will cause each Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by Advanstar to execute and deliver to the Trustee a Note Guarantee pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the, notes on a senior subordinated basis.

        Limitation on Lines of Business.    Advanstar will not, nor will it permit any of its Subsidiaries to, engage in any line of business, other than a Related Business.

Events of Default

        Each of the following constitutes an Event of Default under the indenture:

  (1)
  a default in any payment of interest on any note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above,

  (2)
  a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above,

  (3)
  the failure by Advanstar to comply with its obligations under "Certain Covenants—Merger and Consolidation" above,

  (4)
  failure by Advanstar to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under covenants described under "Certain Covenants" above (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (2) above),

  (5)
  the failure by Advanstar to comply for 60 days after notice with its other agreements contained in the indenture,

  (6)
  Indebtedness of Advanstar or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million (the "cross acceleration provision"),

  (7)
  certain events of bankruptcy, insolvency or reorganization of Advanstar or a Significant Subsidiary (the "bankruptcy provisions"),

  (8)
  any judgment or decree for the payment of money in excess of $5.0 million is rendered against Advanstar or a Significant Subsidiary and such judgment or decree remains undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision") or

  (9)
  any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or any Guarantor denies or disaffirms its obligations under the indenture or its Note Guarantee.

        However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify Advanstar of the default and Advanstar does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to Advanstar and the trustee may declare the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Advanstar occurs and is continuing, the principal of and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if

  (1)
  the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and

  (2)
  all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing,

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy,

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

  (5)
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, Advanstar is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Advanstar also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action Advanstar is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  (1)
  reduce the amount of notes whose holders must consent to an amendment,

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any note,

  (3)
  reduce the principal of or extend the Stated Maturity of any note,

  (4)
  reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed as described under "Optional Redemption" above,

  (5)
  make any note payable in money other than that stated in the note,

  (6)
  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes or

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        Without the consent of any holder, Advanstar, the Guarantors and the trustee may amend the indenture:

  •
  to cure any ambiguity, omission, defect or inconsistency

  •
  to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of Advanstar under the indenture

  •
  to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f) (2) (B) of the Code)

  •
  to add Guarantees with respect to the notes

  •
  to secure the notes

  •
  to add to the covenants of Advanstar for the benefit of the holders or to surrender any right or power conferred upon Advanstar

  •
  to make any change that does not adversely affect the rights of any holder or

  •
  to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

        However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Advanstar is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        Advanstar at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes, and after giving effect to such legal defeasance, any omission to comply with such obligations shall no longer constitute a Default or Event of Default with respect to the notes. If Advanstar exercises its legal defeasance option, the Note Guarantees in effect at such time will terminate. Advanstar at any time may terminate its obligations under covenants described under "Certain Covenants", other than "Merger and Consolidation", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "Events of Default" above and the limitations contained in clauses (3) and (4) under "Certain Covenants—Merger and Consolidation" above ("covenant defeasance") and thereafter any omission to comply with such obligations shall no longer constitute a Default or Event of Default with respect to the notes.

        Advanstar may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Advanstar exercises its legal defeasance option, payment of the notes may not be accelerated because of any event that, in the absence of such legal defeasance, would have constituted an Event of Default with respect thereto. If Advanstar exercises its covenant defeasance option, the events specified in clause (4), (6), (7), with respect only to Significant Subsidiaries, (8) or (9) under "Events of Default" above will no longer constitute an Event of Default, and payment of the notes may not be accelerated because of the occurrence of any such event or because of the failure of Advanstar to comply with clause (3) or (4) under "Certain Covenants—Merger and Consolidation" above.

        In order to exercise either defeasance option, Advanstar must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Concerning the Trustee

        Wells Fargo Bank Minnesota, N.A. is the trustee under the indenture and has been appointed by Advanstar as Registrar and Paying Agent with regard to the notes. An affiliate of the trustee is a lender under our credit facility.

Governing Law

        The indenture provides that it, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Book-Entry, Delivery and Form

  The Global Notes

        Notes will be issued in the form of one or more registered notes in global form, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

        All interests in the global notes may be subject to the procedures and requirements of DTC.

  Book-Entry Procedures for the Global Notes

        The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and, are subject to change by them from time to time. Advanstar takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

        DTC has advised Advanstar that it is:

  (1)
  a limited purpose trust company organized under the laws of the State of New York,

  (2)
  a "banking organization" within the meaning of the New York Banking Law,

  (3)
  a member of the Federal Reserve System,

  (4)
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

  (5)
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

        DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, or "indirect participants" that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

        Advanstar expects that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC and the records of participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note, Advanstar understands that under existing industry practice, in the event that Advanstar requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither Advanstar nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, Advanstar and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither Advanstar nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        Although DTC, has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Advanstar nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

  Certificated Notes

        If

  (1)
  Advanstar notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

  (2)
  Advanstar, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

  (3)
  upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes.

        Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons, or the nominee of any thereof, and cause the same to be delivered thereto.

        Neither Advanstar nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Certain Definitions

        "Additional Assets" means

  (1)
  any property or assets (other than Indebtedness and Capital Stock) to be used by Advanstar or a Restricted Subsidiary in a Related Business;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Advanstar or a Restricted Subsidiary of Advanstar; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Advanstar;

        provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Advanstar or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than

  (1)
  a disposition by a Restricted Subsidiary to Advanstar or by Advanstar or a Restricted Subsidiary to a Wholly-Owned Guarantor,

  (2)
  the sale of Cash Equivalents in the ordinary course of business,

  (3)
  a disposition of inventory in the ordinary course of business,

  (4)
  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Advanstar and its Restricted Subsidiaries,

  (5)
  transactions permitted under "Certain Covenants—Merger and Consolidation" above,

  (6)
  an Asset Swap effected in compliance with the "Limitation on Asset Swaps" covenant and

  (7)
  for purposes of "Limitation on Sales of Assets and Subsidiary Stock" only, a Permitted Investment or a disposition subject to "Limitation on Restricted Payments."

        "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that Advanstar in good faith believes will be satisfied, for a concurrent purchase and sale or exchange of Related Business Assets, between Advanstar or any of its Restricted Subsidiaries and another Person, and the consummation of such purchase and sale or exchange; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to any Asset Swap shall be deemed to be a new Asset Swap that must comply with the "Limitation on Asset Swaps" covenant.

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable by Advanstar under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into with a Lender (as defined in the Senior Credit Agreement) in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Advanstar at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means, as to any Person, the Board of Directors of such Person or any duly authorized committee thereof.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means

  (1)
  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition;

  (2)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

  (3)
  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Rating Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Rating Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and

  (6)
  interests in any investment company that invests solely in instruments of the type specified in clauses (1) through (5) above.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  income tax expense, plus

  (2)
  Consolidated Interest Expense, plus

  (3)
  depreciation expense, plus

  (4)
  amortization of intangibles, plus

  (5)
  other non-cash charges, including without limitation, any non-cash charge reflecting compensation expense relating to employee stock option or similar plans, reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation), plus

  (6)
  any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the acquisition of Parent by the Principals, less

  (7)
  other non-cash charges increasing Consolidated Net Income (excluding any non-cash item to the extent it represents the reversal of an accrual of, or a cash reserve for, anticipated cash charges in any prior period).

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the interest, depreciation and amortization of, a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

        "Consolidated Interest Expense" means, for any period, the total interest expense of Advanstar and its consolidated Subsidiaries, plus, to the extent not included in such interest expense,

  (1)
  interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP,

  (2)
  amortization of debt discount and debt issuance cost,

  (3)
  capitalized interest and accrued interest,

  (4)
  non-cash interest expense,

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

  (6)
  interest actually paid by Advanstar or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

  (7)
  net costs associated with Hedging Obligations (including amortization of fees),

  (8)
  dividends in respect of all Disqualified Stock of Advanstar and all Preferred Stock of Subsidiaries, in each case, held by Persons other than Advanstar or a Wholly-Owned Subsidiary and

  (9)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Advanstar) in connection with Indebtedness Incurred by such plan or trust;

provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Advanstar or any Restricted Subsidiary. For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Advanstar and its Subsidiaries with respect to Interest Rate Agreements. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary of Advanstar that was not a Wholly-Owned Subsidiary will be Included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Consolidated Net Income" means, for any period, the net income (loss) before preferred stock dividends of Advanstar and its consolidated Subsidiaries; provided, however, that there will be excluded for purposes of calculating Consolidated Net Income:

  (1)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that

    (A)
    subject to the limitations contained in (4) below, Advanstar's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Advanstar or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

    (B)
    Advanstar's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Advanstar or a Restricted Subsidiary;

  (2)
  any net income (loss) of any Person acquired by Advanstar or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Advanstar, except that

  (A)
  subject to the limitations contained in (4) below Advanstar's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Advanstar or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and

  (B)
  Advanstar's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (4)
  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Advanstar or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  any extraordinary gain or loss and

  (6)
  the cumulative effect of a change in accounting principles.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles (in each case net of accumulated amortization) shown on the balance sheet of Advanstar and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means noncash consideration received by Advanstar or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of determining the fair market value thereof, executed by the principal executive officer and the principal financial officer of Advanstar; provided, that in determining the aggregate fair market value of Designated Noncash Consideration that is outstanding from time to time, there shall be subtracted the aggregate amount of cash or Cash Equivalents received in connection with a sale of any Designated Noncash Consideration

(which sale shall be deemed an Asset Disposition, and which cash or Cash Equivalents must be applied in accordance with the "Limitation on Sales of Assets and Subsidiary Stock" covenant).

        "Designated Senior Indebtedness" means

  (1)
  the Bank Indebtedness in the case of Advanstar and

  (2)
  any other Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

  (1)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock that is convertible or exchangeable solely at the option of Advanstar or a Restricted Subsidiary) or

  (3)
  is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the notes,

        provided that

    (a)
    only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity will be deemed to be Disqualified Stock and

    (b)
    any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem it pursuant to such provision unless such repurchase complies with the covenant described under "Certain Covenants—Limitation on Restricted Payments."

        "DLJ Merchant Banking Funds" means DLJ Merchant Banking Partners III, L.P. and its Affiliates.

        "Equity Offering" means an offering for cash by Advanstar, Holdings or Parent of its respective common stock, or options, warrants or rights with respect to its common stock.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the issue date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit and indemnities given by Advanstar or any of its Subsidiaries in connection with exhibitions, in each case, in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means each Subsidiary of Advanstar (other than a Foreign Subsidiary) in existence on the Issue Date and any Restricted Subsidiary (other than a Foreign Subsidiary) created or acquired by Advanstar after the Issue Date.

        "Guarantor Senior Indebtedness" means, with respect to a Guarantor, the following obligations, whether outstanding on the date of the indenture or thereafter issued, without duplication:

  (1)
  any Guarantee of the Bank Indebtedness by such Guarantor and all other Guarantees by such Guarantor of Senior Indebtedness of Advanstar or Guarantor Senior Indebtedness for any other Guarantor; and

  (2)
  all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor regardless of whether postfiling interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Guarantor under the Note Guarantee;

        provided, however, that Guarantor Senior Indebtedness will not include

  (1)
  any obligations of a Guarantor to another Guarantor,

  (2)
  any liability for Federal, state, local, foreign or other taxes owed or owing by a Guarantor,

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities),

  (4)
  any Indebtedness of a Guarantor that is expressly subordinate in right of payment to any of the Indebtedness of such Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor or

  (5)
  any Capital Stock.

        "Guarantor Senior Subordinated Indebtedness" means with respect to a Guarantor, the obligations of such Guarantor under the Note Guarantee and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to rank Pari Passu in right of payment with the obligations of such Guarantor under the Note Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Guarantor which is not Guarantor Senior Indebtedness of such Guarantor.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Holdings" means Advanstar Holdings Corp., a Delaware corporation.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary, (whether by merger, consolidation, acquisition or otherwise), will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), other than (except for purposes of the cross-acceleration provisions described under "Events of Default") obligations in respect of the undrawn face amount of letters of credit that are the functional equivalents of surety or performance bonds or that support self-insurance programs to the extent that the aggregate amount of all such obligations does not exceed $3.0 million;

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services other than trade payables arising and accrued expenses Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (if and to the extent any such obligation would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP);

  (5)
  all Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

  (6)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of

  (A)
  the fair market value of such asset at such date of determination and

  (B)
  the amount of such Indebtedness of such other Persons;

  (8)
  all Indebtedness of other Persons to the extent Guaranteed by such Person; and

  (9)
  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any one time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Notwithstanding the foregoing, Indebtedness shall exclude

  (1)
  obligations created, issued or incurred by any Person with respect to customer subscription payments or customer deposits for trade shows and exhibitions and

  (2)
  any indemnification obligation of Advanstar to third parties in respect of customary representations and warranties contained in stock purchase, asset purchase or similar acquisition agreements to which Advanstar is a party, if such indemnification obligation would not appear as a liability upon a balance sheet of Advanstar prepared in accordance with GAAP.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the "Limitation on Restricted Payments" covenant,

  (1)
  "Investment" will include the portion (proportionate to Advanstar's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Advanstar at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Advanstar will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

    (x)
    Advanstar's "Investment" in such Subsidiary at the time of such redesignation less

    (y)
    the portion (proportionate to Advanstar's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Advanstar.

        "Issue Date" means the date on which the notes are originally issued.

        "Leverage Ratio," as of any date of determination means, with respect to any Person, the ratio of

  (1)
  the sum of the aggregate outstanding Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to

  (2)
  the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination;

        provided, however, that

  (1)
  if since the beginning of such period Advanstar or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Leverage Ratio is an Asset Disposition, the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period,

  (2)
  if since the beginning of such period Advanstar or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary, or any Person that becomes a Restricted Subsidiary or is merged with or into Advanstar, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the Commission, as if such Investment or acquisition occurred on the first day of such period and

  (3)
  if since the beginning of such period any Person, that subsequently became a Restricted Subsidiary or was merged with or into Advanstar or any Restricted Subsidiary since the beginning of such period, will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by Advanstar or a Restricted Subsidiary during such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated in accordance with Regulation S-X promulgated by the Commission) as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, amount of income or earnings relating thereto, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Advanstar.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, whether or not constituting Designated Noncash Consideration) therefrom, in each case net of

  (1)
  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

  (2)
  all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

  (4)
  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Advanstar or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

        "Non-Recourse Debt" means Indebtedness

  (1)
  as to which neither Advanstar nor any Restricted Subsidiary

  (a)
  provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or

  (b)
  is directly or indirectly liable (as a guarantor or otherwise) and

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Advanstar or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Note Guarantee" means, individually, any Guarantee of payment of the notes by a Guarantor pursuant to the terms of the indenture, and, collectively, all such Guarantees. Each such Note Guarantee will be in the form prescribed in the indenture.

        "Officer" means the Chairman of the Board, the President, Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Advanstar.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Advanstar or the Trustee.

        "Parent" means Advanstar, Inc., a Delaware corporation.

        "Permitted Investment" means an Investment by Advanstar or any Restricted Subsidiary in

  (1)
  Advanstar, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Advanstar or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Cash Equivalents;

  (4)
  receivables owing to Advanstar or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Advanstar or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business not exceeding in the aggregate, at any time, $1.0 million;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Advanstar or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Asset Swap made in accordance with the "Limitation on Asset Swaps" covenant or any Investment in securities or other assets received in connection with an Asset Disposition made in accordance with the provisions of the "Limitation on Sales of Assets and Subsidiary Stock" covenant;

  (9)
  Investments made after the Issue Date in a Related Business in the form of joint ventures, operating agreements, partnership agreements or other similar or customary agreements, interests or arrangements with unaffiliated third parties, the aggregate outstanding amount of which does not exceed $25.0 million (which aggregate amount outstanding will be reduced by returns of capital received by Advanstar or any Restricted Subsidiary in respect of such Investments) at any time;

  (10)
  Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with the "Limitation on Indebtedness" covenant; and

  (11)
  other Investments in an aggregate amount outstanding at any time not to exceed $20.0 million.

        "Permitted Liens" means, with respect to any Person,

  (a)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (b)
  Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; or other Liens arising out of judgments or awards against such Person with respect to which such Person is then proceeding with an appeal or other proceedings for review;

  (c)
  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves have been taken on the books of this Company;

  (d)
  Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (e)
  encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (f)
  Liens securing an Interest Rate Agreement so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing the Interest Rate Agreement;

  (g)
  leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Advanstar or any of its Restricted Subsidiaries;

  (h)
  judgement Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (i)
  Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business provided that

  (x)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed and

  (y)
  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of Advanstar or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (j)
  Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor expository institution; provided that

  (x)
  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Advanstar in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

  (y)
  such deposit account is not intended by Advanstar or any Restricted Subsidiary to provide collateral to the depository institution;

  (k)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Advanstar and its Restricted Subsidiaries in the ordinary course of business;

  (l)
  Liens existing on the Issue Date;

  (m)
  Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by Advanstar or any Restricted Subsidiary;

  (n)
  Liens on property at the time Advanstar or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Advanstar or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Advanstar or any Restricted Subsidiary;

  (o)
  Liens securing Indebtedness or other obligations of a Subsidiary owing to Advanstar or a Wholly-Owned Subsidiary;

  (p)
  Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured, or, under the written arrangements under which the original Lien arose, could secure, the obligations to which such Liens relate; and

  (q)
  Liens on money or U.S. Government Obligations incurred for the purpose of defeasing Advanstar's 9 1/4% Senior Subordinated Notes due 2008.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes however designated, which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Principals" means the DLJ Merchant Banking Funds.

        A "Public Market" exists at any time with respect to the common stock of Advanstar, Holdings or Parent, as the case may be, if

  (1)
  the common stock of Advanstar, Holdings or Parent, as the case may be, is then registered with the Securities Exchange Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and traded either on a national securities exchange or in the National Association of Securities Dealers Automated Quotation System and

  (2)
  at least 15% of the total issued and outstanding common stock of Advanstar, Holdings or Parent, as the case may be, has been distributed prior to such time by means of an effective registration statement under the Securities Act of 1933.

        Unless the context otherwise requires, references to "Public Market" shall refer to Public Markets with respect to any of Parent, Holdings or Advanstar.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance of discharge mechanism, collectively, "refinance", "refinances," and "refinanced" shall have a correlative meaning, any Indebtedness existing on the date of the indenture or Incurred in compliance with the indenture, including Indebtedness of Advanstar that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that refinances Refinancing Indebtedness, provided, however, that

  (1)
  (x) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or

  (y)
  if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity later than the notes,

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, and

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the sum of the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding plus fees and expenses, including any premium and defeasance costs, of the Indebtedness being refinanced.

        "Related Business" means any business related, ancillary or complementary to the businesses of Advanstar and the Restricted Subsidiaries on the Issue Date.

        "Related Business Assets" means assets used or useful in a Related Business.

        "Related Party" means, with respect to any Principal,

  (1)
  any controlling stockholder or partner of that Principal on the date of the indenture; or

  (2)
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or through one or more Subsidiaries, a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or (2).

        "Representative" means any trustee, agent or representative, if any, of an issue of Senior Indebtedness.

        "Restricted Subsidiary" means any Subsidiary of Advanstar other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Advanstar or a Restricted Subsidiary transfers such property to a Person and Advanstar or a Subsidiary leases it from such Person.

        "Senior Credit Agreement" means

  (1)
  the Credit Agreement dated as of October 11, 2000, among Advanstar, as borrower, the various financial institutions party thereto as lenders, Fleet National Bank as the administrative agent and DLJ Capital Funding, Inc. as syndication agent, documentation agent, sole book runner and lead arranger, as the same has been or may be amended, supplemented or otherwise modified from time to time and any guarantees issued thereunder and

  (2)
  any renewal, extension, refunding, restructuring, replacement or refinancing thereof, whether with the original administrative agent and lenders or another administrative agent or agents or other lenders, whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture and whether entered into concurrently with or subsequent to the termination of the prior Senior Credit Agreement.

        "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of Advanstar that specifically provides for such Indebtedness is to rank Pari Passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Advanstar which is not Senior Indebtedness.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of Advanstar within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

        "Subordinated Obligation" means any Indebtedness of Advanstar (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by

  (1)
  such Person,

  (2)
  such Person and one or more Subsidiaries of such Person or

  (3)
  one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Advanstar.

        "Unrestricted Subsidiary" means

  (1)
  any Subsidiary of Advanstar that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary of Advanstar (including any newly acquired or newly formed Subsidiary of Advanstar) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Advanstar or any Restricted Subsidiary of Advanstar that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either

    (A)
    the Subsidiary to be so designated has total consolidated assets of $10,000 or less or

    (B)
    if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "Limitation on Restricted Payments."

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation

  (x)
  Advanstar could Incur $1.00 of additional Indebtedness pursuant to paragraph (a) under "Limitation on Indebtedness" and

  (y)
  no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary of Advanstar, all of the Capital Stock of which (other than directors' qualifying shares) is owned by Advanstar or another Wholly-Owned Subsidiary.

        "Wholly-Owned Guarantor" means a Wholly-Owned Subsidiary that is a Guarantor.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse First Boston LLC in connection with offers and sales of the notes in market-making transactions effected from time to time. Credit Suisse First Boston LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        DLJ Merchant Banking, an affiliate of Credit Suisse First Boston LLC, and its affiliates beneficially own substantially all of the common stock of our parent. David Wittels, James Quella and OhSang Kwon, each of whom is an employee of DLJ Merchant Banking, are members of the board of directors of our company. The DLJ Investment Partners funds, which own a substantial portion of the parent company notes, are also affiliates of Credit Suisse First Boston LLC. Further, an affiliate of Credit Suisse First Boston LLC acts as lead arranger and syndication agent in connection with the credit facility for which it receives customary fees and expenses. Credit Suisse First Boston LLC has, from time to time, provided investment banking and other financial advisory services to Advanstar in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse First Boston LLC acted as purchaser in connection with the initial sale of the old notes and the second priority senior secured notes and received either an underwriting discount or fee in connection therewith. See "Certain Relationships and Related Transactions."

        Credit Suisse First Boston LLC has informed us that it does not intend to confirm sales of the new notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse First Boston LLC that, subject to applicable laws and regulations, Credit Suisse First Boston LLC currently intends to make a market in the notes. However, Credit Suisse First Boston LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors—Risks Related to the Notes—There is no existing trading market for the notes, which could make it difficult for you to sell your notes at an acceptable price or at all."

        Credit Suisse First Boston LLC and Advanstar have entered into a registration rights agreement with respect to the use by Credit Suisse First Boston LLC of this prospectus. In that agreement, we agreed to bear all registration expenses incurred under such agreement, and we agreed to indemnify Credit Suisse First Boston LLC against a variety of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for Advanstar by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the related financial statement schedule included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to our offering of the notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.advanstar.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Independent Auditors

To the Stockholder and Board of Directors
of Advanstar Communications Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc., and its Subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001.

As discussed in Note 3, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/s/    PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 20, 2004

Advanstar Communications Inc.

Consolidated Balance Sheet

December 31, 2002 and 2003

(In thousands of dollars, except share and per share data)

	2002	2003
ASSETS
Current assets
Cash and cash equivalents	$18,930	$29,274
Accounts receivable, net of allowance of $1,049 and $1,006 at December 31, 2002 and 2003	23,024	34,560
Prepaid expenses	9,757	8,987
Other	1,208	1,771

Total current assets	52,919	74,592
Property, plant and equipment, net	23,499	23,886
Intangible and other assets
Goodwill	660,808	742,496
Intangibles and other, net	128,800	144,111

Total intangible and other assets, net	789,608	886,607

	$866,026	$985,085

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current maturities of long-term debt	$17,400	$3,700
Accounts payable	19,372	29,460
Accrued compensation	6,320	6,940
Other accrued expenses	24,794	26,371
Deferred revenue	53,039	60,898

Total current liabilities	120,925	127,369
Long-term debt, net of current maturities	540,300	622,369
Deferred income taxes	—	6,990
Other long-term liabilities	4,374	5,322
Due to parent	4,492	3,650
Minority interests	9,782	10,089
Commitments and contingencies (Note 10)
Stockholder's equity
Common stock, $.01 par value, 40,000,000 shares authorized; 1,000,000 shares issued and outstanding at December 31, 2002 and 2003	10	10
Capital in excess of par value	387,367	447,367
Accumulated deficit	(192,146)	(241,594)
Accumulated other comprehensive income (loss)	(9,078)	3,513

Total stockholder's equity	186,153	209,296

	$866,026	$985,085

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Operations

Year Ended December 31, 2001, 2002 and 2003

(In thousands of dollars)

	2001	2002	2003
Revenue	$346,997	$307,183	$323,673
Operating expenses
Cost of production (excluding depreciation)	71,246	62,838	68,524
Selling, editorial and circulation (excluding depreciation)	148,746	124,845	133,333
General and administrative (excluding depreciation)	35,697	35,027	34,555
Restructuring charge	—	—	2,692
Funding of affiliated dot.com company operations (Note 13)	—	39,587	1,121
Amortization of goodwill and other intangibles	85,949	59,899	48,291
Depreciation	8,312	9,233	8,312

Total operating expenses	349,950	331,429	296,828

Operating (loss) income	(2,953)	(24,246)	26,845
Other income (expense)
Interest expense, net	(55,499)	(51,211)	(58,103)
Write-off of deferred financing costs	(4,038)	—	(11,324)
Other income (expense), net	788	2,931	486

Loss before income taxes, minority interests, and cumulative effect of accounting change	(61,702)	(72,526)	(42,096)
Income tax (benefit) provision	(12,648)	(15,478)	6,725
Minority interests	(156)	(474)	(627)

Loss before cumulative effect of accounting change	(49,210)	(57,522)	(49,448)
Cumulative effect of accounting change, net of tax and minority interest	(552)	(66,817)	—

Net loss	$(49,762)	$(124,339)	$(49,448)

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Stockholder's Equity

Years Ended December 31, 2001, 2002 and 2003

(In thousands of dollars)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Capital in Excess of Par Value	Accumulated Deficit
	Shares	Amount				Total
Balances at December 31, 2000	1,000,000	$10	$352,592	$(18,045)	$904	$335,461
Comprehensive loss
Net loss	—	—	—	(49,762)	—
Translation adjustment	—	—	—	—	(2,712)
Change in unrealized loss on derivative financial instruments, net of tax	—	—	—	—	(4,184)
Total comprehensive loss						(56,658)
Capital contribution	—	—	34,775	—	—	34,775
Advances and notes due from affiliate (Note 12)	—	—	(37,192)	—	—	(37,192)

Balances at December 31, 2001	1,000,000	10	350,175	(67,807)	(5,992)	276,386
Comprehensive loss
Net loss	—	—	—	(124,339)	—
Translation adjustment	—	—	—	—	(2,920)
Change in unrealized loss on derivative financial instruments	—	—	—	—	(166)
Total comprehensive loss						(127,425)
Provision for advances and notes due from affiliate (Note 12)	—	—	37,192	—	—	37,192

Balances at December 31, 2002	1,000,000	10	387,367	(192,146)	(9,078)	186,153
Comprehensive loss
Net loss	—	—	—	(49,448)	—
Translation adjustment	—	—	—		8,283
Change in unrealized loss on derivative financial instruments	—	—	—	—	4,308
Total comprehensive loss						(36,857)
Contribution of capital from parent	—	—	60,000	—	—	60,000

Balances at December 31, 2003	1,000,000	$10	$447,367	$(241,594)	$3,513	$209,296

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2001, 2002 and 2003

(In thousands of dollars)

	2001	2002	2003
Cash flows from operating activities
Net loss	$(49,762)	$(124,339)	$(49,448)
Adjustments to reconcile net loss to net cash provided by operating activities
Provision for notes and advances from affiliated dot.com company (Note 13)	—	37,192	—
Cumulative effect of accounting change—transitional goodwill impairment	—	66,817	—
Write-off of deferred financing costs	4,038	—	11,324
Depreciation and amortization	94,261	69,132	56,603
Loss (gain) on derivative financial instruments	1,075	(1,236)	(772)
Undistributed earnings of minority interest holders	156	474	627
Noncash interest	2,378	2,698	3,363
Loss (gain) on disposition of business and other	11	22	661
Provision for bad debts	2,768	1,639	578
Deferred income taxes	(14,925)	(16,605)	6,990
Changes in operating assets and liabilities Accounts receivable	5,498	(1,955)	(365)
Inventories	145	269	188
Prepaid expenses	4,762	2,131	844
Accounts payable and accrued expenses	11,850	(12,114)	16,167
Deferred revenue	(14,804)	(2,654)	1,525
Other	(5,638)	2,804	(2,437)

Net cash provided by operating activities	41,813	24,275	45,848

Cash flows from investing activities
Additions to property, plant and equipment	(7,935)	(7,216)	(7,608)
Acquisitions of publications and trade shows, net of cash acquired	(14,158)	(23,972)	(137,728)
Increase in advances and notes due from affiliate	(20,024)	—	—
Proceeds from sale of assets and other	384	33	3

Net cash used in investing activities	(41,733)	(31,155)	(145,333)

Cash flows from financing activities
Proceeds from revolving credit loan	37,000	11,100	21,000
Payments on revolving credit loan	(3,000)	(8,000)	(50,100)
Proceeds from long-term debt	160,000	—	431,050
Payments of long-term debt	(195,000)	(16,200)	(333,525)
Capital contribution from parent	34,775	—	60,000
Deferred financing costs	(9,001)	(1,785)	(16,962)
Dividends paid to minority interest holders	—	(503)	(1,227)

Net cash provided by (used in) financing activities	24,774	(15,388)	110,236

Effect of exchange rate changes on cash	2,107	(3,438)	(407)

Net increase (decrease) in cash and cash equivalents	26,961	(25,706)	10,344
Cash and cash equivalents
Beginning of year	17,675	44,636	18,930

End of year	$44,636	$18,930	$29,274

The accompanying notes are an integral part of these consolidated financial statements.

Advanstar Communications Inc.

Notes to Consolidated Financial Statements

December 31, 2001, 2002 and 2003

1.    Nature of Business

        The accompanying consolidated financial statements include the accounts of Advanstar Communications Inc., a wholly owned subsidiary of Advanstar, Inc. ("Parent"), and its majority owned subsidiaries (collectively, "Advanstar" or the "Company"). All intercompany accounts and transactions between consolidated entities have been eliminated.

        The Company operates and manages trade shows and conferences; publishes controlled circulation trade and professional periodicals; and markets a broad range of marketing, direct mail and database products and services.

2.    Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost, which approximates fair market value.

  Prepaid Expenses and Other Current Assets

        Prepaid expenses consist primarily of prepaid trade show and conference expenses, prepaid publication production costs and miscellaneous deposits. Event and publication expenses are charged to operations at the time of the related event and at the time of publication issuance. Other current assets consist primarily of paper inventories.

  Property, Plant and Equipment

        Property, plant and equipment consisted of the following at December 31:

(in thousands of dollars)	2002	2003
Land and improvements	$2,416	$2,495
Buildings	5,097	5,327
Furniture, machinery and equipment	30,830	36,818
Leasehold improvements	4,325	5,390

	42,668	50,030
Accumulated depreciation	(19,169)	(26,144)

Property, plant and equipment, net	$23,499	$23,886

        Property, plant and equipment is stated at its original cost and is depreciated on the straight-line basis over the following estimated useful lives:

Land improvements	10-15 years
Buildings	20-40 years
Furniture, machinery and equipment	3-10 years
Leasehold improvements	Shorter of useful life or lease term

        Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to operations.

  Intangible and Other Assets

        Trade exhibitor and advertiser lists are amortized on a double-declining balance method over six years and five years, respectively. For periods prior to April 1, 2001, trade exhibitor and advertiser lists were amortized using the straight-line method over eight years. Subscriber lists and other intangible assets are being amortized on a straight-line basis over three to ten years. Trademarks and trade names are being amortized on a straight-line basis over 20 years.

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. Effective with the adoption of this standard, the Company no longer amortizes goodwill. For periods prior to January 1, 2002, goodwill was amortized on a straight-line basis over an average of 23 years. Goodwill is recorded in the accompanying consolidated balance sheets net of accumulated amortization of $39.3 million at December 31, 2002 and 2003, respectively.

  Impairment of Long-Lived Assets and Goodwill

        The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying value is reduced to the estimated fair value as measured by the associated discounted cash flows.

        Under SFAS No. 142, the Company evaluates goodwill for impairment annually using a two-step test based upon a fair value approach. The first step is used to identify a potential impairment, while the second step calculates the amount of impairment, if any. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Prior to January 1, 2002, the Company evaluated goodwill for impairment using the method described in the preceding paragraph.

  Accrued Expenses

        Accrued expenses consisted of the following at December 31:

(in thousands of dollars)	2002	2003
Derivative instruments	$5,849	$1,535
Interest	8,958	12,958
Security deposits	3,125	3,661
Benefits and severance	1,755	1,206
Taxes	4,166	4,660
Other	941	2,351

	$24,794	$26,371

  Revenue Recognition

        Trade show and conference revenue is recognized in the accounting period in which the event is conducted. Subscription revenue is recognized on a pro rata basis as publications are issued to fulfill the subscription obligations. Advertising revenue is recognized when the publication with the respective advertisement is issued. Deferred revenue is recorded when cash is received in advance of when the event is held or the publication is issued.

        Deferred revenue consisted of the following at December 31:

(in thousands of dollars)	2002	2003
Deferred trade show and conference revenue	$49,752	$49,480
Deferred advertising and subscription revenue	3,287	11,418

Total deferred revenue	$53,039	$60,898

  Foreign Currency Translation

        The Company accounts for translation adjustments related to its investments in foreign entities in accordance with SFAS No. 52, Foreign Currency Translation. Local currencies are considered the functional currencies outside of the U.S. Generally, income and expense items are translated at average rates of exchange prevailing during the year. For operations in local currency environments, assets and liabilities are translated at year end exchange rates with cumulative translation adjustments included as a component of stockholder's equity.

  Financial Derivative Instruments

        Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which required derivative instruments to be recorded on the balance sheet at fair value. Changes in the fair value of derivative financial instruments must be recognized currently in earnings unless specific hedge accounting criteria are met. For those instruments which meet the hedging criteria, gains and losses will be recognized in other comprehensive income rather than in earnings.

        The Company's adoption of SFAS No. 133 on January 1, 2001, resulted in a reduction in income of approximately $0.6 million, net of tax, reported as a cumulative effect of accounting change and a reduction to other comprehensive income of approximately $0.2 million, net of tax.

  Stock-Based Compensation

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for stock options and awards to employees under the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        If the Company had elected to recognize compensation cost based on the fair value of the options granted as prescribed by SFAS No. 123, net loss would have been increased to the pro forma amounts indicated in the table below for the years ended December 31:

(in thousands of dollars)	2001	2002	2003
Net loss—as reported	$(49,762)	$(124,339)	$(49,448)
Less: Pro forma stock-based employee compensation cost	(2,090)	(2,133)	(2,400)

Net loss—pro forma	$(51,852)	$(126,472)	$(51,848)

        See Note 7 for further discussion of the Company's stock compensation plans.

  Comprehensive Income (Loss)

        The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. This statement established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and changes in unrealized loss on derivative financial instruments, and is presented in the accompanying consolidated statements of stockholder's equity.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Ultimate results could differ from these estimates. On an ongoing basis, management reviews its estimates, including those affecting doubtful accounts, valuation of goodwill and intangible assets, and income taxes. Changes in facts and circumstances may result in revised estimates.

  New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities, which addressed accounting for special-purpose and variable interest entities. This interpretation was effective for financial statements issued after December 31, 2002. In September 2003, the FASB issued a Staff Position to allow a deferment of the effective date to the end of the first interim or annual period ending after December 15, 2003, if certain conditions were met. In December 2003, the FASB issued Interpretation No. 46R, Consolidation of Variable Interest Entities, which addresses accounting for special-purpose and variable interest entities and which superseded Interpretation No. 46. The provisions of Interpretation No. 46R are effective for the Company in the first quarter of 2005. Specifically, based upon the Company's preliminary analysis, the Company believes that it will be required to consolidate the operations of Advanstar.com effective January 1, 2005. If the Company consolidates Advanstar.com, management believes the effect of adoption will be to reduce the amount of Advanstar.com losses included in the Company's operating results. The Company does not expect this consolidation to have a material effect on its financial position, results of operations or cash flows.

        In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. SFAS No. 145 amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted SFAS No. 145 effective January 1, 2003. The adoption of SFAS No. 145 resulted in reclassification of the 2001 extraordinary item, net of income tax, into other income (expense). The effect of this reclassification was to increase the (loss) income before income taxes, minority interests, and cumulative effect of accounting change by $4.0 million and to increase the income tax benefit of $1.5 million. This reclassification had no effect on the previously reported 2001 net loss.

3.    Goodwill and Other Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142, which established new standards related to how acquired goodwill and indefinite-lived intangible assets are to be recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements.

        Effective with the adoption of this standard, the Company no longer amortizes goodwill. Instead, SFAS No. 142 requires acquired goodwill to be periodically evaluated for impairment. Upon adoption of the standard, the Company engaged an appraiser to assist in completing a transitional impairment test for its acquired goodwill using a discounted cash flow model. As a result of the impairment analysis, the Company recorded a goodwill impairment charge of $70.9 million in the first quarter of 2002. After minority interest effect of $4.1 million, the net charge was $66.8 million. This charge was attributable to an impairment of the carrying value of goodwill in the Company's trade show operating segment which management believes resulted from a slow-down in the economy and its associated impact on the trade show business. The net charge of $66.8 million was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.

        On a prospective basis, the Company is required to test acquired goodwill on an annual basis based upon a fair value approach. Additionally, goodwill shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

        On July 1, 2003 the Company engaged an appraiser to assist in completing its annual goodwill impairment test of each of its three reporting units. Based on this valuation, which utilized a discounted cash flow method, there was no impairment of goodwill indicated.

        The following table represents a reconciliation of loss before cumulative effect of accounting change and net (loss) income adjusted for the exclusion of goodwill amortization, net of tax, for the year ended December 31, 2001:

(in thousands of dollars)
Reported loss before cumulative effect of accounting change	$(49,210)
Add: Goodwill amortization, net of tax	22,738

Pro forma loss before cumulative effect of accounting change	$(26,472)

Reported net loss	$(49,762)
Add: Goodwill amortization, net of tax	22,738

Pro forma net loss	$(27,024)

        The changes in the carrying amount of goodwill for the year ended December 31, 2003, by operating segment, are as follows:

(in thousands of dollars)	Trade Shows and Conferences	Trade Publications	Marketing Services	Totals
Balances at December 31, 2001	$557,109	$131,932	$30,345	$719,386
Goodwill acquired or finally allocated during the period	6,350	5,482	495	12,327
Transition impairment loss	(70,905)	—	—	(70,905)

Balances at December 31, 2002	492,554	137,414	30,840	660,808
Goodwill acquired or finally allocated during the period	(1,351)	75,685	—	74,334
Goodwill allocated to business disposition	(787)	(639)	—	(1,426)
Foreign currency translation	6,679	1,863	238	8,780

Balances at December 31, 2003	$497,095	$214,323	$31,078	$742,496

        Intangible and other assets consist of the following at December 31:

(in thousands of dollars)	2002	2003
Trade exhibitor lists	$161,492	$161,558
Advertiser lists	39,673	62,501
Subscriber lists	23,978	28,749
Trade names and trademarks	—	18,016
Other intangible assets	8,097	21,593
Deferred financing costs	22,367	21,942

	255,607	314,359
Accumulated amortization	(126,807)	(170,248)

Total intangible and other assets, net	$128,800	$144,111

        The allocated fair value of intangible assets acquired during 2002 and 2003 was as follows:

(in thousands of dollars)	2002	2003
Trade exhibitor lists	$1,636	$—
Advertiser lists	6,728	24,419
Subscriber lists	1,796	5,091
Trade names and trademarks	—	17,948
Other intangible assets	3,298	14,752

	$13,458	$62,210

        Amortization expense related to intangible assets for 2001, 2002 and 2003 was $61.1 million, $59.9 million and $48.3 million, respectively.

        Estimated amortization expense of intangible assets for the next five years is as follows:

(in thousands of dollars)
2004	$45,788
2005	38,616
2006	28,933
2007	7,292
2008	2,025

4.    Acquisitions

        All acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since their respective dates of acquisition.

        In May 2001, the Company contributed SeCA, the Company's French call center event, to a joint venture, MMStars. The transaction required certain approvals by French governmental authorities. Final approval was obtained in September 2001. Upon approval of the French governmental authorities and completion of the purchase price allocation, the Company consolidated MMStars and recorded a minority interest of $6.3 million representing the minority stockholder's proportional share of MMStars' equity at the joint venture's formation date. In the formation of the joint venture, the minority investor made an asset contribution equal to its ownership interest. Thus, no gain or loss was recognized upon formation of the joint venture.

        On August 22, 2001, the Company acquired the TechLearn conference for approximately $6.0 million in cash and assumed liabilities and a $6.0 million note payable, due in 36 equal monthly installments through 2004. The excess of purchase price over the fair value of the assets acquired has been recorded as goodwill of $11.5 million.

        From January 1, 2001 through December 31, 2001, the Company completed two other acquisitions of trade shows, conferences, and publishing properties, including the outstanding minority interest in Advanstar Wideband, with a cumulative purchase price of $8.3 million.

        On January 9, 2002, the Company acquired AIIM International Exposition and Conference for approximately $11.9 million in cash and assumed liabilities.

        On October 3, 2002, the Company acquired HT—the Magazine for Healthcare Travel Professionals for approximately $11.1 million in cash and assumed liabilities.

        From January 1, 2002 through December 31, 2002, the Company completed two other acquisitions of publishing properties with a cumulative purchase price of $1.0 million in cash.

        From January 1, 2003 through December 31, 2003, the Company acquired intangible assets, primarily customer relationships, of approximately $0.7 million in cash and paid an additional $0.5 million contingent purchase price related to its 2002 acquisition of HT—the Magazine for Healthcare Travel Professionals.

        On October 1, 2003, the Company purchased a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation and its subsidiaries ("Thomson") for $150.7 million, including $136.5 million in cash (including related fees and expenses) and $14.1 million of liabilities assumed.

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed in the Thomson acquisition at October 1, 2003.

(in thousands of dollars)
Current assets	$12,878
Property, plant and equipment	1,233
Intangible assets
Advertiser lists	23,842
Subscriber lists	5,091
Trade names and trademarks	17,948
Noncompetition agreement	13,591
Other intangible assets	957
Goodwill	75,110

Total assets acquired	150,650

Current liabilities	14,111

Total liabilities assumed	14,111

Net assets acquired	$136,539

        The $61.4 of intangible assets have a weighted average useful life of approximately nine years.

        Current liabilities of $14.1 million assumed, include approximately $1.0 million of severance costs pursuant to the Company's plan to sever certain employees of Thomson. All effected employees were severed as of December 31, 2003. The balance of accrued severance at December 31, 2003, was $1.0 million.

        The following are unaudited pro forma operating results as if the Thomson acquisition had taken place at January 1, 2002. The pro forma operating results related to all other 2001 and 2002 acquisitions discussed above were immaterial.

(in thousands of dollars)	2002	2003
Revenue	$394,685	$387,072
Loss before cumulative effect of accounting change	(66,269)	(59,561)
Net loss	(133,086)	(59,561)

5.    Financial Derivative Instruments

        The Company uses derivative instruments to manage exposure to interest rate and foreign currency risks. The Company's objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impact of these exposures.

  Interest Rate Risk

        Variable rate debt instruments are subject to interest rate risk. In 2001 the Company entered into an interest rate collar agreement expiring February 2004, to manage its exposure to interest rate movements on a portion of its variable rate debt obligations. The effective portion of the cumulative gain or loss on interest rate collar agreement is reported as a component of accumulated other comprehensive income in stockholder's equity and is recognized in earnings as the underlying interest expense is incurred. The ineffective portion of the interest rate collar and swap agreements is recognized in current earnings. The Company uses a portion of these agreements as hedges of the Company's second priority senior secured floating rate notes described below. Gains and losses on the undesignated portion of these agreements at the end of each fiscal quarter (which are calculated as the net amount payable upon termination at the date of determination), will be recognized in current earnings.

        In May 2003 the Company entered into an interest rate swap agreement expiring November 2005, and subsequently terminated the agreement in December 2003. The net gain at termination of approximately $0.2 million will continue to be reported in accumulated other comprehensive income and amortized into earnings over the original contract term.

        In connection with the Company's private placement of $360 million of second priority senior secured notes in August 2003 and the use of proceeds therefrom to repay and terminate all outstanding term A loans under its credit facility and all but $25.0 million of the outstanding term B loans under its credit facility (Note 6), the Company reclassified approximately $1.8 million of deferred losses previously reported as a component of accumulated other comprehensive income into other expense in the quarter ended September 30, 2003.

  Foreign Currency Risk

        Certain forecasted transactions are exposed to foreign currency risk. Foreign currencies hedged are the Euro, British Pound Sterling and the Brazilian Real. These forward contracts are not designated as hedging instruments under SFAS No. 133 but are used to manage the impact of the variability in exchange rates. Changes in the fair value of these foreign exchange contracts are recognized in current earnings.

        At December 31, 2003, the Company had foreign exchange derivative contracts to sell with a notional amount totaling $7.5 million and to buy totaling $2.4 million. The estimated fair value of the foreign exchange contracts based upon market quotes was a net liability of $0.1 million at December 31, 2003.

  Accumulated Other Comprehensive Income (Loss)

        The following table summarizes the effects of SFAS No. 133 on the Company's accumulated other comprehensive income at December 31, 2002 and 2003:

(in thousands of dollars)	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
Accumulated other comprehensive (loss) income balance at December 31, 2001	$(4,189)	$5	$(4,184)
Unwound from accumulated other comprehensive income (loss) during the period	6,856	(5)	6,851
Mark to market hedge contracts	(7,017)	—	(7,017)

Accumulated other comprehensive loss balance at December 31, 2002	(4,350)	—	(4,350)
Unwound from accumulated other comprehensive income during the period	5,739	—	5,739
Mark to market hedge contracts	(1,431)	—	(1,431)

Accumulated other comprehensive loss balance at December 31, 2003	$(42)	$—	$(42)

        At December 31, 2003, the Company estimates that it will reclassify out of accumulated other comprehensive income approximately $0.2 million of deferred losses into earnings within the next 12 months.

        The fair value of the Company's derivatives was a net liability position of $6.6 million and $1.5 million at December 31, 2002 and 2003, respectively, of which $5.8 million and $1.5 million is included in accrued liabilities at December 31, 2003 and 2003, respectively, and $0.8 million is included in other long-term liabilities at December 31, 2002, in the accompanying consolidated balance sheets.

  Statement of Operations

        The following tables summarize the effects of SFAS No. 133 on the Company's statement of operations related to the ineffective portion of the Company's interest rate collar agreements and changes in the fair value of foreign exchange contracts not designated as hedging instruments for the years ended December 31, 2002 and 2003:

(in thousands of dollars)	Interest Rate Collar Agreements	Foreign Exchange Contracts	Total
Year ended December 31, 2002
Other (expense) income	$(105)	$649	$544

Total statement of operations impact before taxes	$(105)	$649	$544

Year ended December 31, 2003
Other income (expense)	$1,178	$(96)	$1,082

Total statement of operations impact before taxes	$1,178	$(96)	$1,082

6.    Debt

  Credit Facility

        The credit facility (the "Credit Facility") consisted of (i) $415.0 million of term loans A and B payable in quarterly installments through October 11, 2007, and (ii) $80.0 million of revolving loans availability through April 11, 2007. The Credit Facility contained restrictive covenants which required the Company to, among other things, maintain a maximum quarterly leverage ratio (as defined) that declined quarterly through the fourth quarter of 2004, and maintain a minimum fixed charge ratio (as defined).

        In connection with its private placement in August 2003 described below, the Company and the lenders amended its Credit Facility to permit the private placement and the proposed use of the proceeds thereof, to eliminate the leverage ratio covenant and amended certain other covenants contained in the Credit Facility and reduce the revolving loan commitments thereunder from $80.0 million to $60.0 million. Failure of the Company to comply with the current covenants may cause an event of default under the Credit Facility. Borrowings under the Credit Facility are collateralized by substantially all of the Company's assets.

  Senior Secured Notes

        On August 18, 2003, the Company issued $360.0 million of second priority senior secured notes (the "August senior secured notes"). On September 25, 2003, the Company issued an additional $70.0 million of second priority senior secured notes (the "September senior secured notes") which were issued at a premium (together with the August senior secured notes, the "Senior Secured Notes"). The Senior Secured Notes were issued in two tranches: $130.0 million of Second Priority Senior Secured Floating Rate Notes due 2008, which require quarterly amortization equal to 0.25% of the principal amount thereof (the "floating rate notes"), and $300.0 million of 10.75% Second Priority

Senior Secured Notes due 2010. Interest on the floating rate notes is payable at a rate equal to three-month LIBOR, which is reset quarterly, plus 7.5%. Each tranche of the notes is collateralized by second priority liens on substantially all the collateral pledged against borrowings under the Company's Credit Facility (other than the capital stock of certain of its subsidiaries and assets of its parent companies). The notes contain restrictive covenants that, among other things, limit the Company's ability to incur debt, pay dividends and make investments. The Company entered into a registration rights agreement in connection with the private placement pursuant to which the Company has registered substantially all of the notes.

        The Company used the net proceeds from the August senior secured notes offering to repay and terminate all outstanding term A loans under its credit facility and all but $25.0 million of the outstanding term B loans and a portion of its revolving credit borrowings under its Credit Facility. The Company used the net proceeds of the September senior secured notes offering to acquire a portfolio of healthcare industry magazines and related custom service projects from the Thomson Corporation (Note 4).

        The Senior Secured Notes are fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The financial covenants under the Senior Secured Notes include limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments.

  Senior Subordinated Notes

        The Company's $160.0 million unsecured, 12% senior subordinated notes due 2011 (the "Senior Subordinated Notes") require semiannual interest-only payments on February 15 and August 15 of each year. The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company's wholly owned domestic subsidiaries. The financial covenants under the Senior Subordinated Notes include limitations on certain asset dispositions, payments, debt incurrence, dividends and other restricted payments.

        Long-term debt consists of the following at December 31 (in thousands):

(in thousands of dollars)	2002	2003
Term loan A, interest at LIBOR plus 3.75%	$75,000	$—
Term loan B, interest at LIBOR plus 4.50%; 5.64% at December 31, 2003, due quarterly through October 11, 2008	280,800	25,000
Revolving credit loan, interest at LIBOR plus 3.75%; 4.66% and 4.87% at December 31, 2002 and 2003, respectively, due April 11, 2007	37,100	8,000
Second priority senior secured floating rate notes, interest at LIBOR plus 7.5%, due 2008	—	129,675
10.75% Second priority senior secured notes, due 2010, plus unamortized premium of $994 at December 31, 2003	—	300,994
12% Senior subordinated notes, due 2011	160,000	160,000
Acquisition note payable, interest at 5.5%, due monthly through 2004	4,000	2,000
Acquisition note payable, interest at 6%, due April 1, 2004	800	400

	557,700	626,069
Less: Current maturities	(17,400)	(3,700)

	$540,300	$622,369

        Based on the borrowing rates currently available to the Company for debt instruments with similar terms and average maturities, the fair value of long-term debt was below its carrying value by approximately $35.2 million at December 31, 2002, and the fair value of long-term debt exceeded its carrying value by approximately $33.2 million at December 31, 2003.

        Cash paid for interest for the years ended December 31, 2001, 2002 and 2003, was approximately $45.7 million, $49.1 million and $51.1 million, respectively.

        Annual maturities of long-term debt for the next five years (excluding amortization of premium) are as follows:

(in thousands of dollars)
2004	$3,700
2005	1,300
2006	1,300
2007	9,300
2008	149,475
Thereafter	460,000

$625,075

7.    Stockholder's Equity

  2000 Management Incentive Plan

        On October 12, 2000, Advanstar Holdings Inc. ("Holdings"), the Parent company of Advanstar, Inc., adopted the 2000 Management Incentive Plan. A maximum of 4,047,789 shares of Holdings are authorized for grant to participants under the 2000 Management Incentive Plan. Options are granted by Holdings' board of directors at an exercise price of not less than the fair value of Holdings common stock at the date of grant and vest over a maximum of nine years. Shares available for grant under the 2000 Management Incentive Plan totaled 204,039 at December 31, 2003.

        For purposes of computing compensation cost of stock options granted, as summarized in Note 2, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31:

	2001	2002	2003
Expected dividend yield	—	—	—
Expected stock price volatility	76.8%	37.6%	36.0%
Risk-free interest rate	4.9%	5.0%	3.8%
Expected life of options	7.5 years	7.0 years	7.0 years

        The Company uses comparable public companies in its industry for estimating its expected stock price volatility. The Company has not declared or paid any cash dividends in the past. Under terms of the Company's Credit Facility, the Company is prohibited from paying cash dividends without prior approval of the lenders, as defined in the Credit Facility.

        A summary of stock option activity under the Plan and the 2000 Management Incentive Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2000	3,255,000	$10.00
Granted	115,000	10.00
Cancelled	(445,000)	10.00

Outstanding at December 31, 2001	2,925,000	10.00
Granted	575,000	10.00
Cancelled	(256,250)	10.00

Outstanding at December 31, 2002	3,243,750	10.00
Granted	600,000	10.00
Cancelled	—	—

Outstanding at December 31, 2003	3,843,750	$10.00

        At December 31, 2002 and 2003, the outstanding stock options had a weighted average remaining contractual life of 8.1 and 7.6 years, respectively, and an exercise price of $10.00 per option. Of the options outstanding at December 31, 2002 and 2003, 1,013,500 and 1,596,600, respectively, were exercisable. The weighted average fair value of grants, as estimated using the Black-Scholes option pricing model, for the years ended December 31, 2001, 2002 and 2003, was $5.62, $5.42 and $5.34 per option, respectively.

8.    401(k) Plan

        The Company has a 401(k) savings plan and trust (the "401(k) Plan") available to employees of the Company and its domestic subsidiaries. All domestic employees who have completed one year of service and are at least 21 years of age are eligible to participate in the 401(k) Plan. The Company is required to make a matching contribution to the 401(k) Plan and may also make discretionary contributions to the 401(k) Plan. Eligible employees are vested 100% in their own contributions. Contributions made by the Company vest in equal installments over five years. Total contribution expense was $1.3 million for the year ended December 31, 2001, $1.2 million for the year ended December 31, 2002, and $1.2 million for the year ended December 31, 2003.

9.    Income Taxes

        The Company's taxable income or loss is included in the consolidated federal income tax return of the Parent. Federal income taxes are paid to or refunded by the Parent pursuant to the terms of a tax-sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. Taxes payable to the Parent of approximately $6.6 million at December 31, 2003, are included in due to Parent in the accompanying consolidated balance sheet.

        Cash paid for income taxes during the years ended December 31, 2001, 2002 and 2003, was approximately $1.2 million, $0.8 million and $0.3 million, respectively.

        The summary of income (loss) before provision (benefit) for income taxes, minority interests and accounting change were as follows for the years ended December 31:

(in thousands of dollars)	2001	2002	2003
Domestic	$(57,455)	$(72,369)	$(37,586)
Foreign	(4,247)	(157)	(4,510)

	$(61,702)	$(72,526)	$(42,096)

        The (benefit) provision for income taxes is comprised of the following for the years ended December 31:

(in thousands of dollars)	2001	2002	2003
Current
Federal	$—	$(820)	$—
State	—	59	—
Foreign	2,277	1,888	(265)
Deferred	(14,925)	(16,605)	6,990

Total (benefit) provision	$(12,648)	$(15,478)	$6,725

        The Company accounts for income taxes following the provisions of SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of differing amounts that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

        Significant components of the Company's deferred income taxes were as follows at December 31:

(in thousands of dollars)	2002	2003
Net current deferred tax asset
Accounts receivable	$14,845	$15,287
Accrued expenses and other	2,474	4,789
Prepaid and other	(3,186)	(3,196)

Total net current deferred tax asset	14,133	16,880
Net noncurrent deferred tax asset
Property, plant and equipment	1,128	575
Identifiable intangible assets	(9,214)	5,230
Goodwill	3,955	(6,990)
U.S. net operating loss carryforwards	12,008	21,132
Foreign jurisdiction net operating loss carryforwards	5,664	7,616
Financial derivatives	1,933	1,075
AMT credit carryforwards	453	453

Total net noncurrent deferred tax asset	15,927	29,091
Valuation allowance	(30,060)	(52,961)

Net deferred income tax assets (liabilities)	$—	$(6,990)

        Prior to December 31, 2002, the Company had a net deferred tax liability in the U.S. tax jurisdiction and management expected the Company's deferred tax assets to be realized through offset against reversals of the Company's deferred tax liabilities. However at December 31, 2002, the Company had a net deferred tax asset of approximately $30.1 million. The increase in net deferred tax assets resulted primarily from the accelerated amortization of intangible assets and the write down of the carrying value of goodwill for financial reporting purposes. The Company has established a valuation allowance to offset all of these net deferred tax assets due to uncertainty about ultimate realization. During 2003, the continuing amortization of goodwill for income tax purposes resulted in the reduction in tax basis of goodwill to a tax effected amount $7.0 million less than the carrying value of goodwill for financial reporting purposes at December 31, 2003. Because goodwill is not amortized for financial reporting purposes, the Company has established a deferred tax liability equal to this basis difference and has increased the valuation allowance by the same amount.

        At December 31, 2002 and 2003, the Company had net operating loss carryforwards of approximately $48.7 million and $73.7 million, respectfully. Of these losses, approximately $14.2 million and $19.0 million are related to losses generated by the Company's operations in foreign tax jurisdictions whose use are subject to the tax laws of such foreign jurisdictions and will be limited by the ability of such foreign entities to generate taxable income. Of the total operating loss carryforwards, approximately $19.0 million have no expiration date and approximately $54.7 million expire at various dates beginning in 2021.

        A reconciliation of the Company's provision (benefit) for income taxes at the federal statutory rate to the reported income tax provision (benefit) is as follows:

		2002
(in thousands of dollars)	2001	Income (Loss) Before Tax Provision, Minority Interests, Extraordinary Items, and Accounting Change	Cumulative Effect of Accounting Change, Net of Tax and Minority Interest	Total	2003
Income tax benefit at statutory rates	$(21,555)	$(25,384)	$(23,386)	$(48,770)	$(14,734)
Nondeductible amortization	7,270	—	—	—	—
Nondeductible goodwill impairment	—	—	9,790	9,790	—
Change in valuation allowance	2,754	10,817	15,266	26,083	22,901
State taxes, net of federal benefit	(1,612)	(1,813)	(1,670)	(3,483)	(1,052)
Foreign provision in excess of U.S. rates	684	260	—	260	(530)
Other, net	(189)	642	—	642	140

(Benefit) provision for income taxe	$(12,648)	$(15,478)	$—	$(15,478)	$6,725

10.    Commitments and Contingencies

  Leases

        The Company has long-term operating leases for office space and office equipment. The leases generally require the Company to pay maintenance, insurance, taxes and other expenses in addition to minimum annual rentals. Building and equipment rent expense, including an allocation of certain facility operating expenses, was $7.1 million, $7.4 million and $7.8 million for the years ended December 31, 2001, 2002 and 2003, respectively. Future minimum rent commitments under operating leases with initial terms of one year or more are as follows:

(in thousands of dollars)
2004	$6,458
2005	6,151
2006	5,190
2007	4,068
2008	3,855
Thereafter	3,196

  Litigation

        The Company is a defendant in legal proceedings arising in the ordinary course of business. Although the outcome of these proceedings cannot presently be determined, in the opinion of management, disposition of these proceedings will not have a material effect on the results of operations or financial position of the Company.

11.    Segments

        The Company follows the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and has three reportable segments: trade shows and conferences, trade publications and marketing services. The trade show and conference segment allows exhibitors a cost-effective means to showcase and sell products and services while developing business relationships with potential customers. The Company's trade publications segment provides new product and educational information to readers and allows advertisers to reach highly targeted and select business audiences. The marketing services segment offers customers mailing lists from the Company's subscriber and attendee databases; editorial and advertising reprints; direct mail postcards; and classified, recruitment and industry directory advertising.

        The Company evaluates the performance of, and allocates resources to, its segments based on contribution margin—defined as net revenue less cost of production and selling, editorial, and circulation costs. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales or transfers. Segment assets are primarily intangible assets, prepaid expenses and accounts receivable. Revenues, contribution margins and segment assets of the Company's reportable segments are as follows:

(in thousands of dollars)	Trade Shows and Conferences	Trade Publications	Marketing Services	Corporate and Other	Total
Year ended December 31, 2001
Net revenue	$186,250	$142,607	$17,168	$972	$346,997
Contribution margin (loss)	86,911	35,464	8,788	(4,158)	127,005
Segment assets	688,223	188,842	32,750	90,964	1,000,779
Year ended December 31, 2002
Net revenue	159,075	131,106	15,678	1,324	307,183
Contribution margin (loss)	80,865	36,364	6,579	(4,308)	119,500
Segment assets	586,406	183,954	32,599	63,067	866,026
Year ended December 31, 2003
Net revenue	155,507	152,157	14,975	1,034	323,673
Contribution margin (loss)	73,981	47,061	5,732	(4,958)	121,816
Segment assets	561,550	279,792	33,349	110,394	985,085

        The reconciliation of total segment contribution margin to consolidated (loss) income before taxes, minority interests and cumulative effect of accounting change is as follows for the years ended December 31:

(in thousands of dollars)	2001	2002	2003
Total segment contribution margin	$127,005	$119,500	$121,816
General and administrative expense	(35,697)	(35,027)	(34,555)
Restructuring charge	—	—	(2,692)
Funding of affiliated dot.com company operations	—	(39,587)	(1,121)
Depreciation and amortization	(94,261)	(69,132)	(56,603)
Other expense (primarily interest)	(58,749)	(48,280)	(68,941)

Consolidated loss before taxes, minority interest and cumulative effect of accounting change	$(61,702)	$(72,526)	$(42,096)

        Financial information relating to the Company's operations by geographic area is as follows for the years ended December 31:

(in thousands of dollars)	2001	2002	2003
Net Revenue
United States	$309,736	$276,784	$299,767
International	37,261	30,399	23,906

	$346,997	$307,183	$323,673

        Revenues are primarily attributed to countries based on the location of customers.

(in thousands of dollars)	2002	2003
Long-Lived Assets
United States	$752,766	$845,309
International	60,341	65,184

	$813,107	$910,493

12.    Restructuring Activities

        In September 2003, the Company consolidated its midtown New York leased office space from two floors to one. These actions resulted in a third quarter charge of approximately $2.1 million. In December 2003, the Company consolidated its Chester, U.K. leased office space, resulting in a fourth quarter charge of approximately $0.6 million. These activities included a charge for the present value of future facility rental payments, net of sublease income, of $2.3 million and incurred other relocation costs and expenses of $0.4 million. The Company will continue to pay facility lease costs, net of sublease income, associated with the previously used facilities through August 2015. The accrual balance at December 31, 2003 is $2.4 million which principally represents remaining facility lease costs, of which approximately $0.5 million is included in accrued liabilities and approximately $1.9 million is included in other long-term liabilities in the accompanying consolidated balance sheet at December 31, 2003.

13.    Relationship with Advanstar.com, Inc.

        Advanstar.com, Inc. ("Advanstar.com"), an affiliate of the Company, operates the Company's event and publication-related web sites and develops certain enhanced web opportunities to serve the Company's customers in selected industries. The Company provides Advanstar.com with certain administrative support services and charges for these services based on a general overhead charge. In addition, selected sales, editorial, marketing and production staff of the Company are shared with Advanstar.com. The Company also provides Advanstar.com with marketing and promotional support through advertising pages in its trade publications and exhibit space in its trade shows. In return, Advanstar.com provides support on its web sites for the Company's trade publications and trade shows.

        In the third quarter of 2001, certain events, including the slowdown in the economy, the changing business environment and continuing operating losses of Advanstar.com, caused management of Advanstar, Inc. to consider certain transactions between its two sister subsidiaries, the Company and Advanstar.com, to satisfy the outstanding advances and notes due to the Company from Advanstar.com. Accordingly, the Company has accounted for the approximately $37.2 million in accumulated advances and notes to Advanstar.com as a charge to capital in excess of par value in the December 31, 2001 consolidated balance sheet, pending final determination of the disposition of these advances and notes. The accumulated advances and notes to Advanstar.com were $20.5 million at December 31, 2000. Net advances and notes of approximately $16.7 million were made during 2001. In the first quarter of 2002, management of Advanstar, Inc. began to consider the further consolidation of the activities of Advanstar.com with the Company, or a merger of Advanstar.com into the Company. Consequently, in response to the changing business environment and continuing operating losses of Advanstar.com, the Company recorded a first quarter 2002 noncash charge to operations of $37.2 million related to a provision against the outstanding advances and notes due to the Company from Advanstar.com at December 31, 2001.

        In 2002 the Company began recording the advances and notes issued as an operating expense on the Company's consolidated statement of operations, as a reflection of the ongoing nature of the operations of Advanstar.com in support of the Company's operations as a result of the restructuring of the activities of Advanstar.com in 2001. Net new advances and notes charged to the Company's operations during the year ended December 31, 2002 and 2003, were approximately $2.4 million and $1.1 million, respectively.

14.    Related-Party Transactions

  Financial Advisory Fees and Agreements

        In 2001, Credit Suisse First Boston Corporation ("CSFB"), an affiliate of the DLJ Merchant Banking funds, acted as the Company's financial advisor in connection with the issuance of, and was an initial purchaser of, the Senior Subordinated Notes. The Company paid customary fees to CSFB as compensation for those services. DLJ Capital Funding, an affiliate of the DLJ Merchant Banking funds, received customary fees and reimbursement of expenses in connection with the bridge financing. The aggregate amount of all fees paid to the CSFB entities in connection with these financings during 2001 was approximately $7.3 million, including out-of-pocket expenses.

        In 2003, CSFB, acted as the Company's financial advisor in connection with the issuance of, and was an initial purchaser of, the Senior Secured Notes. The Company paid customary fees to CSFB as compensation for those services. The aggregate amount of all fees paid to the CSFB entities in connection with these financings during 2003 was approximately $10.4 million, including out-of-pocket expenses.

  Parent Company Notes

        The Company's Parent, Advanstar, Inc., issued the Discount Notes in October 2000 with a principal amount at maturity of $103.2 million. In February 2001, Advanstar, Inc. sold additional senior discount notes due October 2011 with an additional aggregate principal amount at maturity of $68.6 million. These notes do not require cash interest payments until 2006. Neither the Company nor any of its subsidiaries guaranteed the senior discount notes. Advanstar, Inc., however, is a holding company and its ability to pay interest on these senior discount notes will be dependent upon the receipt of dividends from its subsidiaries, including the Company. The credit facility and the Senior Subordinated Notes impose substantial restrictions on the Company's and its subsidiaries' ability to pay dividends.

15.    Supplemental Guarantor Condensed Consolidating Financial Statements

  Basis of Presentation

        The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company and its wholly owned domestic subsidiaries. The subsidiary guarantors are Art Expositions International, Inc., MAGIC and Applied Business TeleCommunications. The condensed consolidating financial statements of the guarantors are presented below and should be read in connection with the consolidated financial statements of the Company. Separate financial statements of the guarantors are not presented because the guarantors are jointly, severally, fully, and unconditionally liable under the guarantees and the Company believes the condensed consolidating financial statements presented are sufficiently meaningful in understanding the financial position and results of the guarantors.

        There are no significant restrictions on the ability of the subsidiary guarantors to make distributions to the Company.

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2001

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$234,428	$71,777	$40,792	$—	$346,997
Operating expenses
Cost of production and selling, editorial and circulation	164,355	22,054	33,583	—	219,992
General and administrative	29,077	1,087	5,533	—	35,697
Depreciation and amortization	47,698	40,184	6,379	—	94,261

Total operating expenses	241,130	63,325	45,495	—	349,950

Operating (loss) income	(6,702)	8,452	(4,703)	—	(2,953)
Other income (expense)
Interest expense, net	(54,171)	—	(1,328)	—	(55,499)
Write off of deferred financing costs	(4,038)	—	—	—	(4,038)
Other income, net	381	—	407	—	788

(Loss) income before income taxes, minority interests and cumulative effect of accounting change	(64,530)	8,452	(5,624)	—	(61,702)
(Benefit) provision for income taxes	(17,432)	2,507	2,277	—	(12,648)
Minority interests	136	—	(292)	—	(156)
Equity in earnings of subsidiaries	(2,248)	—	—	2,248	—

(Loss) income cumulative effect of accounting change	(49,210)	5,945	(8,193)	2,248	(49,210)
Cumulative effect of accounting change	(552)	—	—	—	(552)

Net (loss) income	$(49,762)	$5,945	$(8,193)	$2,248	$(49,762)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2001

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities
Net (loss) income	$(49,762)	$5,945	$(8,193)	$2,248	$(49,762)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Equity in earnings of subsidiaries	2,248	—	—	(2,248)	—
Extraordinary item—early extinguishment of debt	2,556	—	—	—	2,556
Loss on derivative financial instruments	1,075	—	—	—	1,075
Depreciation and amortization	47,698	40,184	6,379	—	94,261
Other noncash items	(6,876)	(11,166)	9,912	—	(8,130)
Change in working capital items	29,202	(34,211)	6,822	—	1,813

Net cash provided by operating activities	26,141	752	14,920	—	41,813

Cash flows from investing activities
Additions to property, plant and equipment	(6,701)	(753)	(481)	—	(7,935)
Acquisitions of publications and trade shows, net of proceeds	(7,346)	—	(6,428)	—	(13,774)
Increase in advances and notes due from affiliate	(20,024)	—	—	—	(20,024)

Net cash used in investing activities	(34,071)	(753)	(6,909)	—	(41,733)

Cash flows from financing activities
Proceeds from sale of common stock and capital contributions	34,775	—	—	—	34,775
Payments of long-term debt, net	(1,000)	—	—	—	(1,000)
Deferred financing costs	(9,000)	—	(1)	—	(9,001)

Net cash provided by (used in) financing activities	24,775	—	(1)	—	24,774

Effect of exchange rate changes on cash	6,325	—	(4,218)	—	2,107

Net increase (decrease) in cash and cash equivalents	23,170	(1)	3,792	—	26,961
Cash and cash equivalents
Beginning of year	10,736	1	6,938	—	17,675

End of year	$33,906	$—	$10,730	$—	$44,636

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

December 31, 2002

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$12,282	$—	$6,648	$—	$18,930
Accounts receivable, net	20,167	29	2,828	—	23,024
Prepaid expenses	6,163	1,673	1,921	—	9,757
Other	1,159	—	49	—	1,208

Total current assets	39,771	1,702	11,446	—	52,919
Noncurrent assets
Property, plant and equipment, net	21,707	898	894	—	23,499
Deferred tax asset	21,113	—	—	(21,113)	—
Intangible and other assets, net	422,073	301,366	66,169	—	789,608
Investments in subsidiaries	543,029	—	—	(543,029)	—
Intercompany receivable	—	185,023	29,120	(214,143)	—

	$1,047,693	$488,989	$107,629	$(778,285)	$866,026

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current maturities of long-term debt	$17,400	$—	$—	$—	$17,400
Accounts payable	14,556	1,162	3,654	—	19,372
Accrued liabilities	23,385	6,516	1,213	—	31,114
Deferred revenue	29,327	19,213	4,499	—	53,039

Total current liabilities	84,668	26,891	9,366	—	120,925
Long-term debt, net of current maturities	540,300	—	—	—	540,300
Deferred income taxes and other long-term liabilities	4,139	21,113	235	(21,113)	4,374
Intercompany payable	214,143	—	—	(214,143)	—
Due to parent	4,492	—	—	—	4,492
Minority interests	9,068	—	714	—	9,782
Stockholder's equity
Common stock	10	3	488	(491)	10
Capital in excess of par value	387,367	438,117	120,738	(558,855)	387,367
(Accumulated deficit) retained earnings	(192,146)	2,865	(19,182)	16,317	(192,146)
Accumulated other comprehensive loss	(4,348)	—	(4,730)	—	(9,078)

Total stockholder's equity	190,883	440,985	97,314	(543,029)	186,153

	$1,047,693	$488,989	$107,629	$(778,285)	$866,026

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2002

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$208,668	$64,364	$34,151	$—	$307,183
Operating expenses
Cost of production and selling, editorial and circulation	138,753	22,411	26,519	—	187,683
General and administrative	28,228	1,224	5,575	—	35,027
Funding of affiliated company operations	39,587	—	—	—	39,587
Depreciation and amortization	36,703	28,770	3,659	—	69,132

Total operating expenses	243,271	52,405	35,753	—	331,429

Operating (loss) income	(34,603)	11,959	(1,602)	—	(24,246)
Other income (expense)
Interest expense, net	(50,849)	—	(362)	—	(51,211)
Other income, net	953	—	1,978	—	2,931

(Loss) income before income taxes and minority interests	(84,499)	11,959	14	—	(72,526)
(Benefit) provision for income taxes	(21,848)	4,487	1,883	—	(15,478)
Minority interests	(176)	—	(298)	—	(474)
Equity in earnings of subsidiaries	(9,284)	—	—	9,284	—

(Loss) income before extraordinary item and accounting change	(72,111)	7,472	(2,167)	9,284	(57,522)
Cumulative effect of accounting change	(52,228)	(10,501)	(4,088)	—	(66,817)

Net loss	$(124,339)	$(3,029)	$(6,255)	$9,284	$(124,339)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2002

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities
Net loss	$(124,339)	$(3,029)	$(6,255)	$9,284	$(124,339)
Adjustments to reconcile net loss to net cash provided by operating activities
Equity in earnings of subsidiaries	9,284	—	—	(9,284)	—
Gain on derivative financial instruments	(1,236)	—	—	—	(1,236)
Provision for notes and advances from affiliated dot.com company	37,192	—	—	—	37,192
Transition goodwill impairment	52,228	10,501	4,088	—	66,817
Deferred income taxes	(20,788)	4,306	(123)	—	(16,605)
Depreciation and amortization	36,703	28,770	3,659	—	69,132
Other noncash items	4,527	—	306	—	4,833
Change in working capital items	29,713	(40,304)	(928)	—	(11,519)

Net cash provided by operating activities	23,284	244	747	—	24,275

Cash flows from investing activities
Additions to property, plant and equipment	(6,602)	(244)	(370)	—	(7,216)
Acquisitions of publications and trade shows, net of proceeds	(23,424)	—	(515)	—	(23,939)

Net cash used in investing activities	(30,026)	(244)	(885)	—	(31,155)

Cash flows from financing activities
Payments of long-term debt, net	(13,100)	—	—	—	(13,100)
Dividends paid to minority interest holders	—	—	(503)	—	(503)
Deferred financing costs	(1,785)	—	—	—	(1,785)

Net cash used in financing activities	(14,885)	—	(503)	—	(15,388)

Effect of exchange rate changes on cash	3	—	(3,441)	—	(3,438)

Net decrease in cash and cash equivalents	(21,624)	—	(4,082)	—	(25,706)
Cash and cash equivalents
Beginning of year	33,906	—	10,730	—	44,636

End of year	$12,282	$—	$6,648	$—	$18,930

Advanstar Communications Inc.

Condensed Consolidating Balance Sheets

December 31, 2003

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$21,568	$—	$7,706	$—	$29,274
Accounts receivable, net	30,256	—	4,304	—	34,560
Prepaid expenses	5,673	1,547	1,767	—	8,987
Other	1,718	—	53	—	1,771

Total current assets	59,215	1,547	13,830	—	74,592
Noncurrent assets
Property, plant and equipment, net	22,506	850	530	—	23,886
Deferred tax asset	13,524	35	—	(13,559)	—
Intangible and other assets, net	533,950	281,321	71,336	—	886,607
Investments in subsidiaries	518,214	—	27,792	(546,006)	—
Intercompany receivable	3	208,188	(8,952)	(199,239)	—

	$1,147,412	$491,941	$104,536	$(758,804)	$985,085

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Current maturities of long-term debt	$3,700	$—	$—	$—	$3,700
Accounts payable	23,289	2,738	3,433	—	29,460
Accrued liabilities	23,513	6,554	3,244	—	33,311
Deferred revenue	41,322	16,954	2,622	—	60,898

Total current liabilities	91,824	26,246	9,299	—	127,369
Long-term debt, net of current maturities	622,369	—	—	—	622,369
Deferred income taxes and other long-term liabilities	12,017	13,559	295	(13,559)	12,312
Intercompany payable	199,239	—	—	(199,239)	—
Due to parent	3,650	—	—	—	3,650
Minority interests	9,017	—	1,072	—	10,089
Stockholder's equity
Common stock	10	3	950	(953)	10
Capital in excess of par value	447,367	438,117	112,204	(550,321)	447,367
(Accumulated deficit) retained earnings	(241,594)	14,016	(22,839)	8,823	(241,594)
Accumulated other comprehensive loss	3,513	—	3,555	(3,555)	3,513

Total stockholder's equity	209,296	452,136	93,870	(546,006)	209,296

	$1,147,412	$491,941	$104,536	$(758,804)	$985,085

Advanstar Communications Inc.

Condensed Consolidating Statements of Operations

Year Ended December 31, 2003

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net revenue	$230,755	$64,725	$28,193	$—	$323,673
Operating expenses
Cost of production and selling, editorial and circulation	153,084	25,343	23,430	—	201,857
General and administrative, including restructuring	31,271	1,313	4,663	—	37,247
Funding of affiliated company operations	1,121	—	—	—	1,121
Depreciation and amortization	33,788	20,492	2,323	—	56,603

Total operating expenses	219,264	47,148	30,416	—	296,828

Operating income (loss)	11,491	17,577	(2,223)	—	26,845
Other income (expense)
Interest expense, net	(58,590)	—	487	—	(58,103)
Other income, net	(8,871)	—	(1,967)	—	(10,838)

(Loss) income before income taxes and minority interests	(55,970)	17,577	(3,703)	—	(42,096)
Provision (benefit) for income taxes	567	6,427	(269)	—	6,725
Minority interests	(403)	—	(224)	—	(627)
Equity in earnings of subsidiaries	7,492	—	—	(7,492)	—

(Loss) income before extraordinary item and accounting change	(49,448)	11,150	(3,658)	(7,492)	(49,448)
Cumulative effect of accounting change	—	—	—	—	—

Net (loss) income	$(49,448)	$11,150	$(3,658)	$(7,492)	$(49,448)

Advanstar Communications Inc.

Condensed Consolidating Statements of Cash Flows

December 31, 2003

(In thousands of dollars)

	Communications	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Cash flows from operating activities
Net (loss) income	$(49,448)	$11,150	$(3,658)	$(7,492)	$(49,448)
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Equity in earnings of subsidiaries	(7,492)	—	—	7,492	—
Gain on derivative financial instruments	(772)	—	—	—	(772)
Provision for notes and advances from affiliated dot.com company	—	—	—	—	—
Transition goodwill impairment	—	—	—	—	—
Deferred income taxes	14,779	(7,554)	(235)	—	6,990
Depreciation and amortization	33,788	20,492	2,323	—	56,603
Other noncash items	15,701	72	541	—	16,314
Change in working capital items	37,036	(23,772)	2,897	—	16,161

Net cash provided by operating activities	43,592	388	1,868	—	45,848

Cash flows from investing activities
Additions to property, plant and equipment	(7,054)	(388)	(166)	—	(7,608)
Acquisitions of publications and trade shows, net of proceeds	(137,712)	—	(13)	—	(137,725)

Net cash used in investing activities	(144,766)	(388)	(179)	—	(145,333)

Cash flows from financing activities
Payments of long-term debt, net	68,425	—	—	—	68,425
Dividends paid to minority interest holders	(1,000)	—	(227)	—	(1,227)
Contribution of capital from parent	60,000	—	—	—	60,000
Deferred financing costs	(16,962)	—	—	—	(16,962)

Net cash provided by (used in) financing activities	110,463	—	(227)	—	110,236

Effect of exchange rate changes on cash	(3)	—	(404)	—	(407)

Net increase in cash and cash equivalents	9,286	—	1,058	—	10,344
Cash and cash equivalents
Beginning of year	12,282	—	6,648	—	18,930

End of year	$21,568	$—	$7,706	$—	$29,274

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrants in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount
SEC Registration Fee	$40,000	*
Printing and Engraving Costs	80,000	*
Trustee fees	2,500	*
Legal Fees and Expenses	75,000	*
Accounting Fees and Expenses	31,000	*
Miscellaneous	6,500	*

Total	$235,000
*
Previously paid

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Advanstar Communications Inc. (the "Company") is a New York Corporation. Section 402(b) of the New York Business Corporation ("NYBCL") statute generally provides that a company's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of its directors for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: the liability of any director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (iii) that his acts violated section 719 of the NYBCL.

        In addition, Section 722(a) of the NYBCL generally provides that a corporation may indemnify officers made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, if such director or officer acted in good faith.

        Section 722(c), in general, further provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys fees in connection with the defense or settlement of such action if such director or officer acted in good faith.

        Generally, the Company's certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL. In addition, the Company's bylaws indemnify its directors and officers in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or other enterprise, except in relation to matters as to which a director or officer is adjudged to have breached his duty of care or to have acted in bad faith.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        On February 21, 2001 the Registrant sold $160,000,000 in aggregate principle amount of its 12% Senior Subordinated Notes due 2011 to Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC (the "initial purchasers") in a private placement in reliance on Section 4(2) under the Securities Act. The notes were immediately resold by the initial purchasers in transactions not involving a public offering.

        On August 18, 2003 and September 25, 2003, the Registrant sold $130 million aggregate principal amount of its Second Priority Senior Secured Floating Rate Notes due 2008 and $300 million aggregate principal amount of its 10 3/4% Second Priority Senior Secured Notes due 2010 to Credit Suisse First Boston LLC, Banc of America Securities LLC and Fleet Securities, Inc. (collectively, the "August initial purchasers") and Credit Suisse First Boston LLC (the "September initial purchaser"), respectively, in private placements in reliance on Section 4(2) under the Securities Act. The second priority senior secured notes were immediately resold by the August initial purchasers and the September initial purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits

EXHIBIT NO.	DOCUMENT
2.1	Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to Advanstar, Inc.'s current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.1.1
Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
3.1
Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1
Certificate of Amendment of the Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
3.2
Amended and Restated By-Laws of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference herein)
3.3
Certificate of Incorporation of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)

3.4	By-Laws of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.5
Certificate of Incorporation of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.6	By-Laws of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1
Indenture dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.2
Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc., Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
4.3
Indenture dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as Trustee (Previously filed as an exhibit to the Company's 2000 Annual Report on Form 10-K and incorporated by reference herein)
4.4
Registration Rights Agreement dated as of February 21, 2001 between Advanstar Communications Inc. and Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC as Initial Purchasers (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.5
Registration Rights Agreement dated as of August 18, 2003 between Advanstar Communications Inc. and Credit Suisse First Boston LLC, as representative of itself and Banc of America Securities LLC and Fleet Securities, Inc., as Initial Purchasers of the old notes issued in August 2003 (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (Previously filed)
10.1
Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000 (as amended September 17, 2002 and December 10, 2002) (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)
10.2
Advanstar Holdings Corp. Shareholders' Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2.1
First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)

10.2.2
Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.3
Credit Agreement, dated as of October 11, 2000, as amended and restated November 7, 2000, among the Company, the guarantors party thereto and the lenders party thereto. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.3.1	First Amendment to Credit Agreement, dated as of March 22, 2002 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)
10.3.2
Second Amendment to Credit Agreement dated as of March 28, 2003 (Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on April 15, 2003 and incorporated by reference herein)
10.3.3
Third Amendment to Credit Agreement, dated as of August 18, 2003 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.4
Employment Agreement, dated October 3, 2003, between Advanstar, Inc. and Robert Krakoff (Previously filed as an exhibit to the Company's registration statement (File No. 333-109648) and incorporated by reference herein)
10.5
Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated by reference herein)
10.5.1
Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)
10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.7
Agreement, dated July 31, 1997, between Advanstar Communications Inc. and Banta Publications. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.8
Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)
10.10
Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)
10.11	Letter, dated February 7, 1994, between the Company and David W. Montgomery (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein)

10.12
Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein)
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar Communications, Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1) (Previously filed)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on signature page) (Previously filed)
25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for second priority senior secured floating rate notes due 2008 (Previously filed)
25.1.1.	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for 10 3/4% second priority senior secured notes due 2010 (Previously filed)

*
Filed herewith

(b)   Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts.
Advanstar Communications Inc.
Valuation and Qualifying Accounts

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
		Additions
Allowance for doubtful accounts
Year Ended December 31,
2003	$1,049,000	$578,000	$—	$621,000	$1,006,000
2002	970,000	1,639,000	—	1,560,000	1,049,000
2001	725,000	2,768,000	—	2,523,000	970,000
Deferred tax valuation allowance
Year Ended December 31,
2003	$30,060,000	$22,901,000	$—	$—	$52,961,000
2002	3,977,000	26,083,000	—	—	30,060,000
2001	1,223,000	2,754,000	—	—	3,977,000

(1)
Uncollectible accounts written off.

        All other financial schedule are omitted because they are not applicable or the information is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

  (a)
  The undersigned hereby undertakes:

(1)
To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advanstar Communications Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on April 16, 2004.

ADVANSTAR COMMUNICATIONS INC.
By:	/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: Vice President—Finance, Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert L. Krakoff	Chairman of the Board	April 16, 2004
* Joseph Loggia	Chief Executive Officer and Director	April 16, 2004
/s/ DAVID W. MONTGOMERY David W. Montgomery	Vice President—Finance, Chief Financial Officer, Secretary and Principal Accounting Officer	April 16, 2004
* James M. Alic	Director	April 16, 2004
* OhSang Kwon	Director	April 16, 2004
* David M. Wittels	Director	April 16, 2004
* Douglas B. Fox	Director	April 16, 2004
*
The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ DAVID W. MONTGOMERY
	Name:	David W. Montgomery
	Title:	Vice President—Finance, Chief Financial Officer and Secretary

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Applied Business teleCommunications has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on April 16, 2004.

APPLIED BUSINESS TELECOMMUNICATIONS
By:	/s/ David W. Montgomery Name: David W. Montgomery Title: Vice President—Finance, Chief Financial Officer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert L. Krakoff	Chairman of the Board	April 16, 2004
* Joseph Loggia	Chief Executive Officer and Director	April 16, 2004
/s/ David W. Montgomery David W. Montgomery	Vice President—Finance, Chief Financial Officer, Secretary and Principal Accounting Officer	April 16, 2004
* James M. Alic	Director	April 16, 2004
*
The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ DAVID W. MONTGOMERY
	Name:	David W. Montgomery
	Title:	Vice President—Finance, Chief Financial Officer and Secretary

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Men's Apparel Guild in California, Inc. has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on April 16, 2004.

MEN'S APPAREL GUILD IN CALIFORNIA, INC.
By:	/s/ David W. Montgomery
	Name:	David W. Montgomery
	Title:	Vice President—Finance, Chief Financial Officer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert L. Krakoff	Chairman of the Board	April 16, 2004
* Joseph Loggia	Chief Executive Officer and Director	April 16, 2004
/s/ David W. Montgomery David W. Montgomery	Vice President—Finance, Chief Financial Officer, Secretary and Principal Accounting Officer	April 16, 2004
* James M. Alic	Director	April 16, 2004
*
The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ DAVID W. MONTGOMERY
	Name:	David W. Montgomery
	Title:	Vice President—Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

EXHIBIT NO.	DOCUMENT
2.1	Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (Previously filed as an exhibit to Advanstar, Inc.'s current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
2.1.1
Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. (Previously filed as an exhibit to Advanstar, Inc's current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein)
3.1
Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.1.1
Certificate of Amendment of the Certificate of Incorporation of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
3.2
Amended and Restated By-Laws of Advanstar Communications Inc. (Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and incorporated by reference herein)
3.3
Certificate of Incorporation of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.4	By-Laws of Men's Apparel Guild in California, Inc. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.5
Certificate of Incorporation of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
3.6	By-Laws of Applied Business teleCommunications (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.1
Indenture, dated as of August 18, 2003 among Advanstar Communications Inc., the Guarantors party thereto and the Trustee (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
4.2
Intercreditor Agreement dated as of August 18, 2003 among Advanstar Communications Inc., Fleet National Bank, Credit Suisse First Boston and Wells Fargo Bank Minnesota N.A. (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
4.3
Indenture dated as of February 21, 2001 among Advanstar Communications Inc., the Guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as Trustee (Previously filed as an exhibit to the Company's 2000 Annual Report on Form 10-K and incorporated by reference herein)

4.4
Registration Rights Agreement dated as of February 21, 2001 between Advanstar Communications Inc. and Credit Suisse First Boston Corporation, Fleet Securities, Inc., Barclays Capital Inc., BMO Nesbitt Burns Inc. and Dresdner Kleinwort Benson North America LLC as Initial Purchasers (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
4.5
Registration Rights Agreement dated as of August 18, 2003 between Advanstar Communications Inc. and Credit Suisse First Boston LLC, as representative of itself and Banc of America Securities LLC and Fleet Securities, Inc., as Initial Purchasers of the old notes issued in August 2003 (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
5.1	Opinion of Davis Polk & Wardwell with respect to the notes (Previously filed)
10.1
Advanstar Holdings Corp. 2000 Management Plan Incentive dated as of October 11, 2000 (as amended September 17, 2002 and December 10, 2002) (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)
10.2
Advanstar Holdings Corp. Shareholders' Agreement dated as of October 11, 2000. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.2.1
First Amendment and Waiver to Shareholders' Agreement dated as of February 21, 2001 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.2.2
Second Amendment and Waiver to Shareholders' Agreement dated as of April 4, 2001 (Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.3
Credit Agreement, dated as of October 11, 2000, as amended and restated November 7, 2000, among the Company, the guarantors party thereto and the lenders party thereto. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
10.3.1	First Amendment to Credit Agreement, dated as of March 22, 2002 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)
10.3.2
Second Amendment to Credit Agreement dated as of March 28, 2003 (Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on April 15, 2003 and incorporated by reference herein)
10.3.3
Third Amendment to Credit Agreement, dated as of August 18, 2003 (Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-59284) and incorporated by reference herein)
10.4
Employment Agreement, dated October 3, 2003, between Advanstar, Inc. and Robert Krakoff (Previously filed as an exhibit to the Company's registration statement (File No. 333-109648) and incorporated by reference herein)
10.5
Employment Agreement, dated August 14, 2000, between Advanstar, Inc. and James M. Alic. (Previously filed as an exhibit to Advanstar, Inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and incorporated by reference herein)
10.5.1
Amendment to Employment Agreement, effective March 1, 2002, between Advanstar, Inc. and James M. Alic (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)

10.6	Employees' 401(k) Plan and Trust, as amended. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.7
Agreement, dated July 31, 1997, between Advanstar Communications Inc. and Banta Publications. (Previously filed as an exhibit to the Company's Registration Statement on Form S-4 (File No. 333-57201) and incorporated by reference herein)
10.8
Employment Agreement dated November 21, 2003 between Advanstar, Inc. and Joseph Loggia (Previously filed as an exhibit to the Company's Registration Statement (File No. 333-109648) and incorporated by reference herein)
10.9	Direct Investment Plan dated as of October 11, 2000 (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2001 and incorporated by reference herein)
10.10
Advisory Agreement, effective December 10, 2002, between Advanstar, Inc. and Douglas B. Fox (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2002 and incorporated by reference herein)
10.11	Letter, dated February 7, 1994, between the Company and David W. Montgomery (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein)
10.12
Agreement, dated February 19, 1999, by and among Advanstar, Inc., Advanstar Communications Inc. and Eric I. Lisman (Previously filed as an exhibit to the Company's Annual Report on Form 10-K/A for 2002 and incorporated by reference herein)
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	Subsidiaries of Advanstar Communications, Inc. (Previously filed as an exhibit to the Company's Annual Report on Form 10-K for 2000 and incorporated by reference herein)
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1) (Previously filed)
23.2	Consent of PricewaterhouseCoopers LLP*
24.1	Power of Attorney (included on signature page) (Previously filed)
25.1	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for second priority senior secured floating rate notes due 2008 (Previously filed)
25.1.1.	Statement of Eligibility of Wells Fargo Bank, N.A. on Form T-1 for 10 3/4% second priority senior secured notes due 2010 (Previously filed)

*
Filed herewith

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TABLE OF CONTENTS
SUMMARY
Summary Description of the Securities
OUR COMPANY
Risk Factors
Summary Financial Data
RISK FACTORS
Risks Relating to Our Debt
Risks Relating to Our Business
Risks Related to Our Stockholders
Risks Related to the Notes
Risks Related to Forward-Looking Statements
RECENT DEVELOPMENTS
USE OF PROCEEDS
CAPITALIZATION
INDUSTRY AND MARKET DATA
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Healthcare, Science & Pharmaceutical Events and Magazines
Information Technology & Communications Events and Magazines
Travel & Hospitality Events and Magazines
Portfolio Events and Magazines
MANAGEMENT
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
Aggregated Option Exercises in 2003 and December 31, 2003 Option Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index to Consolidated Financial Statements
Report of Independent Auditors
Advanstar Communications Inc. Consolidated Balance Sheet December 31, 2002 and 2003 (In thousands of dollars, except share and per share data)
Advanstar Communications Inc. Consolidated Statements of Operations Year Ended December 31, 2001, 2002 and 2003 (In thousands of dollars)
Advanstar Communications Inc. Consolidated Statements of Stockholder's Equity Years Ended December 31, 2001, 2002 and 2003 (In thousands of dollars)
Advanstar Communications Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2001, 2002 and 2003 (In thousands of dollars)
Advanstar Communications Inc. Notes to Consolidated Financial Statements December 31, 2001, 2002 and 2003
Advanstar Communications Inc. Condensed Consolidating Statements of Operations Year Ended December 31, 2001 (In thousands of dollars)
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows Year Ended December 31, 2001 (In thousands of dollars)
Advanstar Communications Inc. Condensed Consolidating Balance Sheets December 31, 2002 (In thousands of dollars)
Advanstar Communications Inc. Condensed Consolidating Statements of Operations Year Ended December 31, 2002 (In thousands of dollars)
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows Year Ended December 31, 2002 (In thousands of dollars)
Advanstar Communications Inc. Condensed Consolidating Balance Sheets December 31, 2003 (In thousands of dollars)
Advanstar Communications Inc. Condensed Consolidating Statements of Operations Year Ended December 31, 2003 (In thousands of dollars)
Advanstar Communications Inc. Condensed Consolidating Statements of Cash Flows December 31, 2003 (In thousands of dollars)
INFORMATION NOT REQUIRED IN PROSPECTUS
Schedule II—Valuation and Qualifying Accounts. Advanstar Communications Inc. Valuation and Qualifying Accounts
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX